Filed Pursuant to Rule 424(b)(5)
Registration No. 333-139058
PROSPECTUS SUPPLEMENT
(To Prospectus dated December 8, 2006)

6,000,000 shares

Allis-Chalmers Energy Inc.

Common Stock

We are offering 6,000,000 shares of our common stock.

We plan to use the net proceeds to us of this offering to repay a portion of the debt outstanding under our $300 million bridge loan facility and for general corporate purposes. We incurred the debt under our bridge loan facility to finance our recent acquisition of substantially all the assets of Oil & Gas Rental Services, Inc.

Our common stock trades on the American Stock Exchange under the symbol “ALY.” On January 23, 2007, the last sale price reported for our common stock on the American Stock Exchange was $17.97 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement and on page 2 of the accompanying prospectus.

	Per Share	Total

Public offering price	$17.65	$105,900,000
Underwriting discounts	$0.8825	$5,295,000
Proceeds to us before expenses	$16.7675	$100,605,000

We have granted the underwriters a 30-day option to purchase up to 900,000 additional shares to cover any over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We expect that delivery of the shares of common stock will be made on or about January 29, 2007.

RBC Capital Markets

Johnson Rice & Company L.L.C.
Morgan Keegan & Company, Inc.
Pritchard Capital Partners, LLC

January 23, 2007.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein is current only as of their respective dates.

Prospectus Supplement

Prospectus

About This Prospectus	i
Where You Can Find More Information	ii
Incorporation By Reference	ii
Cautionary Statement Regarding Forward-Looking Statements	iii
Industry and Market Data	iii
Definitions	iv
Allis-Chalmers Energy Inc.	1
Risk Factors	2
Use of Proceeds	13
Ratios of Earnings to Fixed Charges	13
Description of Capital Stock	14
Description of Debt Securities	17
Description of Warrants	29
Description of Units	30
Plan of Distribution	31
Legal Matters	32
Experts	32

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of the securities in any state where the offer is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and any other document incorporated by reference is accurate only as of their respective dates, and in the event any previously disclosed information is updated, amended or supplemented in this prospectus supplement, the accompanying prospectus or any of the documents incorporated by reference herein, you should rely on the most recent disclosure contained in this prospectus supplement, the accompanying prospectus or any of the documents incorporated by reference herein. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the Securities and Exchange Commission, which we refer to as the SEC, under the Securities Act of 1933, as amended, which we refer to as the Securities Act, that registers the issuance and sale of the securities offered by this prospectus supplement and the accompanying prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus supplement and the accompanying prospectus.

We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov.  General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.alchenergy.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus supplement, the accompanying prospectus or our other securities filings and is not a part of this prospectus supplement or the accompanying prospectus.

S-ii

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below, other than any portions of the respective filings that were furnished (pursuant to Item 2.02 or Item 7.01 of current reports on Form 8-K or other applicable SEC rules) rather than filed:

•	our annual report on Form 10-K for the year ended December 31, 2005, as filed with the SEC on March 22, 2006, as amended by Amendment No. 1 to such report, as filed with the SEC on May 1, 2006, and Amendment No. 2 to such report, as filed with the SEC on July 24, 2006, which we refer to collectively as our 2005 Form 10-K;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2006, as filed with the SEC on May 10, 2006, as amended by Amendment No. 1 to such report, as filed with the SEC on July 24, 2006, which we refer to collectively as our First Quarter 2006 Form 10-Q;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2006, as filed with the SEC on August 14, 2006, which we refer to as our Second Quarter 2006 Form 10-Q;

•	our quarterly report on Form 10-Q for the quarter ended September 30, 2006, as filed with the SEC on November 8, 2006, as amended by Amendment No. 1 to such report, as filed with the SEC on December 29, 2006, which we refer to collectively as our Third Quarter 2006 Form 10-Q;

•	our current reports on Form 8-K and 8-K/A, as filed with the SEC on January 24, 2006, February 1, 2006 (three reports), February 3, 2006, February 24, 2006, April 3, 2006, April 6, 2006, April 25, 2006, April 28, 2006, May 9, 2006, June 16, 2006, July 17, 2006, July 27, 2006, August 9, 2006, August 14, 2006 (two reports), August 23, 2006, September 18, 2006, September 29, 2006, October 19, 2006, October 26, 2006, December 1, 2006, December 14, 2006, December 19, 2006, December 26, 2006, December 29, 2006 and January 4, 2007; and

•	our current reports on Form 8-K and 8-K/A containing additional information required by Rule 3-05 and Article 11 of Regulation S-X, as filed with the SEC on April 5, 2005, May 6, 2005, June 10, 2005, July 15, 2005 and September 2, 2005; and

•	the description of our capital stock contained in our Registration Statement on Form 8-A (File No. 001-02199) under Section 12(b) of the Exchange Act.

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until our offering hereunder is completed will be deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus and will be a part of this prospectus supplement and the accompanying prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement, the accompanying prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus supplement or the accompanying prospectus, except as modified or superseded.

We will provide to each person, including any beneficial owner to whom this prospectus supplement and the accompanying prospectus are delivered, a copy of these filings, other than an exhibit to these

S-iii

filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:
Allis-Chalmers Energy Inc.
5075 Westheimer, Suite 890
Houston, Texas 77056
(713) 369-0550
Attn: Investor Relations

SPECIAL NOTE
REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act regarding our business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements. However, these are not the exclusive means of identifying forward-looking statements. Although such forward-looking statements reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Further information about the risks and uncertainties that may impact us are described in “Risk Factors” beginning on page S-12 of this prospectus supplement and page 2 of the accompanying prospectus. You should read those sections carefully. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus supplement. We undertake no obligation to update publicly any forward-looking statements in order to reflect any event or circumstance occurring after the date of this prospectus supplement or currently unknown facts or conditions or the occurrence of unanticipated events.

NON-GAAP FINANCIAL MEASURES

The SEC has adopted rules to regulate the use of “non-GAAP financial measures” such as EBITDA, that are derived on the basis of methodologies other than in accordance with generally accepted accounting principles, or GAAP. EBITDA is a non-GAAP financial measure that complies with Securities Act regulations when it is defined as net income (the most directly comparable GAAP financial measure) before interest, taxes, depreciation and amortization. We define EBITDA in this prospectus supplement accordingly.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, EBITDA:

•	does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and

•	does not reflect the effect of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

S-iv

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements. Other companies in our industry and in other industries may calculate EBITDA differently from the way that we do, limiting its usefulness as a comparative measure. Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally.

INDUSTRY AND MARKET DATA

We have obtained some industry and market share data from third-party sources that we believe are reliable. In many cases, however, we have made statements in this prospectus supplement and the accompanying prospectus (or in documents incorporated by reference) regarding our industry and our position in the industry based on estimates made based on our experience in the industry and our own investigation of market conditions. We believe these estimates to be accurate as of the date of this prospectus supplement. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that the industry and market data included or incorporated by reference in this prospectus supplement and the accompanying prospectus, and estimates and beliefs based on that data, may not be reliable. We cannot, and the underwriters cannot, guarantee the accuracy or completeness of any such information.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete. It highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus or the documents incorporated herein by reference. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the information under the heading “Risk Factors” and the information in the documents incorporated herein by reference. Unless the context requires otherwise, references in this prospectus supplement to “Allis-Chalmers,” “we,” “us,” “our” or “ours” refer to Allis-Chalmers Energy Inc., together with its subsidiaries. In this prospectus supplement (and in the documents incorporated by reference in this prospectus supplement), we present pro forma financial information giving effect to, among other things, the Oil & Gas Rental transactions, the DLS transactions and the Specialty transactions. When we refer to the Oil & Gas Rental transactions, we mean our acquisition of substantially all the assets of Oil & Gas Rental Services, Inc., or Oil & Gas Rental, and the related financing of that acquisition with a bridge loan that was provided by Royal Bank of Canada and other institutional lenders, all of which closed on December 18, 2006. When we refer to the DLS transactions, we mean our acquisition of DLS Drilling, Logistics & Services Corporation, or DLS, and the related financing of that acquisition and repayment of obligations outstanding under a subordinated note payable to M-I LLC with the proceeds of our offering of $95.0 million principal amount of our 9.0% senior notes due 2014 and our concurrent offering of 3,450,000 shares of our common stock, all of which closed on August 14, 2006. When we refer to the Specialty transactions, we mean our acquisition of Specialty Rental Tools, Inc., or Specialty, and the related financing of that acquisition and repayment of obligations outstanding under our credit facility with the proceeds of our offering of $160.0 million principal amount of our 9.0% senior notes due 2014, all of which closed in January 2006.

Our Business

We are a multi-faceted oilfield services company that provides services and equipment to oil and natural gas exploration and production companies, domestically in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, Arkansas, offshore in the Gulf of Mexico, and internationally in Argentina and Mexico. Please see “Business” beginning on page S-38 of this prospectus supplement for more information about our business.

The principal purpose of this offering is to repay a portion of the amount outstanding under our $300 million bridge loan facility, which was used to finance our acquisition of substantially all of the assets of Oil & Gas Rental, described below. Giving pro forma effect to the Specialty transactions, the DLS transactions, the Oil & Gas Rental transactions, and our recent acquisitions of Petro-Rentals, Incorporated, or Petro Rentals, Rogers Oil Tool Services, Inc., or Rogers, Delta Rental Service, Inc., Capcoil Tubing Services, Inc., W.T. Enterprises, Inc., and the minority interest of M-I LLC in AirComp LLC, and adjusting to give effect to the completion of this offering and our concurrent offering of approximately $250.0 million aggregate principal amount of senior notes due 2017, we would have generated revenues of $346.2 million, net income of $1.3 million and EBITDA of $106.7 million for the fiscal year ended December 31, 2005. Giving pro forma effect to the DLS transactions, the Oil & Gas Rental transactions and our recent acquisitions of Petro Rentals and Rogers, and similarly adjusting to give effect to the completion of this offering and our concurrent notes offering, we would have generated revenues of $370.4 million, net income of $40.0 million and EBITDA of $123.6 million for the nine months ended September 30, 2006.

Business Segments

Our six business segments are:

Rental Tools.  We provide specialized rental equipment, including premium drill pipe, heavy weight spiral drill pipe, tubing work strings, blow out preventors, choke manifolds and various valves and handling tools, for both onshore and offshore well drilling, completion and workover operations. For the year ended December 31, 2005, our rental tools segment had revenues of $5.1 million and income from operations of $1.3 million, and for the nine months ended September 30, 2006, this segment had revenues of $36.3 million and income from operations of $18.9 million. After giving pro forma effect to the Oil & Gas Rental transactions, the Specialty transactions and our acquisition of Delta Rental Service, Inc., for the year ended December 31, 2005, our rental tools segment would have had revenues of $89.9 million and income from operations of $23.7 million. After giving pro forma effect to the Oil & Gas Rental transactions, this segment would have had revenues of $92.9 million and income from operations of $46.0 million for the nine months ended September 30, 2006.

International Drilling.  With our recent acquisition of DLS in August 2006, we entered into the contract drilling and workover services business. DLS provides drilling, completion, workover and related services for oil and natural gas wells in Argentina. DLS also offers a wide variety of other oilfield services such as drilling fluids and completion fluids and engineering and logistics to complement its customers’ field organization. After giving pro forma effect to the DLS transactions, for the year ended December 31, 2005, our international drilling segment would have had revenues of $129.8 million and income from operations of $11.6 million, and for the nine months ended September 30, 2006, this segment would have had revenues of $127.8 million and income from operations of $17.3 million.

Directional Drilling Services.  We employ approximately 79 full-time directional drillers utilizing state-of-the-art equipment for well planning and engineering services, directional drilling packages, downhole motor technology, well site directional supervision, exploratory and development re-entry drilling, downhole guidance services and other drilling services, including, logging-while-drilling and measurement-while-drilling services. For the year ended December 31, 2005, our directional drilling services segment had revenues of $43.9 million and income from operations of $7.4 million, and for the nine months ended September 30, 2006, this segment had revenues of $52.3 million and income from operations of $12.1 million.

Casing and Tubing Services.  We provide specialized equipment and trained operators for a variety of pipe handling services, including installing casing and tubing, changing out drill pipe and retrieving production tubing for both onshore and offshore drilling and workover operations. For the year ended December 31, 2005, our casing and tubing services segment had revenues of $20.9 million and income from operations of $5.0 million, and for the nine months ended September 30, 2006, this segment had revenues of $37.8 million and income from operations of $9.9 million. After giving pro forma effect to our acquisition of Rogers Oil Tool Services, Inc., for the year ended December 31, 2005, our casing and tubing services segment would have had revenues of $29.3 million and income from operations of $5.8 million, and for the nine months ended September 30, 2006, this segment would have had revenues of $39.9 million and income from operations of $9.9 million.

Compressed Air Drilling Services.  We provide compressed air equipment, drilling bits, hammers, drilling chemicals and other specialized drilling products for underbalanced drilling applications. With a combined fleet of over 130 compressors and boosters, we believe we are one of the largest providers of compressed air or underbalanced drilling services in the United States. For the year ended December 31, 2005, our compressed air drilling services segment had revenues of $25.7 million and income from operations of $5.6 million, and for the nine months ended September 30, 2006, this segment had revenues of $32.0 million and income from operations of $8.6 million. After giving pro forma effect to our acquisition of W.T. Enterprises, Inc., for the year ended December 31, 2005, our compressed air drilling services segment would have had revenues of $27.7 million and income from operations of $5.7 million.

Production Services.  We provide a variety of quality production-related rental tools and equipment and services, including wire line services, land and offshore pumping services and coil tubing. We also provide specialized equipment and trained operators to install and retrieve capillary tubing, through which chemicals are injected into producing wells to increase production and reduce corrosion, and workover services with coiled tubing units. For the year ended December 31, 2005, our production services segment had revenues of $9.8 million and a loss from operations of $99,000, and for the nine months ended September 30, 2006, this segment had revenues of $10.9 million and income from operations of $0.7 million. After giving pro forma effect to the acquisitions of Petro Rentals and Capcoil Tubing Services, Inc., for the year ended December 31, 2005, our production services segment would have had revenues of $25.5 million and income from operations of $1.7 million. Giving pro forma effect to the acquisition of Petro Rentals, for the nine months ended September 30, 2006, this segment would have had revenues of $25.5 million and income from operations of $3.7 million.

Competitive Strengths

Our competitive strengths are:

Strategic position in high growth markets.  We focus on markets we believe are growing faster than the overall oilfield services industry. We are a significant provider of products and services in directional drilling, air drilling and in production-related services employing coiled tubing and capillary tubing.

Strong relationships with diversified customer base.  We have strong relationships with many of the major and independent oil and natural gas producers and service companies in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, Arkansas, offshore in the Gulf of Mexico, Argentina and Mexico. Our largest customers include Anadarko Petroleum, Apache Corporation, BHP-Billiton, BP, Chevron, ConocoPhilips, Dominion Resources, El Paso Corporation, Materiales y Equipo Petroleo, or Matyep, McMoran Oil & Gas, Murphy Oil, Newfield Exploration, Occidental Petroleum Corporation, Pan American Energy, Petrohawk Energy, Remington Oil and Gas, Repsol-YPF and Total Austral.

Successful execution of growth strategy.  Over the past five years, we have grown both organically and through successful acquisitions of competing businesses. Since 2001, we have completed 19 acquisitions. We strive to improve the operating performance of our acquired businesses by increasing their asset utilization and operating efficiency.

Diversified and increased cash flow sources.  We operate as a diversified oilfield service company through our six business segments. We believe that our product and service offerings and geographical presence through our six business segments provide us with diverse sources of cash flow. Our acquisition of DLS provides greater international presence coupled with relatively stable long-term drilling contracts. Our acquisition of Petro Rentals significantly enhances our production-related services and equipment, and our recent acquisition of substantially all the assets of Oil & Gas Rental further expands our rental tools segment significantly and increases our offshore and international operations.

Experienced management team.  Our executive management team has extensive experience in the energy sector, and consequently has developed strong and longstanding relationships with many of the major and independent exploration and production companies.

Business Strategy

Mitigate cyclical risk through balanced operations.  We strive to mitigate cyclical risk in the oilfield service sector by balancing our operations between onshore versus offshore; drilling versus production; rental tools versus service; domestic versus international; and natural gas versus crude oil. We will continue to shape our organic and acquisition growth efforts to provide further balance across these five categories.

Expand geographically to provide greater access and service to key customer segments.  We have locations in Texas, New Mexico, Colorado, Oklahoma and Louisiana in order to enhance our proximity to customers and more efficiently serve their needs. Our recent acquisition of DLS expanded our geographic footprint into Argentina. We plan to continue to establish new locations in the United States and internationally.

Prudently pursue strategic acquisitions.  To complement our organic growth, we seek to opportunistically complete, at attractive valuations, strategic acquisitions that will be accretive to earnings, complement our products and services, expand our geographic footprint and market presence, and further diversify our customer base.

Expand products and services provided in existing operating locations.  Since the beginning of 2003, we have made approximately $53.5 million in capital expenditures to grow our business organically by expanding our product and service offerings.

Increase utilization of assets.  We seek to grow revenues and enhance margins by continuing to increase the utilization of our rental assets with new and existing customers.

Recent Developments

Acquisition of Petro Rentals

On October 17, 2006, we completed the acquisition of all of the outstanding stock of Petro Rentals, based in Broussard, Louisiana. The purchase price of Petro Rentals consisted of $29.8 million in cash, which includes the payment of approximately $9.5 million of debt, and 246,761 shares of our common stock. The acquisition was funded with cash on hand remaining from our recent equity and debt securities offerings completed in August 2006. Petro Rentals serves both the onshore and offshore markets from its division offices in Broussard, Houma and Arcadia, Louisiana as well as from Alvin, Texas. Petro Rentals provides a variety of quality production-related rental tools and equipment and services, including wire line services and equipment, land and offshore pumping services and coiled tubing.

You should read Petro Rentals’ historical financial statements and the pro forma financial information with respect to our acquisition of Petro Rentals, which are included in our Current Report on Form 8-K/A filed with the SEC on December 14, 2006. That report is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Acquisition of Oil & Gas Rental Assets

On December 18, 2006, we completed the acquisition of substantially all the assets of Oil & Gas Rental, a Louisiana-based corporation that provides rental tools to both offshore and onshore exploration and production companies. The purchase price consisted of $291.0 million in cash and 3.2 million shares of our common stock. In connection with this acquisition, we entered into an investor rights agreement with Oil & Gas Rental that, among other things, grants Oil & Gas Rental common stock registration rights and the right to designate one nominee for election to our board of directors.

The Oil & Gas Rental assets include an extensive inventory of premium rental equipment, including drill pipe, spiral heavy weight drill pipe, tubing work strings, landing strings, blow out preventors, choke manifolds and various valves and handling tools for oil and natural gas drilling. Included in this acquisition were Oil & Gas Rental’s facilities in Morgan City, Louisiana and Victoria, Texas, which principally serve the Gulf of Mexico. Historically, Oil & Gas Rental has also provided rental equipment internationally in Malaysia, Colombia, Russia, Mexico and Canada. This acquisition has improved our offshore presence with approximately 61% of Oil & Gas Rental’s revenues for the month of October 2006 being derived from offshore projects which tend to require heavy capital expenditures over many years and are the least likely to have rigs laid down if natural gas or crude oil prices soften. For its fiscal year ended October 31, 2006, Oil & Gas Rental had revenues of $71.3 million, income from operations of $24.1 million, net income of $25.4 million and EBITDA of $31.8 million. These results give effect to a one-time compensation related expense of approximately $19.2 million, relating to the payment by Oil & Gas Rental of an extraordinary bonus to its senior executive.

EBITDA is a non-GAAP financial measure that we define as net income before interest, taxes, depreciation and amortization. The following table reconciles Oil & Gas Rental’s fiscal 2006 net income, which is the most directly comparable GAAP financial measure, to its fiscal 2006 EBITDA:

Year Ended
October 31, 2006
(In thousands)

Net income(1)	$25,444
Interest expense, net(2)	(1,013)
Income taxes(3)	—
Depreciation and amortization	7,386

EBITDA	$31,817

(1)	During its fiscal year ended October 31, 2006, Oil & Gas Rental incurred a one time compensation related expense of approximately $19.2 million, relating to the payment of a one time bonus to its senior executive, in the form of $7.8 million in cash and Oil & Gas Rental common stock valued at $11.4 million.

(2)	For its fiscal year ended October 31, 2006, Oil & Gas Rental had no interest expense, and had interest and dividend income of $1.0 million.

(3)	Oil & Gas Rental’s shareholders have elected to be taxed as a small business corporation under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, federal income tax is the responsibility of the individual shareholders.

You should read Oil & Gas Rental’s historical financial statements and the pro forma financial information with respect to our acquisition of Oil & Gas Rental’s assets, which are included in our Current Report on Form 8-K filed with the SEC on December 19, 2006. That report is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Appointment of New President and Chief Operating Officer; Increase in Board Seats

David Wilde, our prior President and Chief Operating Officer, resigned effective as of December 19, 2006 in order to pursue other opportunities. Upon Mr. Wilde’s resignation, our board of directors appointed Burt A. Adams as our new President and Chief Operating Officer. Mr. Adams joined our company as the tenth member and Vice Chairman of our board of directors on December 18, 2006, when we completed our acquisition of substantially all the assets of Oil & Gas Rental, where he served as President and Chief Executive Officer from 1996 through 2006.

Pursuant to the corporate governance rules of the American Stock Exchange, a majority of the members of our board of directors must be “independent” in the meaning of such rules. Following the appointment of Burt A. Adams to the board, we currently have five independent and five non-independent directors. Our board of directors has therefore increased the number of seats comprising our entire board from ten to eleven in order to add an additional independent director. The nominating committee of our board is currently evaluating candidates to fill the newly created independent director position, and we expect our board to fill the new position promptly upon receiving the nomination by the nominating committee.

Our principal executive offices are located at 5075 Westheimer, Suite 890, Houston, Texas 77056, and our telephone number at that address is (800) 997-9534. Our website address is www.alchenergy.com.  However, information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider the information contained on our website to be part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock offered by Allis-Chalmers	6,000,000 shares.

Common stock to be outstanding after this offering	34,233,411 shares.

Use of proceeds	We estimate that the net proceeds to Allis-Chalmers from this offering will be approximately $100.1 million. We plan to use the net proceeds to us of this offering to repay a portion of the debt outstanding under our $300.0 million bridge loan facility and for general corporate purposes. We incurred the debt under our bridge loan facility to finance our recent acquisition of Oil & Gas Rental Services, Inc. See “Use of Proceeds” on page S-18.

American Stock Exchange symbol	ALY.

Risk factors	See “Risk Factors” beginning on page S-12 of this prospectus supplement and on page 2 of the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

The number of shares of common stock to be outstanding upon consummation of this offering is based upon 28,233,411 shares of our common stock outstanding as of December 31, 2006, and 6,000,000 shares to be issued in this offering. In addition, the number of shares of common stock excludes:

•	1,596,032 shares reserved for issuance under our 2003 Incentive Stock Plan (of which 1,346,365 shares are currently issuable upon the exercise of outstanding options with a weighted average exercise price of $6.86 per share);

•	1,500,000 shares reserved for issuance under our 2006 Incentive Plan;

•	4,000 shares issuable upon the exercise of outstanding warrants with a weighted average exercise price of $4.65 per share;

•	4,000 shares reserved (of which 4,000 shares are currently issuable upon the exercise of outstanding options at an exercise price of $13.75 per share) for options granted to former and continuing board members in 1999 and 2000; and

•	an aggregate of 21,000 unissued shares of restricted stock granted to our independent directors.

Allis-Chalmers has granted the underwriters a 30-day option to purchase up to 900,000 additional shares to cover any over-allotments. Unless otherwise noted, this prospectus supplement assumes no exercise of the underwriters’ over-allotment option.

Summary Historical and Pro Forma Consolidated Financial Information

The following summary historical consolidated financial information for each of the years in the three-year period ended December 31, 2005 has been derived from our audited consolidated financial statements. The following summary historical consolidated financial information for the nine months ended September 30, 2006 and 2005 has been derived from our unaudited consolidated financial statements and, in the opinion of our management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The summary pro forma as adjusted consolidated statement of operations and other information for the year ended December 31, 2005 and the nine months ended September 30, 2005 gives effect on a pro forma basis to our acquisitions of Capcoil Tubing Services, Inc., Delta Rental Service, Inc., the minority interest of M-I LLC in AirComp LLC, W.T. Enterprises, Inc., and Rogers Oil Tool Services, Inc., or Rogers, and the consummation of the Specialty transactions, the DLS transactions, our recent acquisition of Petro Rentals, and the Oil & Gas Rental transactions, and is adjusted to give effect to the completion of this offering and our concurrent offering of approximately $250.0 million aggregate principal amount of senior notes due 2017, in each case, as if consummated on January 1, 2005. The summary pro forma as adjusted unaudited information for the twelve months ended September 30, 2006 was derived from our audited and unaudited historical financial statements and the audited and unaudited historical financial statements of our recently acquired companies and of Oil & Gas Rental, and is adjusted to give effect to the completion of this offering and our concurrent offering of approximately $250.0 million aggregate principal amount of senior notes due 2017, as if consummated on January 1, 2005. However, the pro forma statement of operations information presented below for the year ended December 31, 2005, and for the nine months ended September 30, 2005, does not give effect to our immaterial acquisition of Target Energy, Inc., which was acquired effective August 1, 2005, and our acquisition of certain casing and tubing assets from Patterson Services, Inc. on September 1, 2005. The summary pro forma as adjusted consolidated statement of operations and other information for the nine months ended September 30, 2006 gives effect on a pro forma basis to our acquisition of Rogers, the DLS transactions, the Petro Rentals acquisition and the Oil & Gas Rental transactions, and is adjusted to give effect to the completion of this offering and our concurrent offering of approximately $250.0 million aggregate principal amount of senior notes due 2017, in each case, as if consummated on January 1, 2005. The summary pro forma as adjusted consolidated balance sheet information gives effect on a pro forma basis to the consummation of the Petro Rentals acquisition and the Oil & Gas Rental transactions, and is adjusted to give effect to the completion of this offering and our concurrent offering of approximately $250.0 million aggregate principal amount of senior notes due 2017, in each case, as if consummated on September 30, 2006. This information is only a summary and you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as set forth in our 2005 Form 10-K and our Third Quarter 2006 Form 10-Q, which discuss factors affecting the comparability of the information presented, and in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus, including the pro forma financial statements. Our historical consolidated financial statements have been restated for the period from July 1, 2003 through March 31, 2005, as described in the notes to our consolidated financial statements incorporated by reference herein. Results for interim periods may not be indicative of results for full fiscal years.

	Historical					Pro Forma As Adjusted(1)
									Twelve
				Nine Months			Nine Months		Months
				Ended		Year Ended	Ended		Ended
	Year Ended December 31,			September 30,		December 31,	September 30,		September 30,
	2003	2004	2005	2005	2006	2005	2005	2006	2006
				(Unaudited)		(Unaudited)	(Unaudited)		(Unaudited)
	(In thousands, except per share amounts)

Statement of Operations Information:
Revenues	$32,724	$47,726	$105,344	$71,830	$193,236	$346,230	$246,796	$370,415	$469,849
Cost of revenues	24,029	35,300	74,763	51,153	123,184	244,433	177,226	238,023	305,230

Gross profit	8,695	12,426	30,581	20,677	70,052	101,797	69,570	132,392	164,619
Income from operations	2,625	4,227	13,218	8,685	43,558	49,868	30,054	86,696	106,510
Interest expense, net	(2,464)	(2,776)	(4,397)	(3,230)	(12,085)	(47,274)	(35,002)	(35,640)	(47,912)
Income from continuing operations	2,927	888	7,175	4,629	25,270	5,402	(5,539)	37,635	48,576
Discontinued operations	—	—	—	—	—	(4,138)	—	2,375	(1,763)
Net income	2,927	888	7,175	4,629	25,270	1,264	(5,539)	40,010	46,813
Preferred stock dividend	(656)	(124)	—	—	—	—	—	—	—

Net income (loss) attributed to common stockholders	$2,271	$764	$7,175	$4,629	$25,270	$1,264	$(5,539)	$40,010	$46,813

Income (loss) per common share — basic
Continuing operations	$0.58	$0.10	$0.48	$0.33	$1.33	$0.18	$(0.19)	$1.11	$1.42
Discontinued operations	—	—	—	—	—	(0.14)	—	0.07	(0.05)

	$0.58	$0.10	$0.48	$0.33	$1.33	$0.04	$(0.19)	$1.18	$1.37

Income (loss) per common share — diluted
Continuing operations	$0.50	$0.09	$0.44	$0.30	$1.25	$0.17	$(0.19)	$1.07	$1.37
Discontinued operations	—	—	—		—	(0.13)	—	0.07	(0.05)

	$0.50	$0.09	$0.44	$0.30	$1.25	$0.04	$(0.19)	$1.14	$1.32

Weighted average number of common shares outstanding:
Basic	3,927	7,930	14,832	14,197	18,944	30,466	29,867	34,052	34,156
Diluted	5,850	9,510	16,238	15,589	20,155	31,872	29,867	35,263	35,367
Other Financial Information (unaudited):
EBITDA(2)(3)	$8,697	$7,756	$19,577	$13,087	$58,112	$106,724	$72,395	$123,597	$157,926
Capital expenditures	5,354	4,603	17,767	9,585	25,811

	As of September 30,
	2006
		Pro Forma
	Actual	As Adjusted(4)
	(Unaudited)
	(In thousands)

Balance Sheet Information:
Cash and cash equivalents	$50,311	$73,773
Total assets	537,096	950,649
Long-term debt (including current portion)	270,959	521,375
Stockholders’ equity	180,468	331,758

(1)	Allis-Chalmers and each of the companies named in the above paragraph that we have recently acquired have a fiscal year ending on December 31. However, Oil & Gas Rental’s fiscal year ends on October 31. The summary pro forma as adjusted consolidated statement of operations information set forth above:

•	has been presented using our December 31 fiscal year end; and

•	has been derived from:

•	our audited and unaudited historical financial statements and the audited and unaudited historical financial statements of our recently acquired companies, with respect to pro forma information for the year ended December 31, 2005 and for the nine-month periods ended September 30, 2005 and September 30, 2006;

•	the audited historical financial statements of Oil & Gas Rental for the year ended October 31, 2005, in the case of pro forma information for the year ended December 31, 2005;

•	the unaudited historical financial statements of Oil & Gas Rental for nine months ended July 31, 2005, in the case of pro forma information for the nine months ended September 30, 2005, and the unaudited historical financial statements of Oil & Gas Rental for nine months ended July 31, 2006, in the case of pro forma information for the nine months ended September 30, 2006; and

•	our audited historical financial statements for our fiscal year ended December 31, 2005, our unaudited historical financial statements for the for the nine-month periods ended September 30, 2005 and September 30, 2006, Oil & Gas Rental’s audited historical financial statements for its fiscal year ended October 31, 2005, and Oil & Gas Rental’s unaudited historical financial statements for the for the nine-month periods ended July 31, 2005 and July 31, 2006, with respect to pro forma information for the twelve months ended September 30, 2006.

(2)	“EBITDA” is a non-GAAP financial measure that we define as net income before interest, taxes, depreciation and amortization.

(3)	“EBITDA,” as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, our management believes EBITDA is useful to an investor in evaluating our operating performance because this measure:

•	is widely used by investors in the energy industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating structure; and

•	is used by our management for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting, and as a component for setting incentive compensation.

There are significant limitations to using EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, and the lack of comparability of results of operations of different companies.

The following table reconciles our net income, the most directly comparable GAAP financial measure, to EBITDA:

						Pro Forma As Adjusted
	Historical								Twelve
				Nine Months			Nine Months		Months
				Ended		Year Ended	Ended		Ended
	Year Ended December 31,			September 30,		December 31,	September 30,		September 30,
	2003	2004	2005	2005	2006	2005	2005	2006	2006
				(Unaudited)		(Unaudited)	(Unaudited)		(Unaudited)
	(In thousands)

Net income (Loss)	$2,927	$888	$7,175	$4,629	$25,270	$1,264	$(5,539)	$40,010	$46,813
Interest expense, net	2,464	2,776	4,397	3,230	12,085	47,274	35,002	35,640	47,912
Income taxes	370	514	1,344	559	6,197	6,888	3,571	12,611	15,928
Depreciation and amortization	2,936	3,578	6,661	4,669	14,560	51,298	39,361	35,336	47,273

EBITDA	$8,697	$7,756	$19,577	$13,087	$58,112	$106,724	$72,395	$123,597	$157,926

(4)	We derived this summary pro forma as adjusted consolidated balance sheet information from September 30, 2006 unaudited historical balance sheets of Allis-Chalmers, Petro Rentals and Oil & Gas Rental.

RISK FACTORS

An investment in our common stock is subject to numerous risks, including those listed below and the risks relating to our business listed under the caption “Risk Factors” beginning on page 2 of the accompanying prospectus. You should carefully consider these risks, along with the information provided elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this document before investing in the common stock. You could lose all or part of your investment in the common stock.

Risks Associated With Our Company

Failure to maintain effective disclosure controls and procedures and/or internal controls over financial reporting could have a material adverse effect on our operations.

As disclosed in the notes to our consolidated financial statements incorporated by reference to our 2005 Form 10-K, we understated diluted earnings per share due to an incorrect calculation of our weighted shares outstanding for the third quarter of 2003, for each of the first three quarters of 2004, for the years ended December 31, 2003 and 2004 and for the quarter ended March 31, 2005. In addition, we understated basic earnings per share due to an incorrect calculation of our weighted average basic shares outstanding for the quarter ended September 30, 2004. Consequently, we have restated our financial statements for each of those periods. The incorrect calculation resulted from a mathematical error and an improper application of Statement of Financial Accounting Standards, or SFAS, No. 128, “Earnings Per Share.” Management has concluded that the need to restate our financial statements resulted, in part, from the lack of sufficient experienced accounting personnel, which in turn resulted in a lack of effective control over the financial reporting process.

In addition, as part of our growth strategy, we have recently completed several acquisitions of privately-held businesses, including closely-held entities, and in the future, we may make additional strategic acquisitions of privately-held businesses. Prior to becoming part of our consolidated company, these acquired businesses have not been required to implement or maintain the disclosure controls and procedures or internal controls over financial reporting that federal law requires of publicly-held companies such as ours. Similarly, it is likely that our future acquired businesses will not have been required to maintain such disclosure controls and procedures or internal controls prior to their acquisition. We are in the process of creating and implementing appropriate disclosure controls and procedures and internal controls over financial reporting at each of our recently acquired businesses. However, we have not yet completed this process and cannot assure you as to when the process will be complete. Likewise, upon the completion of any future acquisition, we will be required to integrate the acquired business into our consolidated company’s system of disclosure controls and procedures and internal controls over financial reporting, but we cannot assure you as to how long the integration process may take for any business that we may acquire. Furthermore, during the integration process, we may not be able to fully implement our consolidated disclosure controls and internal controls over financial reporting. With respect to our acquisition of DLS and our recent acquisition of substantially all of the assets of Oil & Gas Rental, this risk is exacerbated by each of DLS’ and Oil & Gas Rental’s relative size, when compared to the rest of our consolidated company.

Also, during the fourth quarter of 2005, we failed to timely file a Current Report on Form 8-K relating to the issuance of shares of our common stock in connection with recent stock option and warrant exercises. The current report, which was due to be filed in November 2005, was filed in February 2006.

As a result of the issues described above, our management has concluded that, as of the end of the periods covered by the restatements and as of December 31, 2005, our disclosure controls and procedures were not effective to enable us to record, process, summarize and report information required to be included in our SEC filings within the required time periods, and to ensure that such information is accumulated and reported to our management, including our chief executive officer and chief financial accounting officer, to allow timely decisions regarding required disclosure.

As more fully described in our 2005 Form 10-K under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Restatement,” we have implemented a number of actions that we believe address the existing deficiencies in our financial reporting process and will improve our disclosure controls and procedures and our internal controls over financial reporting. However, we cannot yet assert that the remediation is or will be effective as we have not yet had sufficient time to test the newly implemented actions. We are in the process of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments. We have also retained the services of an independent consultant to assist us with the documenting and testing process. During the course of our testing we may identify deficiencies and/or one or more material weaknesses in our internal controls over financial reporting, which we may not be able to remediate in time to meet the deadline imposed by SEC rules under the Sarbanes-Oxley Act for compliance with the requirements of Section 404.

Likewise, during the course of our integration of any acquired business (including DLS and Oil & Gas Rental), we may identify needed improvements to our or such acquired business’ internal controls and may be required to design enhanced processes and controls in order to make such improvements. This could result in significant delays and costs to us and could require us to divert substantial resources, including management time, from other activities.

If we fail to achieve and maintain the adequacy of our disclosure controls and procedures and/or our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to conclude that we have effective disclosure controls and procedures and/or effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. If:

•	we are not successful in improving our financial reporting process, our disclosure controls and procedures and/or our internal controls over financial reporting;

•	we identify deficiencies and/or one or more material weaknesses in our internal controls over financial reporting; or

•	we are not successful in integrating acquired businesses (such as DLS and Oil & Gas Rental) into our consolidated company’s system of disclosure controls and procedures and internal controls over financial reporting, then our independent registered public accounting firm may be unable to attest that our management’s assessment of our internal controls over financial reporting is fairly stated, or they may be unable to express an opinion on our management’s evaluation of, or on the effectiveness of, our internal controls.

If it is determined that our disclosure controls and procedures and/or our internal controls over financial reporting are not effective and/or we fail to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act on a timely basis, we may not be able to provide reliable financial and other reports or prevent fraud, which, in turn, could harm our business and operating results, cause investors to lose confidence in the accuracy and completeness of our financial reports, have a material adverse effect on the trading price of our common stock and/or adversely affect our ability to timely file our periodic reports with the SEC. Any failure to timely file our periodic reports with the SEC may give rise to a default under the indentures governing our 9.0% senior notes due 2014, which we refer to as our

9.0% senior notes, and any other debt securities we may offer and, ultimately, an acceleration of amounts due thereunder. In addition, a default under the indentures generally will also give rise to a default under our credit agreement and could cause the acceleration of amounts due under the credit agreement. If an acceleration of our 9.0% senior notes or our other debt were to occur, we cannot assure you that we would have sufficient funds to repay such obligations.

Our acquisition of DLS has substantially changed the nature of our operations and business.

Our acquisition of DLS has substantially changed the nature and geographic location of our operations and business as a result of the character and location of DLS’ businesses, which have substantially different operating characteristics and are in different geographic locations from our other businesses. Prior to our acquisition of DLS, we had operated as an oilfield services company domestically in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, offshore in the Gulf of Mexico, and internationally in Mexico. DLS’ business is located primarily in Argentina, and we have no significant operations in South America other than through DLS. Accordingly, this acquisition has subjected and will continue to subject us to risks inherent in operating in a foreign country where we do not have significant prior experience. DLS’ business consists of employing drilling and workover rigs for drilling, completion and repair services for oil and gas wells. We do not own any drilling rigs or workover rigs other than through DLS, and have not historically provided such services prior to our acquisition of DLS. Consequently, we may not be able to realize the economic benefits of this acquisition as efficiently as in our prior acquisitions, if at all.

Difficulties in integrating the newly-acquired businesses of Specialty and DLS and the recently acquired assets of Oil & Gas Rental, may result in less than expected revenues and income.

In January 2006, we completed the acquisition of all the outstanding capital stock of Specialty. In August 2006, we completed the acquisition of all the outstanding capital stock of DLS. On December 18, 2006, we completed the acquisition of substantially all of the assets of Oil & Gas Rental. We may encounter difficulty in successfully integrating the businesses of Specialty, DLS and Oil & Gas Rental with our existing businesses. This business integration will place a significant strain on management and our information systems, and disrupt our existing business. Also, the success of these acquisitions depends on continuing orders from customers of Specialty, DLS and Oil & Gas Rental, and we may have difficulty maintaining Specialty, DLS and Oil & Gas Rental historical customer relationships. These integration issues may increase operating expenses, reduce expected revenues and income, and result in a failure to realize the anticipated benefits of these acquisitions. The Specialty, DLS and Oil & Gas Rental acquisitions are our largest acquisitions to date and, consequently, the inherent integration risks may have a greater effect on us than the risks posed by our previous acquisitions. For additional risks relating to integration of our acquired businesses, including Specialty, DLS and Oil & Gas Rental, please read the discussion under the heading “Risk Factors — Risks Associated With Our Company — We may fail to acquire additional businesses, which will restrict our growth and may have a material adverse effect on our ability to meet our obligations under (and the price of) the securities.” and “Risk Factors — Risks Associated With Our Company — Difficulties in integrating acquired businesses may result in reduced revenues and income.” in the accompanying prospectus.

The loss of key executives would adversely affect our ability to effectively finance and manage our business, acquire new businesses, and obtain and retain customers.

We are dependent upon the efforts and skills of our executives to finance and manage our business, identify and consummate additional acquisitions and obtain and retain customers. These executives include:

•	Chairman of the Board and Chief Executive Officer Munawar H. Hidayatallah; and

•	Vice Chairman of the Board, President and Chief Operating Officer Burt A. Adams.

Recently, our former President and Chief Operating Officer, David Wilde, resigned. In light of Mr. Wilde’s significant contributions to our recent growth, his resignation could have a material adverse effect on our future financial performance.

In addition, our development and expansion will require additional experienced management and operations personnel. No assurance can be given that we will be able to identify and retain these employees. Also, the loss of the services of one or more of our key executives could increase our exposure to the other risks described in this “Risk Factors” section or in the “Risk Factors” section of the accompanying prospectus. We do not maintain key man insurance on any of our personnel.

Risks Associated With an Investment in Our Common Stock

In connection with our recent acquisitions of DLS and substantially all the assets of Oil & Gas Rental, the DLS sellers have the right to designate two nominees for election to our board of directors and Oil & Gas Rental has the right to designate one nominee for election to our board of directors. The interests of the DLS sellers and Oil & Gas Rental may be different from yours.

The DLS sellers collectively hold 2.5 million shares of our common stock, representing approximately 7.3% of our issued and outstanding shares, after giving effect to this offering. Under the investors rights agreement that we entered into in connection with the DLS acquisition, the DLS sellers have the right to designate two nominees for election to our board of directors. Oil & Gas Rental holds 3.2 million shares of our common stock, representing approximately 9.3% of our issued and outstanding shares, after giving effect to this offering. Under the investor rights agreement that we entered into in connection with the Oil & Gas Rental acquisition, Oil & Gas Rental has the right to designate one nominee for election to our board of directors. As a result, the DLS sellers and Oil & Gas Rental have a greater ability to determine the composition of our board of directors and to control our future operations and strategy as compared to the voting power and control that could be exercised by a stockholder owning the same number of shares and not benefiting from board designation rights.

Conflicts of interest between the DLS sellers and Oil & Gas Rental, on the one hand, and other holders of our securities, on the other hand, may arise with respect to sales of shares of capital stock owned by the DLS sellers or Oil & Gas Rental or other matters. In addition, the interests of the DLS sellers or Oil & Gas Rental regarding any proposed merger or sale may differ from the interests of other holders of our securities.

The board designation rights described above could also have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the market price of our securities and/or our ability to meet our obligations thereunder.

We may have a contingent liability arising out of a possible violation of Section 5 of the Securities Act in connection with electronic communications sent to potential investors in our common stock.

On or about July 20, 2006, one of the proposed underwriters of our common stock offering that closed on August 14, 2006 sent e-mails and/or instant messages to approximately 20 potential investors in our common stock. Although we did not authorize these communications, and we believe they were not made or intended to be made on our behalf, these communications may have constituted violations of Section 5 of the Securities Act. Accordingly, if the recipients of these emails purchased shares in our August 2006 common stock offering, they might have the right, under certain circumstances, to require us to repurchase those shares. Consequently, we could have a contingent liability arising out of these possible violations of the Securities Act. The magnitude of this liability is presently impossible to quantify, and would depend upon the number of shares purchased by the recipients of such communications and the trading price of our common stock. However, the proposed underwriter who sent these electronic communications did not act as an underwriter in the August 2006 common stock offering, and we and the underwriters that did participate in the August 2006 common stock offering took measures designed to ensure that the recipients of the communications did not have the opportunity to purchase shares in that offering. Furthermore, if any investors in our common stock do assert any such liability, we intend to contest the matter vigorously, and in light of the remedial measures and our belief that the communications were not made or intended to be made on our behalf, we do not believe that any such liability would be material to our financial condition.

Our stock price may decrease in response to various factors, which could adversely affect our business and cause our stockholders to suffer significant losses. These factors include:

•	decreases in prices for oil and natural gas resulting in decreased demand for our services;

•	variations in our operating results and failure to meet expectations of investors and analysts;

•	increases in interest rates;

•	the loss of customers;

•	failure of customers to pay for our services;

•	competition;

•	illiquidity of the market for our common stock;

•	developments specifically affecting the Argentine economy;

•	sales of common stock by existing stockholders; and

•	other developments affecting us or the financial markets.

A reduced stock price will result in a loss to investors and will adversely affect our ability to issue stock to fund our activities.

Existing stockholders’ interest in us may be diluted by additional issuances of equity securities.

We expect to issue additional equity securities to fund the acquisition of additional businesses and pursuant to employee benefit plans. We may also issue additional equity for other purposes. These securities may have the same rights as our common stock or, alternatively, may have dividend, liquidation, or other preferences to our common stock. The issuance of additional equity securities will dilute the holdings of existing stockholders and may reduce the share price of our common stock.

We do not expect to pay dividends on our common stock, and investors will be able to receive cash in respect of the shares of common stock only upon the sale of the shares.

We have not paid any cash dividends on our common stock within the last ten years, and we have no intention in the foreseeable future to pay any cash dividends on our common stock. Furthermore, our credit agreement, the indenture governing our outstanding 9.0% senior notes due 2014 and indenture governing the new senior notes due 2017 issued concurrently with this offering restrict our ability to pay dividends on our common stock. Therefore, an investor in our common stock will obtain an economic benefit from the common stock only after an increase in its trading price and only by selling the common stock.

Substantial sales of our common stock could adversely affect our stock price.

Sales of a substantial number of shares of common stock after this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock by introducing a large number of sellers to the market. Such sales could cause the market price of our common stock to decline.

Based on our shares outstanding as of December 20, 2006, we will have 34,233,411 shares of common stock outstanding immediately after this offering. We have reserved an additional 3,096,032 shares of common stock for issuance under our equity compensation plans, of which 1,346,365 shares are currently issuable upon the exercise of outstanding options with a weighted average exercise price of $6.86 per share. In addition, we have reserved 4,000 shares of common stock for issuance upon the exercise of outstanding warrants (with a weighted average exercise price of $4.65 per share) and 4,000 shares for issuance upon the exercise of outstanding options (with an exercise price of $13.75 per share) granted to former and continuing board members in 1999 and 2000. Following this offering, all of the shares of common stock to be sold in this offering and approximately 9.4 million shares of common stock that may be sold pursuant to another registration statement that we have filed with the SEC will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act.

In connection with our acquisition of DLS, we entered into an investors rights agreement with the seller parties to the DLS stock purchase agreement, who collectively hold 2.5 million shares of our common stock. In connection with our acquisition of substantially all the assets of Oil & Gas Rental, we entered into an investor rights agreement with Oil & Gas Rental, who holds 3.2 million shares of our common stock. Under these agreements, the DLS sellers and Oil & Gas Rental are entitled to certain rights with respect to the registration of the sale of such shares under the Securities Act. By exercising their registration rights and causing a large number of shares to be sold in the public market, these holders could cause the market price of our common stock to decline.

We cannot predict whether future sales of our common stock, or the availability of our common stock for sale, will adversely affect the market price for our common stock or our ability to raise capital by offering equity securities.

USE OF PROCEEDS

We expect that our net proceeds from the sale of common stock in the offering will be approximately $100.1 million, or $115.2 million if the underwriters’ over-allotment option is exercised in full, at a public offering price of $17.65 per share and after deducting underwriter discounts and commissions and estimated transaction fees and expenses payable by us. We plan to use the net proceeds from this offering, together with approximately $243.3 million in net proceeds from our concurrent offering of approximately $250.0 million aggregate principal amount of senior notes due 2017, to repay the amount outstanding under our $300 million bridge loan facility and for general corporate purposes.

At December 31, 2006, approximately $300 million was outstanding under our bridge loan facility. As of December 31, 2006, the weighted average interest rate on the borrowings outstanding under our bridge loan facility was 10.6%. Our bridge loan facility matures in June 2008. Debt incurred under this facility was used to finance our recent acquisition of substantially all the assets of Oil & Gas Rental.

DIVIDEND POLICY

We currently intend to continue our policy of retaining earnings to finance the growth of our business. As a result, we do not anticipate paying cash dividends on our common stock in the foreseeable future. In addition, the terms of our credit agreement, the indenture governing our outstanding 9.0% senior notes due 2014 and the indenture governing the senior notes due 2017 to be issued concurrently with this offering restrict our ability to pay dividends on our common stock.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the American Stock Exchange under the symbol “ALY.” Prior to September 13, 2004, our common stock was quoted on the OTC Bulletin Board and traded sporadically. The following table sets forth, for periods prior to September 13, 2004, high and low bid information for the common stock, as reported on the OTC Bulletin Board, during the periods indicated, and for periods since September 13, 2004, high and low sale prices of our common stock reported on the American Stock Exchange. The quotations reported on the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Share prices for periods prior to June 10, 2004, set forth herein, have been adjusted to give retroactive effect to a one-to-five reverse stock split effected June 10, 2004.

Calendar Quarter	High	Low

2003
First Quarter	$4.50	$0.55
Second Quarter	$5.00	$1.75
Third Quarter	$4.50	$2.60
Fourth Quarter	$6.00	$2.60
2004
First Quarter	$10.05	$2.55
Second Quarter	$10.25	$1.75
Third Quarter	$9.75	$4.75
Fourth Quarter	$5.40	$3.25
2005
First Quarter	$7.25	$3.64
Second Quarter	$6.00	$4.38
Third Quarter	$14.70	$5.65
Fourth Quarter	$13.75	$8.61
2006
First Quarter	$18.50	$12.46
Second Quarter	$16.99	$10.85
Third Quarter	$19.33	$9.80
Fourth Quarter	$25.55	$12.15
2007
First Quarter (through January 23, 2007)	$23.61	$16.30

As of December 31, 2006, there were approximately 1,936 holders of record of our common stock. On January 23, the last sale price for our common stock reported on the American Stock Exchange was $17.97 per share.

CAPITALIZATION

The following table sets forth our unaudited cash and cash equivalents and capitalization as of September 30, 2006:

•	on an actual basis; and

•	on a pro forma basis giving effect to:

•	our recently completed acquisition of Petro Rentals;

•	our recently completed acquisition of substantially all of the assets of Oil & Gas Rental, and the related (a) issuance of 3.2 million shares of our common stock as the stock component of the purchase price for such acquisition, (b) borrowing of $300 million under our bridge loan and (c) application of approximately $291 million in bridge loan borrowings to pay the cash component of such purchase price; and

•	this offering and the concurrent offering of approximately $250.0 million aggregate principal amount of senior notes due 2017, and the repayment in full of all borrowings under our bridge loan facility with net proceeds from these offerings.

You should read this table in conjunction with our financial statements and the notes to our financial statements included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2006
	Actual	Pro Forma
	(Unaudited)
	(In thousands)

Cash and cash equivalents	$50,311	$73,773

Long-term debt, including current maturities
Credit facility(1)	$—	$—
Senior notes due 2014	255,000	255,000
Senior notes due 2017	—	250,000
Other debt(2)	15,959	16,375

Total debt	$270,959	$521,375
Stockholders’ equity:
Common stock, $0.01 par value, 100,000,000 shares authorized, 24,583,881 shares issued and outstanding on an actual basis; 34,030,642 shares issued and outstanding on a pro forma basis	$246	$340
Additional paid-in capital	153,135	308,331
Retained earnings	27,087	23,087

Total stockholders’ equity	$180,468	$331,758

Total capitalization	$451,427	$853,133

(1)	As of September 30, 2006, on an actual and pro forma basis, we could have borrowed $11.7 million under our credit facility.

(2)	Consists primarily of $7.9 million of other bank term loans, $4.4 million of miscellaneous rig equipment and vehicle notes and $1.8 million of insurance premium financing.

UNAUDITED PRO FORMA AS ADJUSTED CONSOLIDATED
FINANCIAL INFORMATION

Introduction

Our unaudited pro forma as adjusted balance sheet as of September 30, 2006 reflects the following transactions as if they occurred on September 30, 2006 (in thousands):

•	Our acquisition of Petro Rentals, which we completed on October 16, 2006 for approximately $29.8 million in cash (including our payment of approximately $9.5 million of Petro Rentals debt) and 246,761 shares of our common stock. We funded the cash component of the purchase price with cash on hand remaining from our August 2006 offerings of our common stock and our 9.0% senior notes due 2014. The following table summarizes the preliminary allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed as if the acquisition occurred on September 30, 2006 (in thousands):

Current assets	$9,017
Property and equipment	28,200
Intangibles including goodwill	3,312
Other long-term assets	2

Total assets acquired	40,531

Current liabilities	2,333
Other long term liabilities	7,000

Total liabilities assumed	9,333

Net assets acquired	$31,198

We expect to incur approximately $82,000 of acquisition costs in connection with this acquisition. We expect Petro Rentals’ historical property and equipment values to increase by approximately $15.0 million, based on third-party valuations. We do not expect any material differences from the preliminary allocation of the purchase price and actual purchase price allocation;

•	Our acquisition of substantially all of the assets of Oil & Gas Rental, which we completed in December 2006, for $291.0 million in cash and 3.2 million shares of our common stock and the borrowing of $300.0 million under a bridge loan, with $291.0 million in loan proceeds being used to fund the cash portion of the acquisition purchase price. The following table summarizes the preliminary allocation of the purchase price to the estimated fair value of the assets acquired and the liabilities assumed as if the acquisition occurred on September 30, 2006 (in thousands):

Current assets	$15,497
Property and equipment	201,651
Intangibles including goodwill	124,059
Other long-term assets	4,801

Total assets acquired	346,008

Current liabilities	2,848

Total liabilities assumed	2,848

Net assets acquired	$343,160

We incurred approximately $0.8 million of acquisition costs in connection with this acquisition. We expect Oil & Gas Rental’s historical property and equipment values to increase by approximately $171.0 million, based on third-party valuations. We do not expect any material differences from the preliminary allocation of the purchase price and actual purchase price allocation; and

•	The issuance of 6.0 million shares of our common stock in this offering to raise approximately $100.1 million net of expenses and the completion of our concurrent offering of $250.0 million aggregate principal amount of our senior notes due 2017. The net proceeds from these offerings will be used primarily to repay the debt outstanding under our $300 million bridge loan facility.

Our unaudited pro forma as adjusted condensed consolidated statement of operations for the nine months ended September 30, 2006 reflects the following transactions as if such transactions occurred on January 1, 2005:

•	Our acquisition of Rogers Oil Tools, Inc. or Rogers, which closed on April 3, 2006. The following table summarizes the allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Current assets	$4,520
Property and equipment	9,866
Intangible assets	1,131

Total assets acquired	15,517

Current liabilities	1,717
Other long term liabilities	100

Total liabilities assumed	1,817

Net assets acquired	$13,700

We paid the purchase price with $11.3 million in cash (of which we borrowed $5.0 million under our senior secured credit facility), a $750,000 seller financed note and 125,285 newly issued shares of our common stock, which had a value of $1.7 million. We incurred approximately $341,000 of acquisition costs in connection with the Rogers acquisition. We increased Rogers’ historical property and equipment book values by approximately $8.4 million, based on third-party valuations. Intangible assets include $981,000 assigned to patents and $150,000 assigned to a non-compete agreement, based on third-party valuations and an employment contract. The intangibles have a weighted-average useful life of 11 years;

•	Our acquisition of DLS Drilling, Logistics & Service Corporation, or DLS, which we completed in August 2006 for $93.7 million in cash, 2.5 million shares of our common stock and the assumption of $9.1 million of DLS indebtedness. The following table summarizes the allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Current assets	$54,370
Property and equipment	150,441
Other long-term assets	21

Total assets acquired	204,832

Current liabilities	36,530
Long-term debt	6,114
Intercompany note	17,256
Other long term liabilities	27,000

Total liabilities assumed	86,900

Net assets acquired	$117,932

We funded the cash component of the purchase price with the proceeds of the August 2006 offerings of our 9.0% senior notes due 2014 and 3.45 million shares of our common stock. We incurred approximately $3.4 million of acquisition costs in connection with the DLS acquisition. We increased DLS historical property and equipment values were increased by approximately $42.7 million, based on third-party valuations;

•	The completion in August 2006 of our concurrent offerings of $95.0 million aggregate principal amount of 9.0% senior notes due 2014 and 3.45 million shares of our common stock, with the proceeds of such offerings being used primarily to fund a portion of the cash component of the purchase price for the DLS acquisition;

•	Our acquisition of Petro Rentals, for approximately $29.8 million in cash (including our payment of approximately $9.5 million of Petro Rentals debt) and 246,761 shares of our common stock;

•	Our acquisition of substantially all of the assets of Oil & Gas Rental, for approximately $291.0 million in cash and 3.2 million shares of our common stock. The historical results shown for Oil & Gas Rental are for the nine months ended July 31, 2006; and

•	The issuance of 6.0 million shares of our common stock in this offering to raise approximately $100.1 million net of expenses and the completion of our concurrent offering of $250.0 million aggregate principal amount of our senior notes due 2017.

Our unaudited pro forma as adjusted condensed consolidated statement of operations for the year ended December 31, 2005 reflects the following transactions as if such transactions occurred on January 1, 2005:

•	Our acquisition of Delta Rental Service, Inc., or Delta, which closed on April 1, 2005. The following table summarizes the allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Current assets	$1,327
Property and equipment	5,529
Intangible assets	150

Total assets acquired	7,006

Current liabilities	633
Long-term debt	523

Total liabilities assumed	1,156

Net assets acquired	$5,850

We paid the purchase price with approximately $4.5 million in cash, newly issued shares of our common stock valued at approximately $1.0 million and two promissory notes totaling $350,000 in principal amount. We incurred approximately $28,000 of acquisition costs in connection with the Delta acquisition. Delta’s historical property and equipment values were increased by approximately $4.2 million based on third-party valuations. The fair value of the $150,000 non-compete intangible asset was based on the related employment contract and has a useful life of 3 years;

•	Our acquisition of Capcoil Tubing Services, Inc., or Capcoil, which closed on May 2, 2005. The following table summarizes the allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Current assets	$1,706
Property and equipment	2,908
Other long-term assets	11
Intangible assets	1,389
Goodwill	184

Total assets acquired	6,198

Current liabilities	847
Long-term debt	1,851

Total liabilities assumed	2,698

Net assets acquired	$3,500

We paid the purchase price with approximately $2.7 million in cash and newly issued shares of our common stock valued at approximately $750,000. We incurred approximately $26,000 of acquisition costs in connection with the Capcoil acquisition. We increased Capcoil’s historical property and equipment book values by approximately $1.0 million, based on third-party valuations. Intangible assets include $1.0 million assigned to non-compete agreements included in employment contracts and $364,000 assigned to customer lists based on third-party valuations. The intangibles have a weighted-average useful life of 5 years;

•	Our acquisition of the assets of W.T. Enterprises, Inc., or W.T., which closed on July 11, 2005. The following table summarizes the allocation of the purchase price to the estimated fair value of the assets at the date of acquisition (in thousands):

Property and equipment	4,500
Intangible assets	1,481
Goodwill	82

Total assets acquired	$6,063

We paid the purchase price by borrowing under our senior secured credit facility. We incurred approximately $63,000 of acquisition costs in connection with the W.T. acquisition. We increased W.T. historical property and equipment book values by approximately $3.0 million, based on third-party valuations. Intangible assets include $600,000 assigned to non-compete agreements and $881,000 assigned to customer lists based on third-party valuations. The intangibles have a weighed-average useful life of 8 years;

•	Our acquisition of the minority interest in AirComp LLC from M-I LLC and a subordinated note in the principal amount of $4.8 million, which closed on July 11, 2005. We paid the purchase price with $7.1 million in cash from borrowing under our line of credit and the issuance of a new $4.0 million 5.0% subordinated note;

•	Our acquisition of Specialty Rental Tools, Inc., or Specialty, which closed on January 18, 2006. The following table summarizes the allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Accounts receivable	$7,167
Other current assets	425
Property and equipment	90,540

Total assets acquired	98,132

Current liabilities	2,058
Long-term debt	74

Total liabilities assumed	2,132

Net assets acquired	$96,000

We paid the purchase price with net proceeds from or issuance of 9.0% senior notes due 2014 in January 2006. We incurred approximately $453,000 of acquisition costs in connection with the Specialty acquisition. We increased Specialty’s historical property and equipment book values by approximately $71.5 million, based on third-party valuations;

•	Our issuance of $160.0 million aggregate principal amount of 9.0% senior notes due 2014 in January 2006;

•	Our acquisition of Rogers, which closed on April 3, 2006, for $11.3 million cash (of which we borrowed $5.0 million under our senior secured credit facility), the issuance of a $750,000 three year promissory note and the issuance of 125,285 shares of our common stock;

•	Our acquisition of DLS, which closed August 14, 2006 for $93.7 million in cash and the issuance of 2.5 million shares of our common stock to the sellers as the stock component of the purchase price;

•	The completion in August 2006 of our concurrent offerings of $95.0 million aggregate principal amount of 9.0% senior notes due 2014 and 3.45 million shares of our common stock, with the proceeds of such offerings being used primarily to fund a portion of the cash component of the purchase price for the DLS acquisition;

•	Our acquisition of Petro Rentals, for approximately $29.8 million in cash (including our payment of approximately $9.5 million of Petro Rentals debt) and 246,761 shares of our common stock;

•	Our acquisition of substantially all of the assets and properties of Oil & Gas Rental, for approximately $291.0 million in cash and 3.2 million shares of our common stock. The historical results shown for Oil & Gas Rental are for the year ended October 31, 2005; and

•	The issuance of 6.0 million shares of our common stock in this offering to raise approximately $100.1 million net of expenses and the completion of our concurrent offering of $250.0 million aggregate principal amount of our senior notes due 2017.

However, the pro forma as adjusted statement of operations information presented for the year ended December 31, 2005 does not give effect to our immaterial acquisition of Target Energy, Inc., which was acquired effective August 1, 2005, and our acquisition of certain casing and tubing assets from Patterson Services, Inc. on September 1, 2005.

Our unaudited pro forma as adjusted condensed consolidated statement of operations for the twelve months ended September 30, 2006 reflects the following transactions as if such transactions occurred on January 1, 2005:

•	Our acquisition of Specialty, which closed on January 18, 2006, for $96.0 million in cash;

•	Our issuance of $160.0 million aggregate principal amount of 9.0% senior notes due 2014 in January 2006;

•	Our acquisition of Rogers, which closed on April 3, 2006, for $11.3 million cash (of which we borrowed $5.0 million under our debt facility), the issuance of a $750,000 three year promissory note and the issuance of 125,285 shares of our common stock;

•	Our acquisition of DLS, which closed August 14, 2006 for $93.7 million in cash and the issuance of 2.5 million shares of our common stock to the sellers as the stock component of the purchase price for DLS;

•	The completion in August 2006 of our concurrent offerings of $95.0 million aggregate principal amount of 9.0% senior notes due 2014 and 3.45 million shares of our common stock, with the proceeds of such offerings being used primarily to fund a portion of the cash component of the purchase price for the DLS acquisition;

•	Our acquisition of Petro Rentals, for approximately $29.8 million in cash and 246,761 shares of our common stock;

•	Our acquisition of substantially all of the assets and properties of Oil & Gas Rental, for approximately $291.0 million in cash and 3.2 million shares of our common stock. The historical results shown for Oil & Gas Rental are for the twelve months ended October 31, 2006; and

•	The issuance of 6.0 million shares of our common stock in this offering to raise approximately $100.1 million net of expenses and the completion of our concurrent offering of $250.0 million aggregate principal amount of our senior notes due 2017.

Adjustments for the above-listed transactions on an individual basis are presented in the notes to the unaudited pro forma as adjusted financial statements.

Some information normally included in the financial statements prepared in accordance with GAAP has been condensed or omitted in accordance with the rules and regulations of the SEC. The unaudited pro forma as adjusted financial statements and accompanying notes should be read in conjunction with the historical financial statements and related notes thereto appearing elsewhere herein. The unaudited pro forma as adjusted consolidated condensed financial statements do not purport to be indicative of the results of operations or financial position that we actually would have achieved if the transactions had been consummated on the dated indicated, nor do they project our results of operations or financial position of any future period or date.

ALLIS-CHALMERS ENERGY INC AND SUBSIDIARIES

UNAUDITED PRO FORMA AS ADJUSTED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
As of September 30, 2006

	Allis-Chalmers		Petro Rentals			Oil & Gas Rental				Allis-Chalmers
	Consolidated	Petro Rentals	Purchase		Oil & Gas Rental	Purchase		Offering		Consolidated
	Historical	Historical	Adjustments		Historical	Adjustments		Adjustments		Pro Forma

Assets
Cash and cash equivalents	$50,311	$2,769	$(27,291)	A	$4,595	$(1,466)	H	$44,855	K	$73,773
Investments	—	219	—		19,643	(19,643)	I	—		219
Trade receivables, net	85,156	4,989	—		13,400	—		—		103,545
Inventories	25,813	401	—		1,349	—		—		27,563
Prepaids and other	6,374	639	—		319	—		—		7,332

Total Current Assets	167,654	9,017	(27,291)		39,306	(21,109)		44,855		212,432

Property and equipment, net	341,483	13,187	15,013	B	30,694	170,957	B	—		571,334
Goodwill	12,417	—	1,752	C	—	104,059	C	—		118,228
Other intangibles, net	6,802	—	1,560	C	—	20,000	C	—		28,362
Debt issuance costs, net	8,585	—	—		—	5,500	A	1,250	L	15,335
Other assets	155	2	—		8,320	(3,519)	I	—		4,958

Total Assets	$537,096	$22,206	$(8,966)		$78,320	$275,888		$46,105		$950,649

Liabilities and Stockholders’ Equity
Current maturities of long-term debt	$8,493	$2,017	$(1,601)	A	$—	$300,000	A	$(300,000)	K	$8,909
Trade accounts payable	26,311	408	—		916	—		—		27,635
Accrued employee benefits	10,050	36	300	D	—	—		—		10,386
Accrued interest	4,950	—	—		—	—		—		4,950
Accrued expenses	16,754	1,173	82	E	1,932	—		—		19,941

Total Current Liabilities	66,558	3,634	(1,219)		2,848	300,000		(300,000)		71,821

Accrued postretirement benefit obligations	304	—	—		—	—		—		304
Long-term debt, net of current maturities	262,466	5,494	(5,494)	A	—	—		250,000	K	512,466
Other long-term liabilities	27,300	1,140	5,860	F	—	—		—		34,300

	356,628	10,268	(853)		2,848	300,000		(50,000)		618,891
Stockholders’ equity
Common stock	246	101	(99)	G	115	(83)	J	60	K	340
Capital in excess of par value	153,135	—	3,823	G	20,207	31,121	J	100,045	K	308,331
Accumulated other comprehensive income	—	7	(7)	G	1,266	(1,266)	J	—		—
Retained earnings	27,087	11,830	(11,830)	G	53,884	(53,884)	J	(4,000)	L	23,087

Total Stockholders’ Equity	180,468	11,938	(8,113)		75,472	(24,112)		96,105		331,758

Total Liabilities and Stockholders’ Equity	$537,096	$22,206	$(8,966)		$78,320	$275,888		$46,105		$950,649

See notes to unaudited pro forma consolidated financial statements.

ALLIS-CHALMERS ENERGY INC AND SUBSIDIARIES

UNAUDITED PRO FORMA AS ADJUSTED CONSOLIDATED STATEMENT OF OPERATIONS
For the Twelve Months Ended September 30, 2006, Except for Oil & Gas Rental, Whose Twelve Months Ended July 31, 2006

	Allis-Chalmers		Specialty		Specialty			Rogers			DLS		DLS			Petro Rentals			Oil & Gas Rental				Allis-Chalmers
	Consolidated	Specialty	Purchase		Debt		Rogers	Purchase		DLS	Purchase		Debt		Petro Rentals	Purchase		Oil & Gas Rental	Purchase		Offering		Consolidated
	Historical	Historical	Adjustments		Adjustments		Historical	Adjustments		Historical	Adjustments		Adjustments		Historical	Adjustments		Historical	Adjustments		Adjustments		Pro Forma
	(In thousands, except per share data)

Revenues	$226,750	$9,244	$—		$—		$4,870	$—		$139,038	$—		$—		$18,518	$—		$71,429	$—		$—		$469,849
Cost of revenues	146,794	3,304	1,347	AA	—		2,506	252	AA	116,682	(909)	AF	—		10,291	(110)	AF	18,894	6,179	AA	—		305,230

Gross profit	79,956	5,940	(1,347)		—		2,364	(252)		22,356	909		—		8,227	110		52,535	(6,179)		—		164,619
General and administrative expense	31,865	2,552	(96)	CA	175	BG	1,356	67	BB	5,640	—		277	AI	4,606	156	BB	9,170	6,666	AM	(4,325)	AQ	58,109

Income (loss) from operations	48,091	3,388	(1,251)		(175)		1,008	(319)		16,716	909		(277)		3,621	(46)		43,365	(12,845)		4,325		106,510
Other income (expense)
Interest, net	(13,252)	26	(2,160)	BF	(341)	BH	4	(218)	AC	(5,267)	1,706	AG	(6,956)	AJ	(205)	—		864	(35,065)	CB	12,952	AR	(47,912)
Other	(41)	72	—		—		(51)	—		5,717	—		—		—	—		427	(218)	AO	—		5,906

Income (loss) before taxes	34,798	3,486	(3,411)		(516)		961	(537)		17,166	2,615		(7,233)		3,416	(46)		44,656	(48,128)		17,277		64,504
Taxes	(6,982)	—	—	AD	—	AD	—	—	AD	(5,864)	(1,060)	AH	—	AD	(1,297)	2,144	AD	—	—	AD	(2,869)	AS	(15,928)

Net income (loss)	27,816	3,486	(3,411)		(516)		961	(537)		11,302	1,555		(7,233)		2,119	2,098		44,656	(48,128)		14,408		48,576
Discontinued operations	—	—	—		—		—	—		(1,763)	—		—		—	—		—	—		—		(1,763)

Net income (loss) attributed to common shares	$27,816	$3,486	$(3,411)		$(516)		$961	$(537)		$9,539	$1,555		$(7,233)		$2,119	$2,098		$44,656	$(48,128)		$14,408		$46,813

Pro forma net income (loss) per common share
Basic
Continuing operations	$1.47																						$1.42
Discontinued operations	—																						(.05)

	$1.47																						$1.37

Diluted
Continuing operations	$1.38																						$1.37
Discontinued operations	—																						(0.05)

	$1.38																						$1.32

Weighted average shares outstanding
Basic	18,944							63	AG		2,396	AG	3,306	AK		247	AL		3,200	AP	6,000	AT	34,156

Diluted	20,155							63	AG		2,396	AG	3,306	AK		247	AL		3,200	AP	6,000	AT	35,367

ALLIS-CHALMERS ENERGY INC AND SUBSIDIARIES

UNAUDITED PRO FORMA AS ADJUSTED CONSOLIDATED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2006, Except for Oil & Gas Rental Whose Nine Months Ended July 31, 2006

	Allis-Chalmers		Rogers			DLS		DLS			Petro Rentals			Oil & Gas Rental				Allis-Chalmers
	Consolidated	Rogers	Purchase		DLS	Purchase		Debt		Petro Rentals	Purchase		Oil & Gas Rental	Purchase		Offering		Consolidated
	Historical	Historical	Adjustments		Historical	Adjustments		Adjustments		Historical	Adjustments		Historical	Adjustments		Adjustments		Pro Forma
	(In thousands, except per share data)

Revenues	$193,236	$2,085	$—		$103,898	$—		$—		$14,653	$—		$56,543	$—		$—		$370,415
Cost of revenues	123,184	1,105	121	AA	86,868	(606)	AF	—		8,212	(172)	AE	14,813	4,498	AA	—		238,023

Gross profit	70,052	980	(121)		17,030	606		—		6,441	172		41,730	(4,498)		—		132,392
General and administrative expense	26,494	820	33	AB	4,317	—		198	AI	3,510	117	AB	8,451	5,333	AM	(3,577)	AQ	45,696

Income (loss) from operations	43,558	160	(154)		12,713	606		(198)		2,931	55		33,279	(9,831)		3,577		86,696
Other income (expense)
Interest, net	(12,085)	2	(109)	AC	(3,391)	1,029	AG	(4,969)	AJ	(179)	—		730	(26,943)	AN	10,275	AR	(35,640)
Other	(6)	(7)	—		(829)	—		—		—	—		250	(218)	AO	—		(810)

Income (loss) before taxes	31,467	155	(263)		8,493	1,635		(5,167)		2,752	55		34,259	(36,992)		13,852		50,246
Taxes	(6,197)	—	—	AD	(4,512)	967	AH	—	AD	(1,073)	1,073	AD	—	—	AD	(2,869)	AS	(12,611)

Income from continuing operations	25,270	155	(263)		3,981	2,602		(5,167)		1,679	1,128		34,259	(36,992)		10,983		37,635
Income from discontinued operations	—	—	—		2,375	—		—		—	—		—	—		—		2,375

Net income (loss)	$25,270	$155	$(263)		$6,356	$2,602		$(5,167)		$1,679	$1,128		$34,259	$(36,992)		$10,983		$40,010

Pro forma net income (loss) per common share
Basic
Continuing operations	$1.33																	$1.11
Discontinued operations	—																	.07

	$1.33																	$1.18

Diluted
Continuing operations	$1.25																	$1.07
Discontinued operations	—																	.07

	$1.25																	$1.14

Weighted average shares outstanding Basic	18,944		42	AE		2,361	AE	3,258	AK		247	AL		3,200	AP	6,000	AT	34,052

Diluted	20,155		42	AE		2,361	AE	3,258	AK		247	AL		3,200	AP	6,000	AT	35,263

ALLIS-CHALMERS ENERGY INC AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2005, Except for Oil & Gas Rental Whose Nine Months Ended July 31, 2005

	Allis-Chalmers		Delta			Capcoil			W.T.		MI			Specialty					Rogers			DLS		DLS			Petro Rental			Oil & Gas Rental				ALLIS-
	Consolidated	Delta	Purchase		Capcoil	Purchase		W.T.	Purchase		Purchase		Specialty	Purchase		Debt		Rogers	Purchase		DLS	Purchase		Debt		Petro Rental	Purchase		Oil & Gas Rental	Purchase		Offering		CHALMERS
	Historical	Historical	Adjustments		Historical	Adjustments		Historical	Adjustments		Adjustments		Historical	Adjustments		Adjustments		Historical	Adjustments		Historical	Adjustments		Adjustments		Historical	Adjustments		Historical	Adjustments		Adjustments		CONSOLIDATED
	(In thousands, except per share data)

Revenues	$71,830	$821	$—		$2,161	$—		$2,057	$—		$—		$23,465	$—		$—		$5,591	$—		$94,709	$—		$—		$9,732	$—		$36,430	$—		$—		$246,796
Cost of revenues	51,153	211	82	AA	1,458	132	AA	1,331	187	AA	—		5,246	4,217	AA	—		3,019	368	AA	83,537	940	AF	—		4,820	898	AF	13,634	5,993	AA	—		177,226

Gross profit	20,677	610	(82)		703	(132)		726	(187)		—		18,219	(4,217)		—		2,572	(368)		11,172	(940)		—		4,912	(898)		22,796	(5,993)		—		69,570
General and administrative expense	11,992	985	—		421	28	BB	342	75	BB	—		4,680	(290)	BE	525	BG	1,991	104	BB	2,610	—		238	AI	2,771	117	BB	7,170	4,001	BK	1,756	BM	39,516

Income (loss) from operations	8,685	(375)	(82)		282	(160)		384	(262)		—		13,539	(3,927)		(525)		581	(472)		8,562	(940)		(238)		2,141	(1,015)		15,626	(9,994)		(1,756)		30,054
Other income (expense)
Interest, net	(3,230)	(8)	—		(26)	—		(17)	—		21	BC	(75)	(6,480)	BF	(1,022)	BH	51	(329)	AC	(3,518)	1,501	AG	(5,963)	AJ	32	—		480	(24,443)	BL	8,024	BN	(35,002)
Other	221	116	—		—	—		—	—		—		—	—		—		281	—		581	—		—		—	—		1,781	—		—		2,980

Income (loss) before taxes	5,676	(267)	(82)		256	(160)		367	(262)		21		13,464	(10,407)		(1,547)		913	(801)		5,625	561		(6,201)		2,173	(1,015)		17,887	(34,437)		6,268		(1,968)
Minority interest	(488)	—	—		—	—		—	—		488	BD	—	—		—		—	—		—	—		—		—	—		—	—		—		—
Taxes	(559)	(142)	142	AD	(87)	87	AD	(111)	111	AD	—	AD	—	—	AD	—	AD	—	—	AD	(2,195)	30	AH	—	AD	(847)	—	AD	—	—	AD	—	AD	(3,571)

Net income (loss)	$4,629	$(409)	$60		$169	$(73)		$256	$(151)		$509		$13,464	$(10,407)		$(1,547)		$913	$(801)		$3,430	$591		$(6,201)		$1,326	$(1,015)		$17,887	$(34,437)		$6,268		$(5,539)

Pro forma net income (loss) per common share
Basic	$0.33																																	$(0.19)

Diluted	$0.30																																	$(0.19)

Weighted average shares outstanding
Basic	14,197		74	BA		74	BA												125	BI		2,500	BI	3,450	BJ		247	AL		3,200	AP	6,000	AT	29,867

Diluted	15,589		74	BA		74	BA												125	BI		2,500	BI	3,450	BJ		247	AL		3,200	AP	6,000	AT	29,867	DA

ALLIS-CHALMERS ENERGY INC AND SUBSIDIARIES

UNAUDITED PRO FORMA AS ADJUSTED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2005, Except for Oil & Gas Rental Whose Year Ended October 31, 2005

	Allis-Chalmers		Delta			Capcoil			W.T.		MI			Specialty					Rogers			DLS		DLS			Petro Rental			Oil & Gas Rental				Allis-Chalmers
	Consolidated	Delta	Purchase		Capcoil	Purchase		W.T.	Purchase		Purchase		Specialty	Purchase		Debt		Rogers	Purchase		DLS	Purchase		Debt		Petro Rental	Purchase		Oil & Gas Rental	Purchase		Offering		Consolidated
	Historical	Historical	Adjustments		Historical	Adjustments		Historical	Adjustments		Adjustments		Historical	Adjustments		Adjustments		Historical	Adjustments		Historical	Adjustments		Adjustments		Historical	Adjustments		Historical	Adjustments		Adjustments		Pro Forma
	(In thousands, except per share data)

Revenues	$105,344	$821	$—		$2,161	$—		$2,057	$—		$—		$32,709	$—		$—		$8,376	$—		$129,849	$—		$—		$13,597	$—		$51,316	$—		$—		$346,230
Cost of revenues	74,763	211	82	AA	1,458	132	AA	1,331	187	AA	—		8,550	5,564	AA	—		4,420	499	AA	113,351	637	AF	—		6,899	960	AF	17,715	7,674	AA	—		244,433

Gross profit	30,581	610	(82)		703	(132)		726	(187)		—		24,159	(5,564)		—		3,956	(499)		16,498	(637)		—		6,698	(960)		33,601	(7,674)		—		101,797
General and administrative expense	17,363	985	—		421	28	BB	342	75	BB	—		7,232	(386)	BE	700	BG	2,527	138	BB	3,933	—		317	AI	3,867	156	BB	7,889	5,334	BK	1,008	BM	51,929

Income (loss) from operations	13,218	(375)	(82)		282	(160)		384	(262)		—		16,927	(5,178)		(700)		1,429	(637)		12,565	(637)		(317)		2,831	(1,116)		25,712	(13,008)		(1,008)		49,868
Other income (expense)
Interest, net	(4,397)	(8)	—		(26)	—		(17)	—		21	BC	(49)	(8,640)	BF	(1,363)	BH	53	(438)	AC	(5,394)	2,178	AG	(7,950)	AJ	6	—		614	(32,565)	BL	10,701	BN	(47,274)
Other	186	116	—		—	—		—	—		—		72	—		—		237	—		7,127	—		—		—	—		1,958	—		—		9,696

Income (loss) before taxes	9,007	(267)	(82)		256	(160)		367	(262)		21		16,950	(13,818)		(2,063)		1,719	(1,075)		14,298	1,541		(8,267)		2,837	(1,116)		28,284	(45,573)		9,693		12,290
Minority interest	(488)	—	—		—	—		—	—		488	BD	—	—		—		—	—		—	—		—		—	—		—	—		—		—
Taxes	(1,344)	(142)	142	AD	(87)	87	AD	(111)	111	AD	—	AD	—	—	AD	—	AD	—	—	AD	(3,547)	(1,997)	AH	—	AD	(1,071)	1,071	AD	—	—	AD	—	AD	(6,888)

Net income (loss) from continuing operations	7,175	(409)	60		169	(73)		256	(151)		509		16,950	(13,818)		(2,063)		1,719	(1,075)		10,751	(456)		(8,267)		1,766	(45)		28,284	(45,573)		9,693		5,402
Discontinued operations	—	—	—		—	—		—	—		—		—	—				—	—		(4,138)	—		—		—	—		—	—		—		(4,138)

Net income (loss)	$7,175	$(409)	$60		$169	$(73)		$256	$(151)		$509		$16,950	$(13,818)		$(2,063)		$1,719	$(1,075)		$6,613	$(456)		$(8,267)		$1,766	$(45)		$28,284	$(45,573)		$9,693		$1,264

Pro forma net income (loss) per common share
Basic
Continuing operations	$0.48																																	$0.18
Discontinued operations	$—																																	$(0.14)

	$0.48																																	$0.04

Diluted
Continuing operations	$0.44																																	$0.17
Discontinued operations	$—																																	$(0.13)

	$0.44																																	$0.04

Weighted average shares outstanding
Basic	14,832		56	BA		56	BA												125	BI		2,500	BI	3,450	BJ		247	AL		3,200	AP	6,000	AT	30,466

Diluted	16,238		56	BA		56	BA												125	BI		2,500	BI	3,450	BJ		247	AL		3,200	AP	6,000	AT	31,872

Notes to Unaudited Pro Forma As Adjusted Consolidated Condensed Financial Statements

The following pro forma adjustments have been made to the historical financial statements:

A)	Reflects the cash needed to complete the Petro Rentals acquisition. The Petro Rentals acquisition required a cash payment of $20.2 million and the repayment of Petro Rentals $7.1 million of borrowings under existing credit facilities. Petro Rentals note related to insurance premiums will not be repaid at the acquisition date.

B)	Reflects the step-up in the basis of the fixed assets as a result of the acquisition to the lower of fair market value or actual cost.

C)	Reflects the estimated allocation of the purchase price to goodwill and other intangibles such as customer lists, patents and non-competes.

D)	Reflects the current portion of payments due to the former owner and a key member of management of Petro Rentals.

E)	Reflects the payment of accrued expenses related to the acquisition of Petro Rentals.

F)	Reflects the deferred taxes related to the difference between the step-up basis of the fixed assets compared to the tax basis of those assets along with the non current portion of payments due to the former owner of Petro Rentals.

G)	Reflects the elimination of the Petro Rentals stockholders’ equity and the issuance of common stock worth $3.8 million in the Petro Rentals acquisition. The common stock issued to the seller of Petro Rentals was valued at $15.50 per share, which was the average trading price of the common stock for the two day period prior to and after the date of the Petro Rentals acquisition, including the date of the acquisition.

H)	Reflects the cash needed to complete the Oil & Gas Rental asset acquisition. As part of the Oil & Gas Rental transaction, the sellers were paid $291.0 million and retained the existing cash in Oil & Gas Rental. In addition we expect to incur transaction costs of $0.8 million. The Oil & Gas Rental transaction was funded by a $300.0 million bridge loan with net proceeds of $294.5 million. Also reflects the payment of cash by the sellers of Oil & Gas Rental as working capital at September 30, 2006, as defined in the purchase agreement, was below the required $11.3 million by $429,000.

I)	Reflects the assets retained by the sellers in the Oil & Gas Rental transaction.

J)	Reflects the elimination of the Oil & Gas Rental’s stockholders’ equity and the issuance of common stock worth $51.4 million in the Oil & Gas Rental asset purchase. The common stock issued to the sellers of Oil & Gas Rental was valued at $16.05 per share, which was the average trading price of the common stock for the two day period prior to and after the date of the announcement of the Oil & Gas Rental asset purchase, including the date of the announcement.

K)	Reflects the issuance of 6.0 million shares of our common stock in this offering to raise approximately $105.9 million and the concurrent offering and sale of $250.0 million of our senior notes due 2017, and the application of the net proceeds from these offerings to repay debt outstanding under our $300.0 million bridge loan facility. We used a price of $17.65 per share, the public offering price for this offering, to determine the proceeds from the sale of our common stock. We also estimated fees related to the equity offering to be $5.8 million and $6.8 million related to the cost of the sale of the senior notes due 2017, offset by a $1.5 million reduction on the bridge fees due to the assumption that the bridge was repaid within 90 days of the date of borrowing.

L)	Reflects fees of $6.8 million related to our concurrent offering of $250.0 million of senior notes due 2017, offset by the removal of the bridge loan fees reported in the Oil & Gas Rental purchase adjustment column. The bridge loan fees reported in the Oil & Gas Rental purchase adjustment column assumed the bridge loan would not be repaid until due, but because the loan was repaid within 90 days, the bridge loan fees were reduced by $1.5 million. The balance of the bridge loan fees, $4.0 million, would be written off as the bridge loan was repaid.

AA)	Reflects the increase in depreciation expense as a result of the step-up in basis of fixed assets.

AB)	Reflects the increase in amortization due to the increase in other intangible assets in connection with the acquisition of Rogers and Petro Rentals.

AC)	Reflects the interest expense related to cash borrowed to affect the acquisitions. In conjunction with the Rogers acquisition, we issued a $750,000 note to the seller bearing interest at 5.0% fixed and we borrowed $5.0 million under our line of credit. We assumed an 8.0% interest rate for this $5.0 million borrowing which was our borrowing rate of our committed line of credit at that time. Each 0.125% of change in this interest rate would affect interest expense by $6,250 per annum.

AD)	A statutory federal income tax rate of 35.0% was applied to the adjustments, but since Allis-Chalmers has a net operating loss carryforward no tax expense was recorded. In addition, the Allis-Chalmers net operating loss position offsets the historical tax liabilities of the acquired companies. The net operating loss carryforward, after the historical results for Allis-Chalmers for the year ended December 31, 2005, is approximately $20.2 million.

AE)	Reflects the pro rata issuance of shares of our common stock as part of the acquisition price for Rogers and DLS. The Rogers acquisition, completed April 1, 2006, included consideration of $1,650,000 in stock which equated to 125,285 shares of our common stock. The stock component of the purchase price for the DLS acquisition, completed August 14, 2006, was fixed at 2.5 million shares of our common stock.

AF)	Reflects the impact of depreciation expense as a result of the step-up in basis of fixed assets and a longer estimated life on the fixed assets.

AG)	Reflects the elimination of interest expense due to historical debt not being assumed or replaced. Approximately $8.6 million of pre-acquisition debt of DLS remained outstanding after the acquisition. The interest rate assumed on the $8.6 million of DLS debt was 6.21%, which was the actual average interest rate on this debt up to the acquisition date. Each 0.125% change in this interest rate would affect interest expense by $10,770 per annum. The interest expense category for DLS’ historical financials also includes other bank fees and other financial expenses of approximately $2.0 million up until the acquisition date, $2.7 million at December 31, 2005 and $1.6 million at September 30, 2005.

AH)	Income taxes for DLS were computed at the Argentina statutory tax rate of 35.0%. Allis-Chalmers has no net operating losses in Argentina to offset the tax liability.

AI)	Reflects the amortization on the financing fees related to the offering, issuance and sale of an additional $95.0 million of senior notes in the August 2006 notes offering.

AJ)	Reflects the interest expense related to the offering, issuance and sale of $95.0 million of senior notes in the August 2006 notes offering bearing interest at 9.0% offset by reduction of interest on existing debt that were repaid in conjunction with the offerings. We repaid our $4.0 million, 5.0% subordinated note with a portion of the net proceeds of the August 2006 notes offering. We also repaid the $5.0 million of indebtedness borrowed for the Rogers acquisition under our revolving line of credit with proceeds of the August 2006 notes offering.

AK)	Reflects the pro rata issuance of shares of our common stock as a result of our August offering of 3,450,000 shares of our common stock to fund a portion of the cash component of the purchase price for the DLS acquisition.

AL)	Reflects the issuance of shares of our common stock in October 2006 as part of the acquisition price for Petro Rentals. The stock component of the purchase price for the Petro Rentals acquisition is comprised of 246,761 shares of our common stock.

AM)	Reflects the increase in amortization due to the increase in other intangible assets in connection with the Oil & Gas Rental asset acquisition. Also reflects the amortization of the bridge loan fees in connection with the Oil & Gas Rental asset acquisition. The bridge loan fees totaling $5.5 million are being amortized over 18 months, the term of the facility, starting January 1, 2005, the effective date of the pro forma’s. An additional bridge loan fee of $2.3 million is due as the bridge loan was considered as outstanding for more than one year for purposes of the pro forma. This additional loan fee was written off during the period.

AN)	Reflects the interest expense related to $300.0 million bridge loan obtained to fund the Oil & Gas Rental asset acquisition. An interest rate of 11.15% was used on the first $225.0 million of borrowing and a rate of 13.15% was used on the remaining $75.0 million. The interest rate on the bridge loan increases 1.0% after 12 months. Each 0.125% change in this interest rate would affect interest expense by $375,000 per annum. The historical interest income has also been eliminated as the assets that produced the income were not acquired in the Oil & Gas Rental asset purchase.

AO)	Reflects the elimination of investment income related to assets not acquired as part of the Oil & Gas Rental transaction.

AP)	Reflects the issuance of shares of our common stock as part of the acquisition price for the Oil & Gas Rental assets. The stock component of the purchase price for the Oil & Gas Rental assets is comprised of 3.2 million shares of our common stock.

AQ)	Reflects the amortization of loan fees related to our concurrent offering of $250.0 million of senior notes due 2017 over the 10 year term of the notes. Also reflects the reversal off of all loan fees related to the bridge loan that were amortized in the Oil & Gas Rental purchase adjustment column. The bridge loan fees are treated as written off on January 1, 2005 for purposes of the pro forma.

AR)	Reflects the reversal of the interest expense related to the bridge loan and instead shows the interest expense related to the $250.0 million of senior notes due 2017 in our concurrent notes offering. The notes have a fixed interest rate of 8.5%.

AS)	Reflects the impact of the pro forma as adjusted income generated by the Oil & Gas Rental asset acquisition which utilizes all of the Allis-Chalmers net operating loss for federal income tax purposes.

AT)	Reflects the issuance of 6.0 million shares of our common stock in this offering to raise approximately $100.1 million, the proceeds of which will be used in part to repay the $300.0 million bridge loan.

BA)	Reflects the pro rata issuance of shares of our common stock as part of the acquisition price for Delta and Capcoil. The Delta acquisition, completed April 1, 2005, included consideration of $1.0 million in our common stock, or 223,114 shares of common stock. The Capcoil acquisition, completed May 2, 2005, included consideration of $765,000 in our common stock, or 168,161 shares of our common stock.

BB)	Reflects the increase in amortization due to the increase in other intangible assets in connection with the acquisitions of Capcoil, W. T., Rogers and Petro Rentals.

BC)	To acquire M-I’s 45% interest in AirComp we issued a new note for $4.0 million to replace a note for $4.8 million, both notes bore interest at 5.0%.

BD)	Reflects the elimination of the 45% minority interest position of M-I.

BE)	Reflects decreased rent expense of $386,000 per annum in connection with Specialty acquisition: We entered into a new lease for the Specialty yard with the seller. Entering into this lease was required by the purchase agreement and was a condition to the closing of the Specialty acquisition.

BF)	Reflects the interest expense on the $96.0 million of the $160.0 million of senior notes issued in January 2006 used to complete the acquisition of Specialty. The senior notes have a fixed interest rate of 9.0%.

BG)	Reflects the amortization of the financing fees related to the $160.0 million senior notes offering in January 2006.

BH)	Reflects the interest expense related to the proceeds of the $160.0 million senior notes offering in January 2006 in excess of cash needed for the Specialty acquisition. The senior notes have a fixed interest rate of 9.0%.

BI)	Reflects the issuance of shares of our common stock as part of the acquisition price for Rogers and DLS. The Rogers acquisition, completed April 1, 2006, included consideration of $1,650,000 in stock which equated to 125,285 shares of our common stock. The stock component of the purchase price for the DLS acquisition, completed August 14, 2006, was fixed at 2.5 million shares of our common stock.

BJ)	Reflects the issuance of shares of our common stock as a result of our August offering of 3,450,000 shares of our common stock to fund a portion of the cash component of the purchase price for the DLS acquisition.

BK)	Reflects the increase in amortization due to the increase in other intangible assets in connection with the Oil & Gas Rental asset acquisition. Also reflects the amortization of the bridge loan fees in connection with the Oil & Gas Rental asset acquisition. The bridge loan fees totaling $5.5 million are being amortized over 18 months, the term of the facility, starting January 1, 2005, the effective date of the pro formas.

BL)	Reflects the interest expense related to $300.0 million bridge loan obtained to fund the Oil & Gas Rental asset acquisition. An interest rate of 10.15% was used on the first $225.0 million of borrowing and a rate of 12.15% was used on the remaining $75.0 million. Each 0.125% change in this interest rate would affect interest expense by $375,000 per annum. The historical interest income has also been eliminated as the assets that produced the income were not acquired in the Oil & Gas Rental asset purchase

BM)	Reflects the amortization of loan fees related to our concurrent offering of $250.0 million of senior notes due 2017 over the 10 year term of the notes. Also reflects the write-off of all loan fees related to the bridge loan less what was amortized in the Oil & Gas Rental purchase adjustment column.

BN)	Reflects the reversal of the interest expense related to the bridge loan and instead shows the interest expense related to the $250.0 million of senior notes due 2017 in our concurrent notes offering. The notes have a fixed interest rate of 8.5%.

CA)	Reflects one quarter of decreased rent expense of $386,000 per annum in connection with Specialty acquisition. In the period from October 1, 2005 to September 30, 2006, only three months were covered by the pre-acquisition lease. We entered into a new lease for the Specialty yard with the seller. Entering into this lease was required by the purchase agreement and was a condition to the closing of the Specialty acquisition.

CB)	Reflects the interest expense related to $300.0 million bridge loan obtained to fund the Oil & Gas Rental asset acquisition. An interest rate of 11.15% was used on the first $225.0 million of borrowing and a rate of 13.15% was used on the remaining $75.0 million for three months. The interest rate on the bridge loan was increased 1.0% for the other nine months as the loan agreement provides for an increase in rate after 12 months. Each 0.125% change in this interest rate would affect interest expense by $375,000 per annum. The historical interest income has also been eliminated as the assets that produced the income were not acquired in the Oil & Gas Rental asset purchase.

DA)	The impact of common stock equivalents are anti-dilutive and, accordingly, are not included herein.

BUSINESS

Our Company

We provide services and equipment to oil and natural gas exploration and production companies, domestically in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, Arkansas, offshore in the Gulf of Mexico, and internationally in Argentina and Mexico. We operate in six sectors of the oil and natural gas service industry: rental tools; directional drilling services; casing and tubing services; compressed air drilling services; international drilling; and production services. Providing high-quality, technologically advanced services and equipment is central to our operating strategy. As a result of our commitment to customer service, we have developed strong relationships with many of the leading oil and natural gas companies, including both independents and majors.

Our growth strategy is focused on identifying and pursuing opportunities in markets we believe are growing faster than the overall oilfield services industry in which we believe we can capitalize on our competitive strengths. Over the past several years, we have significantly expanded the geographic scope of our operations and the range of services we provide through organic growth and strategic acquisitions. Our organic growth has primarily been achieved through expanding our geographic scope, acquiring complementary property and equipment, hiring personnel to service new regions and cross-selling our products and services from existing operating locations. Since 2001, we have completed 19 acquisitions, including six in 2005 and five in 2006.

In January 2006, we acquired 100% of the outstanding stock of Specialty for $96.0 million. Our acquisition of Specialty not only balanced our revenue mix generated between rental tools and service operations and between onshore and offshore operations, but also enhanced the scope, capacity and customer base in our rental tools business. In April 2006, we acquired 100% of the outstanding stock of Rogers for approximately $13.7 million. Our acquisition of Rogers not only enhanced our casing and tubing operations with its service of power drill pipe tongs and accessories, but also increased our rental tools operations with its inventory of rental equipment, including power drill pipe tongs and accessories and rental tools for snubbing and well control applications. In August 2006, we acquired all of the outstanding stock of DLS for approximately $93.2 million of cash, plus 2.5 million shares of our common stock. With the DLS transactions, we entered into the contract drilling and workover services business and expanded our geographic footprint into the Argentine market. In October 2006, we acquired 100% of the outstanding stock of Petro Rentals for approximately $29.8 million of cash, plus 246,761 shares of our common stock. The acquisition of Petro Rentals strengthened our production services operations with its variety of quality production-related rental tools and equipment and services, including wire line services and equipment, land and offshore pumping services and coiled tubing.

On December 18, 2006, we completed the acquisition of substantially all the assets of Oil & Gas Rental, a Louisiana-based corporation that provides rental tools to both offshore and onshore exploration and production companies. The purchase price consisted of $291.0 million in cash and 3.2 million shares of our common stock. The Oil & Gas Rental assets include an extensive inventory of premium rental equipment, including drill pipe, spiral heavy weight drill pipe, tubing work strings, landing strings, blow out preventors, choke manifolds and various valves and handling tools for oil and natural gas drilling. Included in this acquisition were Oil & Gas Rental’s facilities in Morgan City, Louisiana and Victoria, Texas, which principally serve the Gulf of Mexico. Historically, Oil & Gas Rental has also provided rental equipment internationally in Malaysia, Colombia, Russia, Mexico and Canada. This acquisition has improved our offshore presence with approximately 61% of Oil & Gas Rental’s revenues for the month of October 2006 being derived from offshore projects which tend to require heavy capital expenditures over many years and are the least likely to have rigs laid down if natural gas or crude oil prices soften.

Our History

•	We were incorporated in 1913 under Delaware law.

•	We reorganized in bankruptcy in 1988 and sold all of our major businesses. From 1988 to May 2001 we had only one operating company in the equipment repair business.

•	In May 2001, under new management we consummated a merger in which we acquired OilQuip Rentals, Inc., or OilQuip, and its wholly-owned subsidiary, Mountain Compressed Air, Inc., or Mountain Air.

•	In December 2001, we sold Houston Dynamic Services, Inc., our last pre-bankruptcy business.

•	In February 2002, we acquired approximately 81% of the capital stock of Allis-Chalmers Tubular Services Inc., or Tubular, formerly known as Jens’ Oilfield Service, Inc. and substantially all of the capital stock of Strata Directional Technology, Inc., or Strata.

•	In July 2003, we entered into a limited liability company operating agreement with M-I LLC, or M-I, a joint venture between Smith International and Schlumberger N.V., to form a Delaware limited liability company named AirComp LLC, or AirComp. Pursuant to this agreement, we owned 55% and M-I owned 45% of AirComp.

•	In September 2004, we acquired the remaining 19% of the capital stock of Tubular.

•	In September 2004, we acquired all of the outstanding stock of Safco-Oil Field Products, Inc., or Safco.

•	In November 2004, AirComp acquired substantially all of the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., LLC, which we refer to collectively as Diamond Air.

•	In December 2004, we acquired Downhole Injection Services, LLC, or Downhole.

•	In January 2005, we changed our name from Allis-Chalmers Corporation to Allis-Chalmers Energy Inc.

•	In April 2005, we acquired Delta Rental Service, Inc., or Delta, and, in May 2005, we acquired Capcoil Tubing Services, Inc., or Capcoil.

•	In July 2005, we acquired M-I’s interest in AirComp, and acquired the compressed air drilling assets of W.T. Enterprises, Inc., or W.T.

•	Effective August 2005, we acquired all of the outstanding stock of Target Energy Inc., or Target.

•	In September 2005, we acquired the casing and tubing assets of IHS/Spindletop, a division of Patterson Services, Inc., or Patterson, a subsidiary of RPC, Inc.

•	In January 2006, we acquired all of the outstanding capital stock of Specialty.

•	In April 2006, we acquired all of the outstanding capital stock of Rogers.

•	In August 2006, we acquired all of the outstanding capital stock of DLS.

•	In October 2006, we acquired all of the outstanding capital stock of Petro Rentals.

•	In December 2006, we acquired substantially all of the assets of Oil & Gas Rental.

As a result of these transactions, our prior results may not be indicative of current or future operations of those sectors.

Industry Overview

We provide products and services primarily to domestic onshore and offshore oil and natural gas exploration and production companies. The main factor influencing demand for our products and services is the level of drilling activity by oil and natural gas companies, which, in turn, depends largely on current and anticipated future crude oil and natural gas prices and production depletion rates. According to the Energy Information Agency of the U.S. Department of Energy, or EIA, from 1990 to 2005, demand for oil and natural gas in the United States grew at an average annual rate of 1.5%, while supply decreased at an average annual rate of just over 2%. Current industry forecasts suggest an increasing demand for oil and natural gas coupled with a flat or declining production curve, which we believe should result in the continuation of historically high crude oil and natural gas commodity prices. The EIA forecasts that U.S. oil and natural gas consumption will increase at an average annual rate of 1.4% and 1.3% through 2025, respectively. Conversely, the EIA estimates that U.S. oil production will remain flat, and natural gas production will increase at an average annual rate of 0.6%.

We anticipate that oil and natural gas exploration and production companies will continue to increase capital spending for their exploration and drilling programs. In recent years, much of this expansion has focused on natural gas drilling activities. According to Baker Hughes’ rig count data, the average total rig count in the United States increased 86% from 918 in 2000 to 1,706 in November 2006, while the average natural gas rig count increased 96% from 720 in 2000 to 1,414 in November 2006. While the number of rigs drilling for natural gas has increased by approximately 200% since the beginning of 1996, natural gas production has only increased by approximately 1.5% over the same period of time. This is largely a function of increasing decline rates for natural gas wells in the United States. We believe that a continued increase in drilling activity will be required for the natural gas industry to help meet the expected increased demand for natural gas in the United States.

We believe oil and natural gas producers are becoming increasingly focused on their core competencies in identifying reserves and reducing burdensome capital and maintenance costs. In addition, we believe our customers are currently consolidating their supplier bases to streamline their purchasing operations and benefit from economies of scale.

Competitive Strengths

We believe the following competitive strengths will enable us to capitalize on future opportunities:

Strategic position in high growth markets.  We focus on markets we believe are growing faster than the overall oilfield services industry and in which we can capitalize on our competitive strengths. Pursuant to this strategy, we have become a significant provider of products and services in directional drilling and air drilling and in production-related services employing coiled tubing and capillary tubing. We employ approximately 79 full-time directional drillers, and we believe our ability to attract and retain experienced drillers has made us a leader in the segment. We also believe we are one of the largest air drillers based on amount of air drilling equipment. In addition, we have significant operations in what we believe will be among the higher growth oil and natural gas producing regions within the United States and internationally, including the Barnett Shale in North Texas, onshore and offshore Louisiana, the Piceance Basin in Southern Colorado, all five oil and natural gas producing regions in Mexico, and all five major oil and natural gas producing regions of Argentina.

Strong relationships with diversified customer base.  We have strong relationships with many of the major and independent oil and natural gas producers and service companies in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, Arkansas, offshore in the Gulf of Mexico, Argentina and Mexico. Our largest customers include Anadarko Petroleum, Apache Corporation, BHP-Billiton, BP, Chevron, ConocoPhilips, Dominion Resources, El Paso Corporation, Materiales y

Equipo Petroleo, or Matyep, McMoran Oil & Gas, Murphy Oil, Newfield Exploration, Occidental Petroleum Corporation, Pan American Energy, Petrohawk Energy, Remington Oil and Gas, Repsol-YPF and Total Austral. Since 2002, we have broadened our customer base as a result of our acquisitions, technical expertise and reputation for quality customer service and by providing customers with technologically advanced equipment and highly skilled operating personnel.

Successful execution of growth strategy.  Over the past five years, we have grown both organically and through successful acquisitions of competing businesses. Since 2001, we have completed 19 acquisitions. We strive to improve the operating performance of our acquired businesses by increasing their asset utilization and operating efficiency. These acquisitions and organic growth have expanded our geographic presence and customer base and, in turn, have enabled us to cross-sell various products and services through our existing operating locations.

Diversified and increased cash flow sources.  We operate as a diversified oilfield service company through our six business segments. We believe that our product and service offerings and geographical presence through our six business segments provide us with diverse sources of cash flow. Our acquisition of DLS provides greater international presence coupled with relatively stable long-term drilling contracts. Our acquisition of Petro Rentals significantly enhances our production-related services and equipment, and our recent acquisition of substantially all the assets of Oil & Gas Rental further expands our rental tools segment significantly and increases our offshore and international operations.

Experienced management team.  Our executive management team has extensive experience in the energy sector, and consequently has developed strong and longstanding relationships with many of the major and independent exploration and production companies. We believe that our management team has demonstrated its ability to grow our businesses organically, make strategic acquisitions and successfully integrate these acquired businesses into our operations.

Business Strategy

The key elements of our growth strategy include:

Mitigate cyclical risk through balanced operations.  We strive to mitigate cyclical risk in the oilfield service sector by balancing our operations between onshore versus offshore; drilling versus production; rental tools versus service; domestic versus international; and natural gas versus crude oil. We will continue to shape our organic and acquisition growth efforts to provide further balance across these five categories.

Expand geographically to provide greater access and service to key customer segments.  We have locations in Texas, New Mexico, Colorado, Oklahoma and Louisiana in order to enhance our proximity to customers and more efficiently serve their needs. Our recent acquisition of DLS expanded our geographic footprint into Argentina. We plan to continue to establish new locations in the United States and internationally.

Prudently pursue strategic acquisitions.  To complement our organic growth, we seek to opportunistically complete, at attractive valuations, strategic acquisitions that will be accretive to earnings, complement our products and services, expand our geographic footprint and market presence, and further diversify our customer base.

Expand products and services provided in existing operating locations.  Since the beginning of 2003, we have made approximately $53.5 million in capital expenditures to grow our business organically by expanding our product and service offerings. This strategy is consistent with our belief that oil and natural gas producers more heavily favor integrated suppliers that can provide a broad product and service offering in many geographic locations.

Increase utilization of assets.  We seek to grow revenues and enhance margins by continuing to increase the utilization of our rental assets with new and existing customers. We expect to accomplish this through leveraging longstanding relationships with our customers and cross-selling our suite of services and equipment, while taking advantage of continued improvements in industry fundamentals. We also expect to continue to implement this strategy in our recently expanded rental tools segment, thus improving the utilization and profitability of this newly acquired business with minimal additional investment.

Business Segments

Rental Tools.  We provide specialized rental equipment, including premium drill pipe, heavy weight spiral drill pipe, tubing work strings, blow out preventors, choke manifolds and various valves and handling tools, for both onshore and offshore well drilling, completion and workover operations. Most wells drilled for oil and natural gas require some form of rental tools in the completion phase of a well. We have an inventory of specialized equipment consisting of heavy weight spiral drill pipe, double studded adaptors, test plugs, wear bushings, adapter spools, baskets and spacer spools and other assorted handling tools in various sizes to meet our customers’ demands. We charge customers for rental equipment on a daily basis. Our customers are liable for the cost of inspection and repairs or lost equipment. We currently provide rental tool equipment in Texas, Oklahoma, Louisiana, Mississippi, Colorado and offshore in the Gulf of Mexico.

We recently expanded this segment significantly with the acquisition of substantially all the assets of Oil & Gas Rental, a Louisiana-based provider of premium rental tools to both offshore and onshore exploration and production companies. The assets we acquired include an extensive inventory of premium rental equipment, including drill pipe, spiral heavy weight drill pipe, tubing work strings, landing strings, blow out preventors, choke manifolds and various valves and handling tools for oil and natural gas drilling. Included in this acquisition were Oil & Gas Rental’s facilities in Morgan City, Louisiana and Victoria, Texas, which principally serve the Gulf of Mexico. Historically, Oil & Gas Rental has also provided rental equipment internationally in Malaysia, Colombia, Russia, Mexico and Canada.

Oil & Gas Rental has over 40 years of operating history with a strong reputation for service and quality and has a total of approximately 80 employees. Based on Oil & Gas Rental’s unaudited historical financial information for the month of October 2006, approximately 92% of its revenue was derived from domestic operations. Of this domestic revenue, approximately 61% was derived from offshore operations (typically high pressure and deepwater operations) and 39% was derived from onshore operations (usually deep wells requiring premium drill pipe). Approximately 8% of Oil and Gas Rental’s revenue for the month of October 2006 was derived from international operations in Malaysia, Colombia, Russia, Mexico, and Canada.

International Drilling.  Through DLS, we provide drilling, completion, workover and related services for oil and gas wells. Headquartered in Buenos Aires, Argentina, DLS operates out of the San Jorge, Cuyan, Neuquén, Austral and Noroeste basins of Argentina. DLS specializes in contract drilling, oil well completion and workover services. DLS also offers a wide variety of other oilfield services such as drilling fluids and completion fluids and engineering and logistics to complement its customers’ field organization.

Through DLS, we operate a fleet of 51 rigs, including 20 drilling rigs, 18 workover rigs and 12 pulling rigs in Argentina and one drilling rig in Bolivia. Argentine rig operations are generally conducted in remote regions of the country and require substantial infrastructure and support. As of December 1, 2006, all of DLS’ rig fleet was actively marketed, except for one drilling rig that is presently inactive and requires approximately $6.0 million in capital expenditures for upgrades. A land drilling rig is composed of a drawworks or hoist, a derrick, a power plant, rotating equipment, and pumps to circulate the drilling fluid and the drill string. The workover rigs are quite similar to the drilling rigs, however, they are smaller than the drilling rig for the same depth of well. These rigs are used to complete the drilled wells or to repair them whenever necessary. A pulling rig is a type of well-servicing rig used to pull downhole equipment, such as tubing, rods or the pumps from a well, and replace them when necessary. A pulling rig is also used to set downhole tools and perform lighter jobs.

DLS currently services several of the major and independent oil and natural gas producing companies in Argentina, including Pan American Energy, Repsol-YPF, Apache Corporation (formerly Pioneer Natural Resources), Occidental Petroleum Corporation (formerly Vintage Petroleum) and Total Austral SA. Major competitors of DLS include Pride International, Inc., Servicios WellTech, S.A., Ensign Energy Services Inc. (formerly ODE), Nabors Industries Ltd. and Helmerich & Payne, Inc.

Directional Drilling Services.  Through Strata, we utilize state-of-the-art equipment to provide well planning and engineering services, directional drilling packages, downhole motor technology, well site directional supervision, exploratory and development re-entry drilling, downhole guidance services and other drilling services to our customers. We also provide logging-while-drilling and measurement-while-drilling services. We have a team of approximately 79 full-time directional drillers and maintain a selection of approximately 160 drilling motors. According to Baker Hughes, as of December 1, 2006, 40% of all wells in the United States are drilled directionally and/or horizontally. We expect that figure to grow over the next several years as companies seek to exploit maturing fields and sensitive formations. Management believes directional drilling offers several advantages over conventional drilling including:

•	improvement of total cumulative recoverable reserves;

•	improved reservoir production performance beyond conventional vertical wells; and

•	reduction of the number of field development wells.

Since 2002, we have increased our team of directional drillers from ten to approximately 79. Our straight hole drilling motors offer opportunity to capture additional market share. We currently provide our directional drilling services in Texas, Louisiana, Oklahoma and Colorado. In December of 2006, we merged Target into Strata.

Casing and Tubing Services.  Through Tubular, we provide specialized equipment and trained operators to perform a variety of pipe handling services, including installing casing and tubing, changing out drill pipe and retrieving production tubing for both onshore and offshore drilling and workover operations, which we refer to as casing and tubing services. All wells drilled for oil and natural gas require casing to be installed for drilling, and if the well is producing, tubing will be required in the completion phase. We currently provide casing and tubing services primarily in Texas, Louisiana and both onshore and offshore in the Gulf of Mexico and Mexico.

We expanded our casing and tubing services in September 2005 by acquiring the casing and tubing assets of IHS/Spindletop, a division of Patterson, a subsidiary of RPC, Inc. We paid $15.7 million for RPC, Inc.’s casing and tubing assets, which consisted of casing and tubing installation equipment, including hammers, elevators, trucks, pickups, power units, laydown machines, casing tools and torque turn equipment. The acquisition of RPC, Inc.’s casing and tubing assets increased our capability in casing and tubing services and expanded our geographic capability. We opened new field offices in Corpus Christi, Texas, Kilgore, Texas, Lafayette, Louisiana and Houma, Louisiana. The acquisition allowed us to enter the East Texas and Louisiana market for casing and tubing services as well as offshore in the Gulf of Mexico. Additionally, the acquisition greatly expanded our premium tubing services.

We expanded this segment again in April 2006 with the acquisition of Rogers for $13.7 million. Historically, Rogers rented, sold and serviced power drill pipe tongs and accessories and rental tongs for snubbing and well control applications and provided specialized tong operators for rental jobs. In December of 2006, we merged Rogers into Tubular.

We provide equipment used in casing and tubing services in Mexico to Matyep. Matyep provides equipment and services for offshore and onshore drilling operations to Petroleos Mexicanos, known as Pemex, in Villahermosa, Reynosa, Veracruz and Ciudad del Carmen, Mexico. Matyep provides all personnel, repairs, maintenance, insurance and supervision for provision of the casing and tubing crew and torque turn service. The term of the lease agreement pursuant to which we provide the equipment and Matyep provides the above listed items continues for as long as Matyep is successful in maintaining its casing and tubing business with Pemex. Services to offshore drilling operations in Mexico are traditionally seasonal, with less activity during the first quarter of each calendar year due to weather conditions.

Compressed Air Drilling Services.  Through AirComp, we provide compressed air equipment, drilling chemicals and other specialized drilling products for underbalanced drilling applications, which we refer to as compressed air drilling services. With a combined fleet of over 130 compressors and boosters, we believe we are one of the largest providers of compressed air or underbalanced drilling services in the United States. We also provide premium air hammers and bits to oil and natural gas companies for use in underbalanced drilling. Our broad and diversified product line enables us to compete in the underbalanced drilling market with an equipment package engineered and customized to specifically meet customer requirements.

Underbalanced drilling shortens the time required to drill a well and enhances production by minimizing formation damage. There is a trend in the industry to drill, complete and workover wells with underbalanced drilling operations, and we expect the market to continue to grow.

In July 2005, we purchased the compressed air drilling assets of W.T., operating in West Texas, and acquired the remaining 45% equity interest in AirComp from M-I. The acquired assets include air compressors, boosters, mist pumps, rolling stock and other equipment. These assets were integrated into AirComp’s assets and complement and add to AirComp’s product and service offerings. We currently provide compressed air drilling services in Texas, Oklahoma, New Mexico, Colorado, Utah, Wyoming and Arkansas.

Production Services.  We provide a variety of quality production-related rental tools and equipment and services, including wire line services, land and offshore pumping services and coil tubing. We also provide specialized equipment and trained operators to install and retrieve capillary tubing, through which chemicals are injected into producing wells to increase production and reduce corrosion. In addition, we perform workover services with coiled tubing units. Chemicals are injected through the tubing to targeted zones up to depths of approximately 20,000 feet. The result is improved production from treatment of downhole corrosion, scale, paraffin and salt build-up in producing wells. Natural gas wells with low bottom pressures can experience fluid accumulation in the tubing and well bore. This injection system can inject a foaming agent which lightens the fluids allowing them to flow out of the well. Additionally, corrosion inhibitors can be introduced to reduce corrosion in the well. Our production services segment was established with the acquisition of Downhole, in December 2004, and the acquisition of Capcoil, in May 2005. In February of 2006, we merged Downhole into Capcoil and named the new entity Allis-Chalmers Production Services, Inc., or Production Services.

We have an inventory of specialized equipment consisting of capillary and coil tubing units in various sizes ranging from 1/4” to 1 1/4” along with nitrogen pumping and transportation equipment. We recently received two capillary units and four coil tubing units in 2006, and we have two additional coil tubing units on order and scheduled for delivery in 2007. The new coil tubing units range in size from 1 1/4” to 1 3/4.” We also maintain a full range of stainless and carbon steel coiled tubing and related supplies used in the installation of the tubing. We sell or rent the tubing and charge a fee for its installation, servicing and removal, which includes the service personnel and associated equipment on a turn key or hourly basis. We do not provide the chemicals injected into the well.

In October 2006, we expanded our production services segment with the acquisition of Petro Rentals. Petro Rentals serves both the onshore and offshore markets, providing a variety of quality rental tools and equipment and services, with an emphasis on production-related equipment and services, including wire line services and equipment, land and offshore pumping services and coiled tubing. We currently provide production services in Texas, Louisiana, Oklahoma and Mexico.

Cyclical Nature of Oilfield Services Industry

The oilfield services industry is highly cyclical. The most critical factor in assessing the outlook for the industry is the worldwide supply and demand for oil and the domestic supply and demand for natural gas. The peaks and valleys of demand are further apart than those of many other cyclical industries. This is primarily a result of the industry being driven by commodity demand and corresponding price increases. As demand increases, producers raise their prices. The price escalation enables producers to increase their capital expenditures. The increased capital expenditures ultimately result in greater revenues and profits for services and equipment companies. The increased capital expenditures also ultimately result in greater production which historically has resulted in increased supplies and reduced prices.

Demand for our services has been strong throughout 2003, 2004, 2005 and 2006. Management believes demand will remain strong throughout 2007 due to high oil and natural gas prices and the capital expenditure plans of the exploration and production companies. Because of these market fundamentals for oil and natural gas, management believes the long-term trend of activity in our markets is favorable. However, these factors could be more than offset by other developments affecting the worldwide supply and demand for oil and natural gas products.

Customers

In 2005, none of our customers accounted for more than 10% of our revenues. Our customers are the major independent oil and natural gas companies operating in the United States, Mexico and Argentina. In 2004, Matyep in Mexico represented 10.8% and Burlington Resources Inc. represented 10.1% of our consolidated revenues. In 2003, Matyep represented 10.2%, Burlington Resources Inc. represented 11.1% and El Paso Corporation represented 14.1%, of our revenues. The loss without replacement of our larger existing customers could have a material adverse effect on our results of operations.

Suppliers

The equipment utilized in our business is generally available new from manufacturers or at auction. Currently, due to the high level of activity in the oilfield services industry, there is a high demand for new and used equipment. Consequently, there is a limited amount of many types of equipment available at auction and significant backlogs on new equipment. However, the cost of acquiring new equipment to expand our business could increase as a result of the high demand for equipment in the industry.

Competition

We experience significant competition in all areas of our business. In general, the markets in which we compete are highly fragmented, and a large number of companies offer services that overlap and are competitive with our services and products. We believe that the principal competitive factors are technical and mechanical capabilities, management experience, past performance and price. While we have considerable experience, there are many other companies that have comparable skills. Many of our competitors are larger and have greater financial resources than we do.

We believe that there are five major directional drilling companies, Schlumberger, Halliburton, Baker Hughes, W-H Energy Services (Pathfinder) and Weatherford, that market both worldwide and in the United States as well as numerous small regional players.

Our largest competitor for compressed air drilling services is Weatherford. Weatherford focuses on large projects, but also competes in the more common compressed air, mist, foam and aerated mud drilling applications. Other competition comes from smaller regional companies.

Significant competitors in the casing and tubing markets we serve include Frank’s Casing Crew and Rental Tools, Weatherford, BJ Services, Tesco and Premier Ltd. These markets remain highly competitive and fragmented with numerous casing and tubing crew companies working in the United States. Our primary competitors in Mexico are South American Enterprises and Weatherford, both of which provide similar products and services.

There are two other significant competitors in the chemical injection services portion of the production services market, Weatherford and Dyna Coil. We believe we own approximately 30% of the capillary tubing units in the southwestern United States that are used for chemical injection services.

The rental tool business is highly fragmented with hundreds of companies offering various rental tool services. Our largest competitors include Weatherford, Quail Rental Tools, Knight Rental Tools and W-H Energy Services (Thomas Tools).

Our five largest competitors in the contract drilling and workover services business are Pride International, Inc., Servicios WellTech, S.A., Ensign Energy Services Inc. (formerly ODE), Nabors Industries Ltd. and Helmerich & Payne, Inc.

Employees

Our strategy includes acquiring companies with strong management and entering into long-term employment contracts with key employees in order to preserve customer relationships and assure continuity following acquisition. In general, we believe we have good relations with our employees. None of our employees, other than our DLS employees, is represented by a union. We actively train employees across various functions, which we believe is crucial to motivate our workforce and maximize efficiency. Employees showing a higher level of skill are trained on more technologically complex equipment and given greater responsibility. All employees are responsible for on-going quality assurance. At December 1, 2006, we had approximately 2,477 employees. Almost all of DLS’ operations are subject to collective bargaining agreements, however, we believe that we maintain a satisfactory relationship with the unions to which DLS’ employees belong.

Insurance

We carry a variety of insurance coverages for our operations, and we are partially self-insured for certain claims in amounts that we believe to be customary and reasonable. However, there is a risk that our insurance may not be sufficient to cover any particular loss or that insurance may not cover all losses. Finally, insurance rates have in the past been subject to wide fluctuation, and changes in coverage could result in less coverage, increases in cost or higher deductibles and retentions.

Federal Regulations and Environmental Matters

Our operations are subject to federal, state, local and foreign laws and regulations relating to the energy industry in general and the environment in particular. Environmental laws have in recent years become more stringent and have generally sought to impose greater liability on a larger number of potentially responsible parties. Because we provide services to companies producing oil and natural gas, which are toxic substances, we may become subject to claims relating to the release of such substances into the environment. While we are not currently aware of any situation involving an environmental claim that would likely have a material adverse effect on us, it is possible that an environmental claim could arise that could cause our business to suffer. We do not anticipate any material expenditures to comply with environmental regulations affecting our operations.

In addition to claims based on our current operations, we are from time to time named in environmental claims relating to our activities prior to our reorganization in 1988. See “— Legal Proceedings.”

Intellectual Property Rights

Except for our relationships with our customers and suppliers described above, we do not own any patents, trademarks, licenses, franchises or concessions which we believe are material to the success of our business. As part of our overall corporate strategy to focus on our core business of providing services to the oil and natural gas industry and to increase stockholder value, we are investigating the sale or license of our worldwide rights to trade names and logos for products and services outside the energy sector.

Description of Properties

The following table describes the location and general character of the principal physical properties used in each of our company’s businesses as of December 31, 2006. All of the U.S. properties listed below are leased by us except for our properties in Edinburg, Texas, Victoria, Texas, Morgan City, Louisiana and one of our Production Services locations in Broussard, Louisiana. All of the Argentine and Bolivian properties listed below are leased by DLS except for the properties in Comodoro Rivadavia, Neuquén, Rincón de los Sauces and Tartagal.

Business Segment	Location

Directional Drilling Services	Houston, Texas Corpus Christi, Texas Oklahoma City, Oklahoma Lafayette, Louisiana
Compressed Air Drilling Services	Houston, Texas San Angelo, Texas Fort Stockton, Texas Farmington, New Mexico Grand Junction, Colorado Wilburton, Oklahoma Sonora, Texas Grandbury, Texas Denver, Colorado Carlsbad, New Mexico
Casing and Tubing Services	Edinburg, Texas Pearsall, Texas Corpus Christi, Texas Kilgore, Texas Broussard, Louisiana Houma, Louisiana
Rental Tools	Houston, Texas Broussard, Louisiana Morgan City, Louisiana Victoria, Texas
Production Services	Midland, Texas Corpus Christi, Texas Kilgore, Texas Carthage, Texas Alvin, Texas Broussard, Louisiana Arcadia, Louisiana Cordell, Oklahoma
International Drilling	Buenos Aires, Argentina Comodoro Rivadavia, Argentina Neuquén, Argentina Rincón de los Sauces, Argentina Tartagal, Argentina Santa Cruz, Bolivia
General Corporate	Houston, Texas

Legal Proceedings

On June 29, 1987, we filed for reorganization under Chapter 11 of the United States Bankruptcy Code. Our plan of reorganization was confirmed by the Bankruptcy Court after acceptance by our creditors and stockholders, and was consummated on December 2, 1988.

At confirmation of our plan of reorganization, the United States Bankruptcy Court approved the establishment of the A-C Reorganization Trust as the primary vehicle for distributions and the administration of claims under our plan of reorganization, two trust funds to service health care and life insurance programs for retired employees and a trust fund to process and liquidate future product liability claims. The trusts assumed responsibility for substantially all remaining cash distributions to be made to holders of claims and interests pursuant to our plan of reorganization. We were thereby discharged of all debts that arose before confirmation of our plan of reorganization.

We do not administer any of the aforementioned trusts and retain no responsibility for the assets transferred to or distributions to be made by such trusts pursuant to our plan of reorganization.

As part of our plan of reorganization, we settled U.S. Environmental Protection Agency claims for cleanup costs at all known sites where we were alleged to have disposed of hazardous waste. The EPA settlement included both past and future cleanup costs at these sites and released us of liability to other potentially responsible parties in connection with these specific sites. In addition, we negotiated settlements of various environmental claims asserted by certain state environmental protection agencies.

Subsequent to our bankruptcy reorganization, the EPA and state environmental protection agencies have in a few cases asserted that we are liable for cleanup costs or fines in connection with several hazardous waste disposal sites containing products manufactured by us prior to consummation of our plan of reorganization. In each instance, we have taken the position that the cleanup costs and all other liabilities related to these sites were discharged in the bankruptcy, and the cases have been disposed of without material cost. A number of Federal Courts of Appeal have issued rulings consistent with this position, and based on such rulings, we believe that we will continue to prevail in our position that our liability to the EPA and third parties for claims for environmental cleanup costs that had pre-petition triggers have been discharged. A number of claimants have asserted claims for environmental cleanup costs that had pre-petition triggers, and in each event, the A-C Reorganization Trust, under its mandate to provide plan of reorganization implementation services to us, has responded to such claims, generally, by informing claimants that our liabilities were discharged in the bankruptcy. Each of such claims has been disposed of without material cost. However, there can be no assurance that we will not be subject to environmental claims relating to pre-bankruptcy activities that would have a material adverse effect on us.

The EPA and certain state agencies continue from time to time to request information in connection with various waste disposal sites containing products manufactured by us before consummation of the plan of reorganization that were disposed of by other parties. Although we have been discharged of liabilities with respect to hazardous waste sites, we are under a continuing obligation to provide information with respect to our products to federal and state agencies. The A-C Reorganization Trust, under its mandate to provide plan of reorganization implementation services to us, has responded to these informational requests because pre-bankruptcy activities are involved.

We were advised in late 2005 that the A-C Reorganization Trust is in the process of terminating and distributing its assets, and as a result, we will assume the responsibility of responding to claimants and to the EPA and state agencies previously undertaken by the A-C Reorganization Trust. However, we have been advised by the A-C Reorganization Trust that its cost of providing these services has not been material in the past, and therefore we do not expect to incur material expenses as a result of responding to such requests. However, there can be no assurance that we will not be subject to environmental claims relating to pre-bankruptcy activities that would have a material adverse effect on us.

We are named as a defendant from time to time in product liability lawsuits alleging personal injuries resulting from our activities prior to our reorganization involving asbestos. These claims are referred to and handled by a special products liability trust formed to be responsible for such claims in connection with our reorganization. As with environmental claims, we do not believe we are liable for product liability claims relating to our business prior to our bankruptcy; moreover, the products liability trust continues to defend all such claims. However, there can be no assurance that we will not be subject to material product liability claims in the future.

We are involved in various other legal proceedings, including labor contract litigation, in the ordinary course of businesses. The legal proceedings are at different stages; however, we believe that the likelihood of material loss relating to any such legal proceeding is remote.

MANAGEMENT

Board of Directors and Executive Officers

Our executive officers and directors are:

Name	Age	Position

Munawar H. Hidayatallah	62	Chairman of the Board and Chief Executive Officer
Burt A. Adams	45	Vice Chairman of the Board, President and Chief Operating Officer
Victor M. Perez	54	Chief Financial Officer
Theodore F. Pound III	52	General Counsel and Secretary
Bruce Sauers	43	Vice President and Corporate Controller
David K. Bryan	49	President and Chief Operating Officer of Strata Directional Technology, Inc.
Steven Collins	55	President of Allis-Chalmers Production Services, Inc.
James Davey	52	President of Allis-Chalmers Rental Services, Inc. (formerly Allis-Chalmers Rental Tools, Inc.)
Gary Edwards	55	President of Allis-Chalmers Tubular Services Inc.
Terrence P. Keane	54	President and Chief Executive Officer of AirComp L.L.C.
Ali H. M. Afdhal	62	Director(2)
Alejandro P. Bulgheroni	63	Director
Carlos A. Bulgheroni	61	Director
John E. McConnaughy, Jr.	77	Director(1)
Victor F. Germack	66	Director(1)
Robert E. Nederlander	73	Director(1)(3)
Jeffrey R. Freedman	59	Director(2)(3)
Leonard Toboroff	74	Vice Chairman of the Board

(1)	Member of Audit Committee.

(2)	Member of Compensation Committee.

(3)	Member of Nominating Committee.

Munawar H. Hidayatallah has served as our Chairman of the Board and Chief Executive Officer since May 2001, and was President from May 2001 through February 2003. Mr. Hidayatallah was Chief Executive Officer of OilQuip from its formation in February 2000 until it merged with us in May 2001. From December 1994 until August 1999, Mr. Hidayatallah was the Chief Financial Officer and a director of IRI International, Inc., which was acquired by National Oilwell, Inc. in early 2000. IRI International, Inc. manufactured, sold and rented oilfield equipment to the oilfield and natural gas exploration and production sectors. From August 1999 until February 2001, Mr. Hidayatallah worked as a consultant to IRI International, Inc. and Riddell Sports Inc.

Burt A. Adams was appointed as Vice Chairman of our board of directors on December 18, 2006 and became our President and Chief Operating Officer on December 19, 2006. Mr. Adams has served as President and Chief Executive Officer of Oil & Gas Rental Services, Inc. since 1996. In April 2006, Mr. Adams was appointed a director of ATP Oil & Gas Corporation. He also serves as Chairman of Offshore Energy Center, Ocean Star Museum, located in Galveston, Texas and is on the Executive

Committee of National Ocean Industries Association (NOIA). Mr. Adams worked for Hydril Company in Houston, Texas from 1988 to 1996.

Victor M. Perez became our Chief Financial Officer in August 2004. From July 2003 to July 2004, Mr. Perez was a private consultant engaged in corporate and international finance advisory. From February 1995 to June 2003, Mr. Perez was Vice President and Chief Financial Officer of Trico Marine Services, Inc., a marine transportation company serving the offshore energy industry. Trico Marine Services, Inc. filed a petition under the federal bankruptcy laws in December 2004. Mr. Perez was Vice President of Corporate Finance with Offshore Pipelines, Inc., an oilfield marine construction company, from October 1990 to January 1995, when that company merged with a subsidiary of McDermott International. Mr. Perez also has 15 years of experience in international energy banking. Mr. Perez is a director of Safeguard Security Holdings.

Theodore F. Pound III became our General Counsel in October 2004 and was elected Secretary in January 2005. For ten years prior to joining us, he practiced law with the law firm of Wilson, Cribbs & Goren, P.C., Houston, Texas. Mr. Pound has practiced law for more than 25 years. Mr. Pound represented us as our lead counsel in each of our acquisitions beginning in 2001.

Bruce Sauers has served as our Vice President and Corporate Controller since July 2005. From January 2005 until July 2005, Mr. Sauers was Controller of Blast Energy Inc., an oilfield services company. From June 2004 until January 2005, Mr. Sauers worked as a financial and accounting consultant. From July 2003 until June 2004, Mr. Sauers served as controller for HMT, Inc., an above ground storage tank company. From February 2003 until July 2003, Mr. Sauers served as assistant controller at Todco, an offshore drilling contractor. From August 2002 until January 2003, Mr. Sauers acted as a consultant on SEC accounting and financial matters. From December 2001 through June 2002, Mr. Sauers was corporate controller at OSCA, Inc., an oilfield services company, which merged with BJ Service Company. From December 1996 until December 2001, Mr. Sauers was a corporate controller at UTI Energy Corp., a land drilling contractor, which merged and became Patterson-UTI Energy, Inc. Mr. Sauers is a certified public accountant and has served as an accountant for approximately 20 years.

David K. Bryan has served as President and Chief Operating Officer of Strata since February 2005. Mr. Bryan served as Vice President of Strata from June 2002 until February 2005. From February 2002 to June 2002, he served as General Manager, and from May 1999 through February 2002, he served as Operations Manager of Strata. Mr. Bryan has been involved in the directional drilling sector since 1979.

Steven Collins has served as President of Production Services since December 2005. Mr. Collins was our corporate Vice President of Sales and Marketing from June 2005 to December 2005. From 2002 to 2005, Mr. Collins served as Sales Manager of Well Testing and Corporate Strategic Accounts Manager for TETRA Technologies. From 1997 to 2002, Mr. Collins was in sales for Production Well Testers. Mr. Collins has over 25 years’ experience in various sales and management positions in the oilfield services industry.

James Davey has served as President of Allis-Chalmers Rental Services, Inc. since April 2005. Mr. Davey was President of Safco Oilfield Products from September 2004 through 2005 and served as our Executive Vice President of Business Development and Acquisitions in October 2003 until 2004. Prior to joining us, Mr. Davey had been employed with CooperCameron for 28 years in various positions.

Gary Edwards has served as President of Tubular since December 2005 after serving as Executive Vice President of Tubular since September 2005. From April 1997 to September 2005, Mr. Edwards served as Operations Manager for IHS/Spindletop Tubular Services, a division of Patterson. Mr. Edwards has been in the casing and tubing industry for the past 29 years.

Terrence P. Keane has served as President and Chief Executive Officer of our AirComp subsidiary since its formation on July 1, 2003, and served as a consultant to M-I in the area of compressed air drilling from July 2002 until June 2003. From March 1999 until June 2002, Mr. Keane served as Vice President and General Manager — Exploration, Production and Processing Services for Gas Technology Institute where Mr. Keane was responsible for all sales, marketing, operations and research and development of the exploration, production and processing business unit. For more than ten years prior to joining the Gas Technology Institute, Mr. Keane had various positions with Smith International, Inc., Houston, Texas, most recently in the position of Vice President Worldwide Operations and Sales for Smith Tool.

Ali H. M. Afdhal was appointed to our board of directors on September 12, 2006. Since 2001, Mr. Afdhal has operated and managed his family’s international and agricultural interests. Mr. Afdhal is a graduate of The Institute of Chartered Accountants in England and Wales.

Alejandro P. Bulgheroni was appointed to our board of directors on August 14, 2006. Mr. Bulgheroni has served as the Chairman of the Management Committee of Pan American Energy LLC, an oil and gas company, since November 1997. He also served as the Chairman of Bridas SAPIC from 1988 until 1997. He has served as Vice-Chairman and Executive Vice-President of Bridas Corporation since 1993. He also serves as Chairman of Associated Petroleum Investors Ltd., an international oil and gas holding company, and as Chairman and President of Bridas International Holdings Ltd. Mr. Bulgheroni is a member of the Petroleum and Gas Argentine Institute and of the Society of Petroleum Engineers (USA), Vice-President of the Argentine Chamber of Hydrocarbons Producers (CEPH), Vice-President of the Argentine-Uruguayan Chamber of Commerce, Counselor of the Buenos Aires Stock Exchange and Counselor of the Argentine Business Council for Sustainable Development (CEADS).

Carlos A. Bulgheroni was appointed to our board of directors on August 14, 2006. Mr. Bulgheroni has served as the Chairman and President of Bridas Corporation, an international oil and gas holding company, since 1993. He has been a member of the Management Committee of Pan American Energy LLC since November 1997. He is also a member of the International Council of the Center for Strategic and International Studies (CSIS-Washington), of the International Committee of The Kennedy Center for the Performing Arts and of the Executive Board of the International Chamber of Commerce (ICC-Paris).

John E. McConnaughy, Jr. was appointed to our board of directors in May 2004. Mr. McConnaughy has served as Chairman and Chief Executive Officer of JEMC Corporation, a personal holding company, since he founded it in 1985. His career includes positions of management with Westinghouse Electric and the Singer Company, as well as service as a director of numerous public and private companies. In addition, he previously served as Chairman and Chief Executive Officer of Peabody International Corp. and Chairman and Chief Executive Officer of GEO International Corp. He retired from Peabody in February 1986 and GEO in October 1992. Mr. McConnaughy currently serves on the boards of Wave Systems Corp., Consumer Portfolio Services, Inc., Levcor International, Inc. and Arrow Resources Development Inc. He also serves as Chairman of the Board of Trustees of the Strang Cancer Prevention Center and as Chairman Emeritus for the Harlem School of the Arts.

Victor F. Germack was appointed to our board of directors in January 2005. Mr. Germack has served since 1980 as President of Heritage Capital Corp., a company engaged in investment banking services. In addition, Mr. Germack formed, and since 2002 has been President of, RateFinancials Inc., a company that rates and ranks the financial reporting of U.S. public companies.

Robert E. Nederlander has served as our director since May 1989. Mr. Nederlander served as our Chairman of the board of directors from May 1989 to 1993, and as our Vice Chairman of the board of directors from 1993 to 1996. Mr. Nederlander has been a Director of Cendant Corp. since December 1997 and Chairman of the Corporate Governance Committee of Cendant Corp. since 2002.

Mr. Nederlander was a director of HFS, Inc. from July 1995 to December 1997. Since November 1981, Mr. Nederlander has been President and/or Director of the Nederlander Organization, Inc., owner and operator of legitimate theaters in New York City. Since December 1998, Mr. Nederlander has been a managing partner of the Nederlander Company, LLC, operator of legitimate theaters outside New York City. Mr. Nederlander was Chairman of the board of directors of Varsity Brands, Inc. (formerly Riddell Sports Inc.) from April 1988 to September 2003 and was the Chief Executive Officer of such corporation from 1988 through April 1, 1993. Mr. Nederlander has been a limited partner and a director of the New York Yankees since 1973. Mr. Nederlander has been President of Nederlander Television and Film Productions, Inc. since October 1985. In addition, from January 1988 to January 2002, Mr. Nederlander was Chairman of the Board and Chief Executive Officer of Mego Financial Corp., beginning in January 1988 and resigned all positions in January 2002. The new management changed Mego’s name to Leisure Industries Corporation of America and later filed a voluntary petition under Chapter 11 of the U.S. federal bankruptcy code in July 2003.

Jeffrey R. Freedman was appointed to our board of directors in January 2005. Mr. Freedman served as our Executive Vice President — Corporate Development from January 2002 to November 2002. Since January 2003, Mr. Freedman has been involved in real estate development in South Florida. From 1994 through March 2002, Mr. Freedman was Managing Director — Oil Services and Equipment for Prudential Securities with responsibilities for institutional equity research of oilfield services and contract drilling companies in the U.S. public markets. Mr. Freedman has been involved and held various positions with major institutional brokerage firms in equity research relating to the oil service sector over the last 20 years.

Leonard Toboroff has served as our director and Vice Chairman of the board of directors since May 1989 and served as our Executive Vice President from May 1989 until February 2002. Mr. Toboroff served as a director and Vice President of Varsity Brands, Inc. (formerly Riddell Sports Inc.) from April 1988 through October 2003, and he is also a director of Engex Corp. and NOVT Corporation. Mr. Toboroff is currently a managing (executive) director of Corinthian Capital, a private equity firm. Mr. Toboroff has been a practicing attorney continuously since 1961.

Board of Directors; Committees

Our board currently has ten members who serve for a term of one year or until their successors are elected and take office. Pursuant to the corporate governance rules of the American Stock Exchange, a majority of the members of our board of directors must be “independent” in the meaning of such rules. Currently, we currently have five independent and five non-independent directors. Our board of directors has increased the number of seats comprising our entire board from ten to eleven in order to add an additional independent director. The Nominating Committee of our board is evaluating candidates to fill the newly created independent director position, and we expect our board to fill the new position promptly upon receiving the nomination by the Nominating Committee.

Our board of directors currently has three standing committees: the Audit Committee, the Nominating Committee and the Compensation Committee.

Audit Committee

Our Audit Committee consists of three directors, Mr. McConnaughy and Mr. Germack, who serve as Co-Chairmen, and Mr. Nederlander. All of our Audit Committee members are “independent” under the applicable American Stock Exchange and SEC rules regarding audit committee membership. Our board of directors has determined that Mr. Germack qualifies as an “audit committee financial expert” under applicable SEC rules and regulations governing the composition of the Audit Committee.

The Audit Committee assists our board of directors in fulfilling its oversight responsibility by overseeing and evaluating (i) the conduct of our accounting and financial reporting process and the integrity of the financial statements that will be provided to stockholders and others; (ii) the functioning of our systems of internal accounting and financial controls; and (iii) the engagement, compensation, performance, qualifications and independence of our independent auditors. Our board of directors adopted a written Audit Committee charter in March 2002, which was amended in May 2004. The charter is reviewed annually and revised as appropriate. A copy of the Audit Committee charter is available on our website (www.alchenergy.com). Information on our website is not incorporated into this prospectus supplement or the accompanying prospectus and is not a part of this prospectus supplement or the accompanying prospectus.

The independent auditors have unrestricted access and report directly to the Audit Committee. The Audit Committee meets privately with, and has unrestricted access to, the independent auditors and all of our personnel.

The Audit Committee initially selected UHY Mann Frankfort Stein & Lipp CPAs, LLP as our independent auditors for the fiscal year ended December 31, 2006. On June 1, 2006, the partners of UHY Mann Frankfort Stein & Lipp CPAs, LLP announced that they were joining UHY LLP, a New York limited liability partnership. UHY LLP is the independent registered public accounting firm with which UHY Mann Frankfort Stein & Lipp CPAs, LLP has an affiliation. UHY LLP is a legal entity that is separate from UHY Mann Frankfort Stein & Lipp CPAs, LLP. On June 15, 2006, UHY Mann Frankfort Stein & Lipp CPAs, LLP notified us that it has ceased to provide audit services to us, and accordingly, resigned as our independent auditors on that date. On June 15, 2006, the Audit Committee engaged UHY LLP as our independent auditors for our fiscal year ending December 31, 2006.

Compensation Committee

The Compensation Committee currently consists of Mr. Afdhal, as Chairman, and Mr. Freedman. The Compensation Committee formulates and oversees the execution of our compensation strategies, including by making recommendations to our board of directors with respect to compensation arrangements for senior management, directors and other key employees. The Compensation Committee also administers our 2003 Incentive Stock Plan and will administer our 2006 Incentive Plan. Our board of directors has adopted a charter for the Compensation Committee, a copy of which is available on our website (www.alchenergy.com). Information on our website is not incorporated into this prospectus supplement or the accompanying prospectus and is not a part of this prospectus supplement or the accompanying prospectus.

Nominating Committee

The Nominating Committee of our board of directors was established in January 2005 to select nominees for the board of directors. The Nominating Committee consists of Mr. Nederlander, as Chairman, and Mr. Freedman, both of whom are independent as defined for such purpose by the American Stock Exchange. We have no formal procedure pursuant to which stockholders may recommend nominees to our board of directors or Nominating Committee, and the board of directors believes that the lack of a formal procedure will not hinder the consideration of qualified nominees. The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for directors. Candidates may come to the attention of the Nominating Committee through current board members, stockholders and other persons. Our board of directors has adopted a charter for the Nominating Committee, a copy of which is available on our website (www.alchenergy.com). Information on our website is not incorporated into this prospectus supplement or the accompanying prospectus and is not a part of this prospectus supplement or the accompanying prospectus.

DESCRIPTION OF OUR INDEBTEDNESS

Senior Secured Credit Facility

  General

On January 18, 2006, we amended and restated our previous credit agreement (which we signed in July 2005), resulting in a new four-year, $25.0 million senior secured revolving credit facility with a syndicate of lenders led by Royal Bank of Canada, as administrative agent and collateral agent. Our borrowing capacity under this new facility is available to finance working capital requirements and other general corporate purposes, including permitted acquisitions (as defined in the credit agreement) and the issuance of standby letters of credit. The terms of this facility are as described below.

Borrowings under the credit agreement will mature on January 18, 2010. The credit agreement requires us to repay the facility prior to maturity by an amount equal to (a) 100% of the net cash proceeds of certain asset sales (other than inventory and obsolete equipment in the ordinary course of business) by us or our subsidiaries (including sales of stock of our subsidiaries) and 100% of insurance proceeds, to the extent such proceeds exceed a cumulative basket equal to 5% of our consolidated assets (as determined in accordance with the credit agreement), subject to a 180-day reinvestment period, (b) 100% of the net cash proceeds from the issuance of any unsecured debt after January 18, 2006 (subject to permitted exceptions, including the issuance of our 9.0% senior notes) and (c) 100% of the net cash proceeds from the issuance of our equity securities after such date (subject to permitted exceptions). Amounts under the facility may be repaid and reborrowed prior to the final maturity date. As of December 31, 2006, we had approximately $15.3 million of unused availability under our credit facility.

All borrowings under our new facility are subject to the satisfaction of usual and customary conditions, including the accuracy of representations and warranties and the absence of defaults.

  Guarantees and Security

All of our existing and future direct and indirect subsidiaries are required to guarantee our obligations under the credit agreement. Borrowings under the credit facility and any related guarantees are secured by a first priority lien on (a) all of our and our subsidiaries’ fixed assets and (b) all of our and our subsidiaries’ accounts receivable, inventory, equipment, general intangibles, deposit accounts and other material assets and properties, including the stock and other outstanding equity interests of our subsidiaries.

  Interest and Fees

The interest under the credit agreement is payable at rates per annum based on the London Interbank Offered Rate, or LIBOR, or an alternate base rate, or ABR. Under the credit agreement, ABR loans may be prepaid at any time without penalty. LIBOR loans may be prepaid without penalty, subject to our reimbursement of certain breakage and redeployment costs.

  Covenants and Events of Default

The credit agreement contains covenants customary for agreements of this type, including, but not limited to, limitations on our ability to: (a) incur additional indebtedness and guarantees, (b) create liens and other encumbrances on our assets, (c) consolidate, merge or sell assets, (d) pay dividends and other distributions or repurchase stock, (e) make certain investments, loans and advances, (f) make capital expenditures, (g) enter into operating leases and sale/leaseback transactions, (h) enter into transactions with our affiliates, (i) change the character of our business, (j) engage in hedging activities unless certain requirements are satisfied and (k) prepay other debt. Also, we are required to comply with certain financial tests and maintain certain financial ratios. These financial tests and ratios include requirements to maintain: (a) a maximum ratio of total funded debt to EBITDA, (b) a maximum ratio of senior secured debt to EBITDA, (c) a minimum ratio of EBITDA to interest expense, (d) a minimum tangible net worth, (e) a minimum current ratio and (f) a minimum fixed asset coverage ratio.

The credit agreement also includes customary representations, warranties and events of default, including events of default relating to non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, the termination of or default under any material agreement, the result of which could reasonably be expected to have a material adverse effect, material and uncured judgments, bankruptcy and insolvency events, cross-defaults and a default in the event of a change of control. An event of default under the credit agreement will permit the lenders to accelerate the maturity of the indebtedness under the facility, and may result in one or more cross-defaults under other indebtedness, including our 9.0% senior notes. Similarly, a default generally under the indenture governing our 9.0% senior notes will constitute an event of default under the credit agreement.

  Recent Amendments and Waivers

In conjunction with the acquisition of DLS, we amended the credit agreement to, among other things, provide for the acquisition of DLS, permit the net proceeds from the August 2006 common stock offering and the issuance of an additional $95.0 million of our 9.0% senior notes to be used for the acquisition of DLS, increase the sub-limit for the issuance of stand-by letters of credit, increase permitted capital expenditures and increase permitted indebtedness at DLS. In connection with our recent acquisition of substantially all the assets of Oil & Gas Rental, we received a waiver allowing such acquisition, the related bridge financing and its refinancing.

9.0% Senior Notes

On January 18, 2006, we completed the issuance and sale of $160.0 million aggregate principal amount of our 9.0% senior notes due 2014, which we refer to as our 9.0% senior notes. On August 14, 2006, we completed the issuance and sale of an additional $95.0 million aggregate principal amount of our 9.0% senior notes. Our 9.0% senior notes are all jointly and severally, fully and unconditionally guaranteed by each of our material domestic restricted subsidiaries. Our 9.0% senior notes and the related guarantees were offered and sold in private transactions in conformance with Rule 144A and Regulation S under the Securities Act.

We issued our 9.0% senior notes pursuant to an indenture, dated as of January 18, 2006, by and among Allis-Chalmers, the subsidiary guarantor parties thereto and Wells Fargo Bank, N.A., as trustee.

We used net proceeds from the January 2006 offering of our 9.0% senior notes to fund our acquisition of Specialty, to repay existing debt and for general corporate purposes. We used the net proceeds from our August 2006 offering of our 9.0% senior notes to fund a portion of our acquisition of DLS.

Interest on our 9.0% senior notes sold in January 2006 began to accrue on January 18, 2006 at a rate of 9.0% per year and is payable semi-annually in arrears on January 15 and July 15 of each year, commencing on July 15, 2006. Interest on our 9.0% senior notes sold in August 2006 began to accrue on July 15, 2006 at a rate of 9.0% per year and is payable semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2007. All of our 9.0% senior notes will mature on January 15, 2014. Our 9.0% senior notes are our senior unsecured obligations and rank, in right of payment, equally with all of our existing and future senior unsecured indebtedness and senior to our existing and future subordinated indebtedness. Our 9.0% senior notes are effectively subordinated to any of our existing or future secured indebtedness, including under our credit agreement, to the extent of the assets securing such indebtedness. The related guarantees are senior unsecured obligations of the guarantors and rank, in right of payment, equally with all of the guarantors’ existing and future senior unsecured indebtedness and senior to any existing and future subordinated indebtedness of the guarantors. The guarantees are effectively subordinated to any of the guarantors’ existing or future secured indebtedness to the extent of the assets securing such indebtedness.

The indenture governing our 9.0% senior notes contains covenants that limit the ability of Allis-Chalmers and our restricted subsidiaries to:

•	incur additional debt;

•	make certain investments or pay dividends or distributions on such entity’s capital stock or purchase or redeem or retire capital stock;

•	sell assets, including capital stock of our restricted subsidiaries;

•	restrict dividends or other payments by restricted subsidiaries;

•	create liens;

•	enter into transactions with affiliates; and

•	merge or consolidate with another company.

These limitations are subject to a number of important qualifications and exceptions.

Upon an event of default (as defined in the indenture), the trustee or the holders of at least 25% in aggregate principal amount of our 9.0% senior notes then outstanding may declare the entire principal of all such notes to be due and payable immediately.

We may, at our option, redeem all or part of our 9.0% senior notes at any time prior to January 15, 2010 at the make-whole price set forth in the indenture governing such notes, and on or after January 15, 2010 at fixed redemption prices, plus accrued and unpaid interest, if any, to the date of redemption.

At any time, which may be more than once, before January 15, 2009, we may redeem up to 35% of the outstanding 9.0% senior notes with money that we raise in one or more equity offerings at a redemption price of 109.0% of the par value of the 9.0% senior notes redeemed, plus accrued and unpaid interest, as long as:

•	we redeem such notes within 180 days of completing the equity offering; and

•	at least 65% of the aggregate principal amount of our 9.0% senior notes issued in January 2006 remains outstanding after the redemption.

If we experience certain kinds of changes of control, we must give holders of our 9.0% senior notes the opportunity to sell to us their 9.0% senior notes at 101% of their principal amount, plus accrued and unpaid interest.

Upon an event of default (as defined in the indenture governing our 9.0% senior notes), the trustee or the holders of at least 25% in aggregate principal amount of our 9.0% senior notes then outstanding may declare the entire principal of all our 9.0% senior notes to be due and payable immediately.

Senior Notes due 2017

Concurrently with this offering, we are offering approximately $250 million aggregate principal amount of our senior notes due 2017, which we refer to as our senior notes due 2017, in an offering exempt from the registration requirements of the Securities Act of 1933, in conformance with Rule 144A and Regulation S under the Securities Act. We plan to use the net proceeds from such offering of our senior notes due 2017 to repay a portion of the borrowings under our bridge loan, which we incurred to finance the purchase of substantially all the assets of Oil & Gas.

The senior notes due 2017 will be our senior unsecured obligations and rank, in right of payment, equally with all of our existing and future senior unsecured indebtedness and senior to our existing and future subordinated indebtedness. Our senior notes due 2017 will be effectively subordinated to any of our existing or future secured indebtedness, including under our credit agreement, to the extent of the assets securing such indebtedness. These notes will be guaranteed by our domestic subsidiaries, and the guarantees will be senior unsecured obligations of the guarantors and rank, in right of payment, equally with all of the guarantors’ existing and future senior unsecured indebtedness and senior to any existing and future subordinated indebtedness of the guarantors. The guarantees will be effectively subordinated to any of the guarantors’ existing or future secured indebtedness to the extent of the assets securing such indebtedness.

We expect the indenture governing our senior notes due 2017 to contain covenants, events of default, remedy and other provisions that will be substantially similar to those contained in the indenture governing our 9.0% senior notes.

We expect the redemption provisions applicable to our senior notes due 2017 to allow us, at our option, to redeem all or part of these notes at any time prior to a date in 2012 at the make-whole price set forth in the indenture governing such notes, and on or after such date at fixed redemption prices, plus accrued and unpaid interest, if any, to the date of redemption.

We all expect such redemption provision to provide that at any time, which may be more than once, before a date in 2010, we may redeem up to 35% of the outstanding senior notes due 2017 with money that we raise in one or more equity offerings at a redemption price equal to the sum of the par value plus half the interest rate on these notes, plus accrued and unpaid interest, as long as:

•	we redeem such notes within 180 days of completing the equity offering; and

•	at least 65% of the aggregate principal amount of our initially issued senior notes due 2007 remains outstanding after the redemption.

We expect the indenture governing our senior notes due 2017 to provide that if we experience certain kinds of changes of control, we must give holders of such notes the opportunity to sell to us their senior notes due 2017 at 101% of their principal amount, plus accrued and unpaid interest.

Bridge Loan Facility

  General

On December 18, 2006, we, as borrower, Royal Bank of Canada, as administrative agent, RBC Capital Markets Corporation, as exclusive lead arranger and sole bookrunner, the guarantors party thereto and the lenders party thereto entered into a Senior Unsecured Bridge Loan Agreement dated as of December 18, 2006 in order to finance the cash portion of the purchase price of our acquisition of substantially all of the assets of Oil & Gas Rental. Under the loan agreement, we borrowed $300 million, comprised of (1) a Bridge A Loan in the aggregate principal amount of $225 million and (2) a Bridge B Loan in the aggregate principal amount of $75 million. Borrowings under the bridge loan agreement will mature on June 18, 2006. We intend to apply the proceeds of this offering and proceeds of our concurrent offering of senior notes due 2017 to repay these bridge loan borrowings in full.

  Interest

The Bridge A Loan and the Bridge B Loan will bear interest under one of two rate options, selected by us, equal to either:

•	the greater of (a) the administrative agent’s base rate and (b) the federal funds rate plus one-half of one percent plus (1) in the case of a Bridge A Loan, 3.75% per annum, increasing to 4.75% per annum on December 18, 2007, and (2) in the case of a Bridge B Loan, 5.75% per annum, increasing to 6.75% per annum on December 18, 2007;

•	the Adjusted LIBO Rate (as defined in the bridge loan agreement) for the interest period plus (1) in the case of a Bridge A Loan, 4.75% per annum, increasing to 5.75% per annum on December 18, 2007, and (2) in the case of a Bridge B Loan, 6.75% per annum, increasing to 7.75% per annum on December 18, 2007.

Regardless of which interest rate options we select for the Bridge A Loan and the Bridge B Loan, the bridge loan agreement provides that the interest rate shall never be less than (1) 9% per annum for the Bridge A Loan and (2) 11% per annum for the Bridge B Loan. Borrowings under the bridge loan agreement may be prepaid prior to the maturity date without penalty.

  Covenants and Events of Default

The bridge loan agreement contains covenants customary for agreements of this type, including, but not limited to, limitations on our and certain of our subsidiaries ability to: (a) incur additional indebtedness or guarantees, (b) create liens or other encumbrances on our property, income or revenue, (c) enter into any sale and lease-back transactions, (d) make certain investments, loans or advances, (e) consolidate, merge or sell assets, (f) declare or make any restricted payments, (g) enter into transactions with our affiliates, (h) change the character of our business, (i) change our capital structure or modify or supplement other loan documents, (j) create or acquire a new subsidiary, (k) become a general partner in a limited partnership, (l) change our accounting, reporting practices and tax reporting treatment or fiscal year, and (m) make capital expenditures in excess of specified amounts. The covenants and provisions are subject to a number of important qualifications and exceptions.

The bridge loan agreement also includes customary representations, warranties and events of default, including, but not limited to, events of default relating to non-payment of principal, interest and fees, violation of covenants, inaccuracy of representations and warranties, default under related loan documents, default under hedging agreements, material and uncured judgments, bankruptcy or insolvency, certain reportable events under ERISA, any of the guarantees ceasing to be in full force and effect, related loan documents ceasing to be valid, change of control, and failure to comply with the terms of any subordination or intercreditor agreement. An event of default under the bridge loan agreement will permit the lenders to accelerate the maturity of the outstanding indebtedness under the bridge loan agreement.

  Guarantees

Some of our domestic subsidiaries are required to guarantee our obligations under the bridge loan agreement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS

The following discussion is a general summary of material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock applicable to “Non-U.S. Holders.” As used herein, a Non-U.S. Holder means a beneficial owner of our common stock that is not a U.S. person or a partnership for U.S. federal income tax purposes, and that will hold shares of our common stock as capital assets (i.e., generally, for investment). For U.S. federal income tax purposes, a U.S. person includes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or partnership (or other business entity treated as a corporation or partnership) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income regardless of source; or

•	a trust that (A) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons, or (B) otherwise has validly elected to be treated as a U.S. domestic trust.

If a partnership holds shares of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

This summary does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder’s tax position and does not consider U.S. state and local or non-U.S. tax consequences. It also does not consider Non-U.S. Holders subject to special tax treatment under the U.S. federal income tax laws (including partnerships or other pass-through entities, banks and insurance companies, dealers in securities, holders of our common stock held as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction transaction, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, foreign tax-exempt organizations, former U.S. citizens or residents and persons who hold or receive common stock as compensation or pursuant to the exercise of compensatory options). This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, applicable Treasury regulations, administrative pronouncements of the U.S. Internal Revenue Service, or IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, and different interpretations.

This summary is included herein as general information only. Accordingly, each prospective Non-U.S. Holder is urged to consult its tax advisor with respect to the U.S. federal, state, local and non-U.S. income, estate and other tax consequences of holding and disposing of our common stock.

U.S. Trade or Business Income

For purposes of this discussion, dividend income and gain on the sale or other taxable disposition of our common stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States and (ii) in the case of a Non-U.S. Holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the Non-U.S. Holder in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided the Non-U.S. Holder complies with applicable certification and disclosure requirements); instead, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates in the same manner as a U.S. person. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation also may be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty, under specific circumstances.

Distributions

Distributions of cash or property that we pay will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). A Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our common stock. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the Non-U.S. Holder’s tax basis in our common stock, and thereafter will be treated as capital gain. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under the treaty. A Non-U.S. Holder of our common stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. A Non-U.S. Holder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty.

The U.S. federal withholding tax does not apply to dividends that are U.S. trade or business income, as defined above, of a Non-U.S. Holder who provides a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Dispositions of Our Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale or other disposition of our common stock unless:

•	the gain is U.S. trade or business income, as defined above;

•	the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other conditions; or

•	we are or have been a “U.S. real property holding corporation,” or USRPHC, under section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder’s holding period for our common stock.

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests,” as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If we are determined to be a USRPHC, the U.S. federal income and withholding taxes relating to interests in USRPHCs nevertheless will not apply to gains derived from the sale or other disposition of the common stock by a Non-U.S. Holder whose shareholdings, actual and constructive, at all times during the applicable period, amount to 5% or less of our common stock, provided that our common stock is regularly traded on an established securities market. We do not believe that we currently are a USRPHC, and we do not anticipate becoming a USRPHC in the future. However, no assurance can be given that we will not be a USRPHC, or that our common stock will be considered regularly traded, when a Non-U.S. Holder sells its shares of our common stock.

U.S. Federal Estate Taxes

Shares of our common stock owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Requirements

We must annually report to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments. Dividends paid to a Non-U.S. Holder of our common stock generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

The payment of the proceeds from the disposition of common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of our common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not the backup withholding) on the payment unless the broker has documentary evidence in its files that the holder is a Non-U.S. Holder and the broker has no knowledge to the contrary. Non-U.S. Holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our common stock).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, if the Non-U.S. Holder provides the required information to the IRS.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement and the accompanying prospectus through several underwriters. RBC Capital Markets Corporation is the representative of the several underwriters. We plan to enter into a firm commitment underwriting agreement with RBC Capital Markets Corporation, as representative of the several underwriters. Subject to the terms and conditions of the underwriting agreement, we plan to agree to sell to the underwriters, and each underwriter plans to agree to purchase, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares

RBC Capital Markets Corporation	3,300,000
Johnson Rice & Company L.L.C.	1,200,000
Morgan Keegan & Company, Inc.	1,200,000
Pritchard Capital Partners, LLC	300,000

Total	6,000,000

The underwriting agreement will provide that the obligation of the underwriters to purchase the shares included in this offering is subject to approval of legal matters by counsel and to other conditions. The underwriters will be obligated to purchase all of the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

The underwriting agreement will provide that the underwriters will purchase the shares of common stock from us at the public offering price shown on the cover page of this prospectus supplement less the underwriting discount shown on the cover page of this prospectus supplement. The underwriters may allow a concession of not more than $0.53 per share to selected dealers. The underwriters may also allow, and those dealers may re-allow, a concession of not more than $0.10 per share to some other dealers. If all of the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms. The common stock is offered subject to a number of conditions.

The following table summarizes the underwriting discounts the underwriters are to receive on a per share basis and in total from us. The information is presented assuming either no exercise or full exercise of the underwriter’s option to purchase additional shares of stock to cover over-allotments.

		Total
		Without	With
	Per Share	Option	Option

Underwriting discount paid by us	$0.8825	$5,295,000	$6,089,250

We estimate that the total expenses of this offering will be approximately $500,000, excluding underwriter’s discounts. We will pay all expenses associated with this offering.

The underwriters propose to offer the shares of our common stock to the public at the offering price set forth on the cover page of this prospectus supplement. After the shares are released for sale to the public, the underwriters may change the offering price and other selling terms. The underwriters reserve the right to reject an order for the purchase of shares, in whole or in part.

We intend to grant the underwriters the option, exercisable for thirty (30) days from the date of this prospectus supplement, to purchase up to 900,000 additional shares of common stock at the price set forth on the cover page of this prospectus supplement. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with the offering. If any additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Upon or prior to execution of the underwriting agreement, we and each of our executive officers and directors will have agreed that, subject to certain conditions and exceptions, none of us will issue, sell, transfer or dispose of any shares of our common stock or securities convertible into or exercisable for any shares of our common stock, without the prior written consent of RBC Capital Markets Corporation, which shall not be unreasonably withheld, for a period of ninety (90) days after the date of the underwriting agreement, other than in this offering in accordance with the terms of the underwriting agreement.

Our shares of common stock are listed on the American Stock Exchange under the symbol “ALY.”

In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions in accordance with Regulation M. Short sales involve syndicate sales of shares in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. “Covered” short sales are sales made in an amount up to the number of shares represented by the underwriter’s over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which the underwriters may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short position involve either purchases in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for, or purchases of, shares in the open market while the offering is in progress, subject to a specified maximum price.

Any of these activities may have the effect of preventing or retarding a decline in the market price of our common stock. They may also cause the price of the shares of our common stock to be higher than the price that would otherwise exist on the open market in the absence of these transactions. The underwriters may conduct these transactions on the American Stock Exchange or otherwise. If the underwriters commence any of these transactions, it may discontinue them at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Some of the underwriters, including RBC Capital Markets Corporation, have from time to time performed, and may in the future perform, various investment banking, financial advisory, commercial banking and other services for us for which they has been paid, or will be paid, customary fees. Also, RBC Capital Markets Corporation and certain of its affiliates beneficially own approximately 6,041 shares of our common stock.

As described in “Use of Proceeds,” we intend to use the net proceeds to repay a portion of the amount outstanding under our $300 million bridge loan facility. If the net proceeds are used in this manner, more than 10% of the net proceeds of this offering, not including underwriting compensation, may be received by an affiliate of RBC Capital Markets Corporation, a member of the National Association of Securities Dealers, Inc. Consequently, this offering is being conducted in compliance with NASD Conduct Rule 2710(h). Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of equity securities for which a “bona fide independent market,” as defined by the NASD, exists.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) the underwriters have represented and agreed that they have not made and will not make an offer of the shares of our common stock to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares of our common stock to the public in that Relevant Member State:

(a) in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those shares of our common stock which have been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

(b) at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(c) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000 as shown in its last annual or consolidated accounts; or

(d) at any time in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares of our common stock to the public” in relation to any shares of our common stock in any Relevant Member State means to communication in any form and by any means of sufficient information on the terms of the offer and the shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each of the underwriters has represented and agreed that:

1. No deposit taking: (a) is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (b) it has not offered or sold and will not offer or sell any shares of our common stock other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the shares of our common stock would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act of 2000, or the FSMA, by us.

2. Financial promotion: it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any shares of our common stock in circumstances in which Section 21(1) of the FSMA does not, or in the case of Allis-Chalmers, would not, if it was not an authorized institution, apply to Allis-Chalmers; and

3. General compliance: it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any shares of our common stock in, from or otherwise involving the United Kingdom.

Switzerland

The shares of our common stock may not and will not be publicly offered, distributed or re-distributed on a professional basis in or from Switzerland and neither this prospectus supplement nor any other solicitation for investments in the shares of our common stock may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 1156 or 652a of the Swiss Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus supplement is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our shares of common stock on any Swiss stock exchange or other Swiss regulated market and this prospectus supplement may not comply with the information required under the relevant listing rules. The shares of common stock have not and will not be registered with the Swiss Federal Banking Commission and have not and will not be authorized under the Federal Act on Investment Funds of March 18, 1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of the shares of common stock.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Andrews Kurth LLP, Houston, Texas. Certain legal matters in connection with the offering will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements of Allis-Chalmers Energy Inc. as of and for the years ended December 31, 2005 and 2004 incorporated by reference in this prospectus supplement and the accompanying prospectus have been audited by UHY Mann Frankfort Stein & Lipp CPAs, LLP, independent registered public accounting firm, as set forth in their report thereon, and are so incorporated by reference in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Allis-Chalmers Energy Inc. as of and for the year ended December 31, 2003 incorporated by reference in this prospectus supplement and the accompanying prospectus have been audited by Gordon, Hughes and Banks, LLP, independent registered public accounting firm, as set forth in their report thereon, and are so incorporated by reference in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Delta Rental Service, Inc. and schedules and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus have been audited by Wright, Moore, Dehart, Dupuis & Hutchinson, LLC, independent certified public accountants, to the extent and for the periods set forth in their report thereon, and are so incorporated by reference in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Capcoil Tubing Services, Inc. and schedules and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus have been audited by Curtis Blakely & Co., PC, independent certified public accountants, to the extent and for the periods set forth in their report thereon, and are so incorporated by reference in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of W.T. Enterprises, Inc. and schedules and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus have been audited by Accounting & Consulting Group, LLP, independent certified public accountants, to the extent and for the periods set forth in their report thereon, and are so incorporated by reference in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Specialty Rental Tools Inc. incorporated by reference in this prospectus supplement and the accompanying prospectus have been audited by UHY Mann Frankfort Stein & Lipp CPAs, LLP, independent auditors, to the extent and for the periods set forth in their report thereon, and are so incorporated by reference in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of DLS Drilling, Logistics & Services Corporation as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005, have been incorporated by reference in this prospectus supplement and the accompanying prospectus in reliance upon the report of Sibille (formerly Finsterbusch Pickenhayn Sibille), independent accountants, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Petro Rentals incorporated by reference in this prospectus supplement and the accompanying prospectus have been audited by Broussard, Poché, Lewis & Breaux, L.L.P., certified public accountants, to the extent and for the periods set forth in their report thereon, and are so incorporated by reference in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Oil & Gas Rental Services, Inc. incorporated by reference in this prospectus supplement and the accompanying prospectus have been audited by UHY LLP, independent auditors, to the extent and for the periods set forth in their report thereon, and are so incorporated by reference in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

PROSPECTUS

$1,500,000,000

ALLIS-CHALMERS ENERGY INC.

COMMON STOCK
PREFERRED STOCK
SENIOR DEBT SECURITIES
SUBORDINATED DEBT SECURITIES
GUARANTEES
WARRANTS
UNITS

By this prospectus, we may from time to time offer and sell in one or more offerings up to an aggregate of $1,500,000,000 of the following securities:

(1) shares of common stock;

(2) shares of preferred stock, in one or more series, which may be convertible into or exchangeable for debt securities or common stock;

(3) senior debt securities, which may be convertible into or exchangeable for common stock or preferred stock;

(4) subordinated debt securities, which may be convertible into or exchangeable for common stock or preferred stock;

(5) guarantees of debt securities issued by Allis-Chalmers Energy Inc.;

(6) warrants to purchase common stock, preferred stock, debt securities (which may or may not be guaranteed pursuant to guarantees) or units; and/or

(7) units consisting of any combination of common stock, preferred stock, debt securities (which may or may not be guaranteed pursuant to guarantees) or warrants.

This prospectus provides a general description of the securities we may offer. Supplements to this prospectus will provide the specific terms of the securities that we actually offer, including the offering prices. You should carefully read this prospectus, any applicable prospectus supplement and any information under the headings “Where You Can Find More Information” and “Incorporation by Reference” before you invest in any of these securities. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

We may sell these securities to or through underwriters, to other purchasers and/or through agents. Supplements to this prospectus will specify the names of any underwriters or agents.

Our common stock is listed for trading on the American Stock Exchange under the symbol “ALY.”

Investing in our securities involves risks. Please read “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 8, 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total offering price of $1,500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information provided in the prospectus supplement. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the securities covered by this prospectus in any state where the offer is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement and any other document incorporated by reference is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Under no circumstances should the delivery to you of this prospectus or any offer or sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

i

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “Allis-Chalmers,” “we,” “us,” and “our” mean Allis-Chalmers Energy Inc. and its wholly owned subsidiaries. In this prospectus, we sometimes refer to the debt securities, common stock, preferred stock, warrants, units and guarantees collectively as the “securities.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933, as amended, which we refer to as the Securities Act, that registers the issuance and sale of the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov. General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.alchenergy.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, other than any portions of the respective filings that were furnished (pursuant to Item 2.02 or Item 7.01 of current reports on Form 8-K or other applicable SEC rules) rather than filed:

•	our annual report on Form 10-K for the year ended December 31, 2005, as filed with the SEC on March 22, 2006, as amended by Amendment No. 1 to such report, as filed with the SEC on May 1, 2006, and Amendment No. 2 to such report, as filed with the SEC on July 24, 2006, which we refer to collectively as our 2005 Form 10-K;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2006, as filed with the SEC on May 10, 2006, as amended by Amendment No. 1 to such report, as filed with the SEC on July 24, 2006, which we refer to collectively as our First Quarter 2006 Form 10-Q;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2006, as filed with the SEC on August 14, 2006, which we refer to as our Second Quarter 2006 Form 10-Q;

•	our quarterly report on Form 10-Q for the quarter ended September 30, 2006, as filed with the SEC on November 8, 2006, which we refer to as our Third Quarter 2006 Form 10-Q;

•	our current reports on Form 8-K and 8-K/A, as filed with the SEC on January 24, 2006, February 1, 2006 (three reports), February 3, 2006, February 24, 2006, April 3, 2006, April 6, 2006, April 25, 2006, April 28, 2006, May 9, 2006, June 16, 2006, July 17, 2006, July 27, 2006, August 9, 2006, August 14, 2006 (two reports), August 23, 2006, September 18, 2006, September 29, 2006, October 19, 2006, October 26, 2006 and December 1, 2006;

•	our current reports on Form 8-K and 8-K/A containing additional information required by Rule 3-05 and Article 11 of Regulation S-X, as filed with the SEC on April 5, 2005, May 6, 2005, June 10, 2005, July 15, 2005 and September 2, 2005; and

•	the description of our capital stock contained in our Registration Statement on Form 8-A (File No. 001-02199) under Section 12(b) of the Exchange Act.

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until our offerings hereunder are completed, or after the date of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, will be deemed to be incorporated by reference into this prospectus and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

We will provide to each person, including any beneficial owner to whom a prospectus is delivered, a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

Allis-Chalmers Energy Inc.
5075 Westheimer, Suite 890
Houston, Texas 77056
(713) 369-0550
Attn: Investor Relations

CAUTIONARY STATEMENT
REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act regarding our business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements. However, these are not the exclusive means of identifying forward-looking statements. Although forward-looking statements contained in this prospectus reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Further information about the risks and uncertainties that may impact us are described in “Risk Factors” beginning on page 2. You should read that section carefully. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to update publicly any forward-looking statements in order to reflect any event or circumstance occurring after the date of this prospectus or currently unknown facts or conditions or the occurrence of unanticipated events.

INDUSTRY AND MARKET DATA

We have obtained some industry and market share data from third-party sources that we believe are reliable. In many cases, however, we have made statements in this prospectus (or in documents incorporated by reference in this prospectus) regarding our industry and our position in the industry based on estimates made based on our experience in the industry and our own investigation of market conditions. We believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that the industry and market data included or incorporated by reference in this prospectus, and estimates and beliefs based on that data, may not be reliable. We cannot, and the underwriters cannot, guarantee the accuracy or completeness of any such information.

DEFINITIONS

“air drilling”	A technique in which oil, natural gas, or geothermal wells are drilled by creating a pressure within the well that is lower than the reservoir pressure. The result is increased rate of penetration, reduced formation damage, and reduced drilling costs.

“blow out preventors”	A large safety device placed on the surface of an oil or natural gas well to control high pressure well bores.

“booster”	A machine that increases the pressure and/or volume of air when used in conjunction with a compressor or a group of compressors.

“capillary tubing”	A small diameter tubing installed in producing wells and through which chemicals are injected to enhance production and reduce corrosion and other problems.

“casing”	A pipe placed in a drilled well to secure the well bore and formation.

“choke manifolds”	An arrangement of pipes, valves and special valves on the rig floor that controls pressure during drilling by diverting pressure away from the blow out preventors and the annulus of the well.

“coiled tubing”	A small diameter tubing used to service producing and problematic wells and to work in high pressure applications during drilling, production and workover operations.

“directional drilling”	The technique of drilling a well while varying the angle of direction of a well and changing the direction of a well to hit a specific target.

“double studded adapter”	A device that joins two dissimilar connections on certain equipment, including valves, piping, and blow out preventors.

“drill pipe”	A pipe that attaches to the drill bit to drill a well.

“heavy weight spiral drill pipe”	A heavy drill pipe used for special applications primarily in directional drilling. The “spiral” design increases flexibility and penetration of the pipe.

“horizontal drilling”	The technique of drilling wells at a 90-degree angle.

“laydown machines”	A truck mounted machine used to move drill pipe, casing and tubing onto a pipe rack (from which a derrick crane lifts the drill pipe, casing and tubing and inserts it into the well).

“mist pump”	A drilling pump that uses mist as the circulation medium for injecting small amounts of foaming agent, corrosion agent and other chemical solutions into the well.

“spacer spools”	High pressure connections which are stacked to elevate the blow-out preventors to the drilling rig floor.

“straight hole drilling”	The technique of drilling that allows very little or no vertical deviation.

“test plugs”	A device used to test the connections of well heads and blow out preventors.

“torque turn service” or “torque turn equipment”	A monitoring device to insure proper makeup of the casing.

“tubing”	A pipe placed inside the casing to allow the well to produce.

“tubing work strings”	The tubing used on workover rigs through which high pressure liquids, gases or mixtures are pumped into a well to perform production operations.

“wear bushings”	A device placed inside a wellhead to protect the wellhead from wear.

v

ALLIS-CHALMERS ENERGY INC.

We are a multi-faceted oilfield services company that provides services and equipment to oil and natural gas exploration and production companies, domestically in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, offshore in the Gulf of Mexico, and internationally in Argentina and Mexico.

Our existing business segments are:

Directional Drilling Services.  We employ approximately 75 full-time directional drillers utilizing state-of-the-art equipment for well planning and engineering services, directional drilling packages, downhole motor technology, well site directional supervision, exploratory and development re-entry drilling, downhole guidance services and other drilling services, including, logging-while-drilling and measurement-while-drilling services.

Rental Tools.  We provide specialized rental equipment, including premium drill pipe, heavy weight spiral drill pipe, tubing work strings, blow out preventors, choke manifolds and various valves and handling tools, for both onshore and offshore well drilling, completion and workover operations.

International Drilling.  With our recent acquisition of DLS Drilling, Logistics & Services Corporation, or DLS, in August 2006, we entered into the contract drilling and repair services business. DLS provides drilling, completion, repair and related services for oil and gas wells in Argentina. DLS also offers a wide variety of other oilfield services such as drilling fluids and completion fluids, engineering, field maintenance and logistics to complement its customers’ field organization.

Casing and Tubing Services.  We provide specialized equipment and trained operators for a variety of pipe handling services, including installing casing and tubing, changing out drill pipe and retrieving production tubing for both onshore and offshore drilling and workover operations.

Compressed Air Drilling Services.  We provide compressed air equipment, drilling bits, hammers, drilling chemicals and other specialized drilling products for underbalanced drilling applications. With a combined fleet of over 130 compressors and boosters, we believe we are one of the largest providers of compressed air or underbalanced drilling services in the United States.

Production Services.  We provide specialized equipment and trained operators to install and retrieve capillary tubing, through which chemicals are injected into producing wells to increase production and reduce corrosion, and workover services with coiled tubing units.

Our principal executive offices are located at 5075 Westheimer, Suite 890, Houston, Texas 77056, and our telephone number at that address is (800) 997-9534. Our website address is http://www.alchenergy.com.  However, information contained on our website is not incorporated by reference into this prospectus, and you should not consider the information contained on our website to be part of this prospectus.

RISK FACTORS

The securities to be offered by this prospectus may involve a high degree of risk. When considering an investment in any of the securities, you should consider carefully all of the risk factors described below and any similar information contained in any annual report on Form 10-K or other document filed by us with the SEC after the date of this prospectus. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described in the prospectus supplement speculative or risky.

Risks Associated With Our Company

We may fail to acquire additional businesses, which will restrict our growth and may have a material adverse effect on our ability to meet our obligations under (and the price of) the securities.

Our business strategy is to acquire companies operating in the oilfield services industry. However, there can be no assurance that we will be successful in acquiring any additional companies. Successful acquisition of new companies will depend on various factors, including but not limited to:

•	our ability to obtain financing;

•	the competitive environment for acquisitions; and

•	the integration and synergy issues described in the next risk factor.

There can be no assurance that we will be able to acquire and successfully operate any particular business or that we will be able to expand into areas that we have targeted. If we fail to acquire additional businesses, our financial condition, our results of operations and our ability to meet our obligations under (and the price of) the securities may be materially adversely affected.

Difficulties in integrating acquired businesses may result in reduced revenues and income.

We may not be able to successfully integrate the businesses of our operating subsidiaries or any business we may acquire in the future. The integration of the businesses will be complex and time consuming, will place a significant strain on management and our information systems, and this strain could disrupt our businesses. Furthermore, if our combined businesses continue to grow rapidly, we may be required to replace our current information and accounting systems with systems designed for companies that are larger than ours. We may be adversely impacted by unknown liabilities of acquired businesses. We may encounter substantial difficulties, costs and delays involved in integrating common accounting, information and communication systems, operating procedures, internal controls and human resources practices, including incompatibility of business cultures and the loss of key employees and customers. These difficulties may reduce our ability to gain customers or retain existing customers, and may increase operating expenses, resulting in reduced revenues and income and a failure to realize the anticipated benefits of acquisitions.

We have made numerous acquisitions during the past five years. As a result of these transactions, our past performance is not indicative of future performance, and investors should not base their expectations as to our future performance on our historical results.

The loss of key executives would adversely affect our ability to effectively finance and manage our business, acquire new businesses, and obtain and retain customers.

We are dependent upon the efforts and skills of our executives to finance and manage our business, identify and consummate additional acquisitions and obtain and retain customers. These executives include:

•	Chairman of the Board and Chief Executive Officer Munawar H. Hidayatallah; and

•	President and Chief Operating Officer David Wilde.

In addition, our development and expansion will require additional experienced management and operations personnel. No assurance can be given that we will be able to identify and retain these employees.

The loss of the services of one or more of our key executives could increase our exposure to the other risks described in this “Risk Factors” section. We do not maintain key man insurance on any of our personnel.

Historically, we have been dependent on a few customers operating in a single industry; the loss of one or more customers could adversely affect our financial condition and results of operations.

Our customers are engaged in the oil and natural gas drilling business in the United States, Mexico and elsewhere. Historically, we have been dependent upon a few customers for a significant portion of our revenues. In 2005, no single customer generated over 10% of our revenues. In 2004, Matyep represented 10.8% of our revenues, and Burlington Resources represented 10.1% of our revenues. In 2003, Matyep represented 10.2% of our revenues, Burlington represented 11.1% of our revenues and El Paso Corporation represented 14.1% of our revenues. Additionally, DLS currently relies on two customers for a majority of its revenue. In 2005, Pan American Energy LLC Sucursal Argentina, or Pan American Energy, represented 55% of DLS’ revenues and Repsol-YPF represented 15% of DLS’ revenues. This concentration of customers may increase our overall exposure to credit risk, and customers will likely be similarly affected by changes in economic and industry conditions. Our financial condition and results of operations will be materially adversely affected if one or more of our significant customers fails to pay us or ceases to contract with us for our services on terms that are favorable to us or at all.

Our international operations may expose us to political and other uncertainties, including risks of:

•	terrorist acts, war and civil disturbances;

•	changes in laws or policies regarding the award of contracts; and

•	the inability to collect or repatriate currency, income, capital or assets.

Part of our strategy is to prudently and opportunistically acquire businesses and assets that complement our existing products and services, and to expand our geographic footprint. If we make acquisitions in other countries, we may increase our exposure to the risks discussed above.

Environmental liabilities could result in substantial losses.

Since our reorganization under the U.S. federal bankruptcy laws in 1988, a number of parties, including the Environmental Protection Agency, have asserted that we are responsible for the cleanup of hazardous waste sites with respect to our pre-bankruptcy activities. We believe that such claims are barred by applicable bankruptcy law, and we have not experienced any material expense in relation to any such claims. However, if we do not prevail with respect to these claims in the future, or if additional environmental claims are asserted against us relating to our current or future activities in the oil and natural gas industry, we could become subject to material environmental liabilities that could have a material adverse effect on our financial condition and results of operations.

Products liability claims relating to discontinued operations could result in substantial losses.

Since our reorganization under the U.S. federal bankruptcy laws in 1988, we have been regularly named in products liability lawsuits primarily resulting from the manufacture of products containing asbestos. In connection with our bankruptcy, a special products liability trust was established to address products liability claims. We believe that claims against us are barred by applicable bankruptcy law, and that the products liability trust will continue to be responsible for products liability claims. Since 1988, no court has ruled that we are responsible for products liability claims. However, if we are held responsible for product liability claims, we could suffer substantial losses that could have a material adverse effect on our financial condition and results of operations. We have not manufactured products containing asbestos since our reorganization in 1988.

We may be subject to claims for personal injury and property damage, which could materially adversely affect our financial condition and results of operations.

Our products and services are used for the exploration and production of oil and natural gas. These operations are subject to inherent hazards that can cause personal injury or loss of life, damage to or destruction of property, equipment, the environment and marine life, and suspension of operations. Litigation arising from an accident at a location where our products or services are used or provided may cause us to be named as a defendant in lawsuits asserting potentially large claims. We maintain customary insurance to protect our business against these potential losses. Our insurance has deductibles or self-insured retentions and contains certain coverage exclusions. However, we could become subject to material uninsured liabilities that could have a material adverse effect on our financial condition and results of operations.

Risks Associated With Our Industry

Cyclical declines in oil and natural gas prices may result in reduced use of our services, affecting our business, financial condition and results of operations and our ability to meet our capital expenditure obligations and financial commitments.

The oil and natural gas exploration and drilling business is highly cyclical. Generally, as oil and natural gas prices decrease, exploration and drilling activity declines as marginally profitable projects become uneconomic and are either delayed or eliminated. Declines in the number of operating drilling rigs result in reduced use of and prices for our services. Accordingly, when oil and natural gas prices are relatively low, our revenues and income will suffer. Oil and natural gas prices depend on many factors beyond our control, including the following:

•	economic conditions in the United States and elsewhere;

•	changes in global supply and demand for oil and natural gas;

•	the level of production of the Organization of Petroleum Exporting Countries, commonly called OPEC;

•	the level of production of non-OPEC countries;

•	the price and quantity of imports of foreign oil and natural gas;

•	political conditions, including embargoes, in or affecting other oil and natural gas producing activities;

•	the level of global oil and natural gas inventories; and

•	advances in exploration, development and production technologies.

Depending on the market prices of oil and natural gas, companies exploring for oil and natural gas may cancel or curtail their drilling programs, thereby reducing demand for drilling services. Our contracts are generally short-term, and oil and natural gas companies tend to respond quickly to upward or downward changes in prices. Any reduction in the demand for drilling services may materially erode both pricing and utilization rates for our services and adversely affect our financial results. As a result, we may suffer losses, be unable to make necessary capital expenditures and be unable to meet our financial obligations.

Our industry is highly competitive, with intense price competition.

The markets in which we operate are highly competitive. Contracts are traditionally awarded on a competitive bid basis. Pricing is often the primary factor in determining which qualified contractor is awarded a job. The competitive environment has intensified as recent mergers among oil and natural gas companies have reduced the number of available customers. Many other oilfield services companies are larger than we are and have resources that are significantly greater than our resources. These competitors are better able to withstand industry downturns, compete on the basis of price and acquire new equipment and technologies, all of which could affect our revenues and profitability. These competitors compete with us both for customers and for acquisitions of other businesses. This competition may cause our business to suffer. We believe that competition for contracts will continue to be intense in the foreseeable future.

We may experience increased labor costs or the unavailability of skilled workers and the failure to retain key personnel could hurt our operations.

Companies in our industry, including us, are dependent upon the available labor pool of skilled employees. We compete with other oilfield services businesses and other employers to attract and retain qualified personnel with the technical skills and experience required to provide our customers with the highest quality service. We are also subject to the Fair Labor Standards Act, which governs such matters as minimum wage, overtime and other working conditions. A shortage in the labor pool of skilled workers or other general inflationary pressures or changes in applicable laws and regulations could make it more difficult for us to attract and retain personnel and could require us to enhance our wage and benefits packages. There can be no assurance that labor costs will not increase. Any increase in our operating costs could cause our business to suffer.

Severe weather could have a material adverse impact on our business.

Our business could be materially and adversely affected by severe weather. Repercussions of severe weather conditions may include:

•	curtailment of services;

•	weather-related damage to facilities and equipment resulting in suspension of operations;

•	inability to deliver materials to job sites in accordance with contract schedules; and

•	loss of productivity.

In addition, oil and natural gas operations of our customers located offshore and onshore in the Gulf of Mexico and in Mexico may be adversely affected by hurricanes and tropical storms, resulting in reduced demand for our services. Further, our customers’ operations in the Mid-Continent and Rocky Mountain regions of the United States are also adversely affected by seasonal weather conditions. This limits our access to these job sites and our ability to service wells in these areas. These constraints decrease drilling activity and the resulting shortages or high costs could delay our operations and materially increase our operating and capital costs.

Our business may be affected by terrorist activity and by security measures taken in response to terrorism.

We may experience loss of business or delays or defaults in payments from payers that have been affected by actual or potential terrorist activities. Some oil and natural gas drilling companies have implemented security measures in response to potential terrorist activities, including access restrictions, that could adversely affect our ability to market our services to new and existing customers and could increase our costs. Terrorist activities and potential terrorist activities and any resulting economic downturn could adversely impact our results of operations, impair our ability to raise capital or otherwise adversely affect our ability to grow our business.

We are subject to government regulations.

We are subject to various federal, state, local and foreign laws and regulations relating to the energy industry in general and the environment in particular. Environmental laws have in recent years become more stringent and have generally sought to impose greater liability on a larger number of potentially responsible parties. Although we are not aware of any proposed material changes in any federal, state, local or foreign statutes, rules or regulations, any changes could materially affect our financial condition and results of operations.

Risks Associated With Our Indebtedness

We are a holding company, and as a result we are dependent on dividends from our subsidiaries to meet our obligations, including with respect to the debt securities.

We are a holding company and do not conduct any business operations of our own. Our principal assets are the equity interests we own in our operating subsidiaries, either directly or indirectly. As a result, we are dependent upon cash dividends, distributions or other transfers we receive from our subsidiaries in order to make dividend payments to our stockholders, to repay any debt we may incur, and to meet our other obligations. The ability of our subsidiaries to pay dividends and make payments to us will depend on their operating results and may be restricted by, among other things, applicable corporate, tax and other laws and regulations and agreements of those subsidiaries, as well as by the terms of our credit agreement and the indentures governing our 9.0% senior notes due 2014, which we refer to as our existing 9.0% senior notes, and any other debt securities we may offer. For example, the corporate laws of some jurisdictions prohibit the payment of dividends by any subsidiary unless the subsidiary has a capital surplus or net profits in the current or immediately preceding fiscal year. Payments or distributions from our subsidiaries also could be subject to restrictions on dividends or repatriation of earnings under applicable local law, and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. Our subsidiaries are separate and distinct legal entities. Any right that we have to receive any assets of or distributions from any subsidiary upon its bankruptcy, dissolution, liquidation or reorganization, or to realize proceeds from the sale of the assets of any subsidiary, will be junior to the claims of that subsidiary’s creditors, including trade creditors.

We have a substantial amount of debt, which could adversely affect our financial health and prevent us from making principal and interest payments on the debt securities and our other debt.

As of September 30, 2006, we had approximately $271.0 million of consolidated total indebtedness outstanding and approximately $11.7 million of additional secured borrowing capacity available under our credit agreement as of September 30, 2006.

Our substantial debt could have important consequences for you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our existing 9.0% senior notes, any other debt securities we may offer and our other debt;

•	increase our vulnerability to general adverse economic and industry conditions, including declines in oil and natural gas prices and declines in drilling activities;

•	limit our ability to obtain additional financing for future working capital, capital expenditures, mergers and other general corporate purposes;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	make us more vulnerable to increases in interest rates;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	have a material adverse effect on us if we fail to comply with the covenants in the indentures relating to our existing 9.0% senior notes and any other debt securities we may offer or in the instruments governing our other debt.

In addition, we may incur substantial additional debt in the future. The indenture governing our existing 9.0% senior notes permits (and we anticipate that the indentures governing any other debt securities we may offer will also permit) us to incur additional debt, and our credit agreement permits additional borrowings. If new debt is added to our current debt levels, these related risks could increase.

We may not maintain sufficient revenues to sustain profitability or to meet our capital expenditure requirements and our financial obligations. Also, we may not be able to generate a sufficient amount of cash flow to meet our debt service obligations.

Our ability to make scheduled payments or to refinance our obligations with respect to our debt will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to certain financial, business, and other factors beyond our control. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay scheduled expansion and capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. We cannot assure you that our operating performance, cash flow and capital resources will be sufficient for payment of our debt in the future. In the event that we are required to dispose of material assets or operations or restructure our debt to meet our debt service and other obligations, we cannot assure you that the terms of any such transaction would be satisfactory to us or if or how soon any such transaction could be completed.

If we fail to obtain additional financing, we may be unable to refinance our existing debt, expand our current operations or acquire new businesses, which could result in a failure to grow or result in defaults in our obligations under our credit agreement, our existing 9.0% senior notes or our other debt securities.

In order to refinance indebtedness, expand existing operations and acquire additional businesses, we will require substantial amounts of capital. There can be no assurance that financing, whether from equity or debt financings or other sources, will be available or, if available, will be on terms satisfactory to us. If we are unable to obtain such financing, we will be unable to acquire additional businesses and may be unable to meet our obligations under our credit agreement, our existing 9.0% senior notes or any other debt securities we may offer.

The indenture governing our existing 9.0% senior notes and our credit agreement impose (and we anticipate that the indentures governing any other debt securities we may offer will also impose) restrictions on us that may limit the discretion of management in operating our business and that, in turn, could impair our ability to meet our obligations.

The indenture governing our existing 9.0% senior notes and our credit agreement contain (and we anticipate that the indentures governing any other debt securities we may offer will also contain) various restrictive covenants that limit management’s discretion in operating our business. In particular, these covenants limit our ability to, among other things:

•	incur additional debt;

•	make certain investments or pay dividends or distributions on our capital stock or purchase or redeem or retire capital stock;

•	sell assets, including capital stock of our restricted subsidiaries;

•	restrict dividends or other payments by restricted subsidiaries;

•	create liens;

•	enter into transactions with affiliates; and

•	merge or consolidate with another company.

The credit agreement also requires us to maintain specified financial ratios and satisfy certain financial tests. Our ability to maintain or meet such financial ratios and tests may be affected by events beyond our control, including changes in general economic and business conditions, and we cannot assure you that we will maintain or meet such ratios and tests or that the lenders under the credit agreement will waive any failure to meet such ratios or tests.

These covenants could materially and adversely affect our ability to finance our future operations or capital needs. Furthermore, they may restrict our ability to expand, to pursue our business strategies and otherwise to conduct our business. Our ability to comply with these covenants may be affected by circumstances and events beyond our control, such as prevailing economic conditions and changes in regulations, and we cannot assure you that we will be able to comply with them. A breach of these covenants could result in a default under the indentures governing our existing 9.0% senior notes and any other debt securities we may offer and/or the credit agreement. If there were an event of default under any of the indentures and/or the credit agreement, the affected creditors could cause all amounts borrowed under these instruments to be due and payable immediately. Additionally, if we fail to repay indebtedness under our credit agreement when it becomes due, the lenders under the credit agreement could proceed against the assets which we have pledged to them as security. Our assets and cash flow might not be sufficient to repay our outstanding debt in the event of a default.

Risks Associated With DLS’ Business and Industry

A material or extended decline in expenditures by oil and gas companies due to a decline or volatility in oil and gas prices, a decrease in demand for oil and gas or other factors may reduce demand for DLS’ services and substantially reduce DLS’ revenues, profitability, cash flows and/or liquidity.

The profitability of DLS’ operations depends upon conditions in the oil and gas industry and, specifically, the level of exploration and production expenditures of oil and gas company customers. The oil and gas industry is cyclical and subject to governmental price controls. The demand for contract drilling and related services is directly influenced by many factors beyond DLS’ control, including:

•	oil and gas prices and expectations about future prices;

•	the demand for oil and gas, both in Latin America and globally;

•	the cost of producing and delivering oil and gas;

•	advances in exploration, development and production technology;

•	government regulations, including governmental imposed commodity price controls, export controls and renationalization of a country’s oil and gas industry;

•	local and international political and economic conditions;

•	the ability of OPEC to set and maintain production levels and prices;

•	the level of production by non-OPEC countries; and

•	the policies of various governments regarding exploration and development of their oil and gas reserves.

Depending on the factors outlined above, companies exploring for oil and gas may cancel or curtail their drilling programs, thereby reducing demand for drilling services. Such a reduction in demand may erode daily rates and utilization of DLS’ rigs. Any significant decrease in daily rates or utilization of DLS’ rigs could materially reduce DLS’ revenues, profitability, cash flows and/or liquidity.

A majority of DLS’ revenues are derived from one customer. The termination of the contract with this customer could have a significant negative effect on the revenues, results of operations and financial condition of DLS.

A majority of DLS’ revenues are currently received pursuant to a strategic agreement with Pan American Energy. Pan American Energy is a joint venture that is owned 60% by British Petroleum and 40% by Bridas Corporation, an affiliate of the former DLS stockholders from which we acquired DLS, and which we refer to collectively as the DLS sellers. This agreement terminates on June 30, 2008. However, Pan American Energy may terminate the agreement (i) without cause at any time with 60 days’ notice, or (ii) in the event of a breach of the agreement by DLS if such breach is not cured within 20 days of notice of the breach. DLS is currently in negotiations to extend this agreement to December 2010.

Because a majority of DLS’ revenues are currently generated under this agreement, DLS’ revenues and earnings will be materially adversely affected if this agreement is terminated unless DLS is able to enter into a satisfactory substitute arrangement. We cannot assure you that in the event of such a termination DLS would be able to enter into a substitute arrangement on terms similar to those contained in the current agreement with Pan American Energy.

DLS’ operations and financial condition could be affected by union activity and general labor unrest. Additionally, DLS’ labor expenses could increase as a result of governmental regulation of payments to employees.

In Argentina, labor organizations have substantial support and have considerable political influence. The demands of labor organizations have increased in recent years as a result of the general labor unrest and dissatisfaction resulting from the disparity between the cost of living and salaries in Argentina as a result of the devaluation of the Argentine peso. There can be no assurance that DLS will not face labor disruptions in the future or that any such disruptions will not have a material adverse effect on DLS’ financial condition or results of operations.

The Argentine government has in the past and may in the future promulgate laws, regulations and decrees requiring companies in the private sector to maintain minimum wage levels and provide specified benefits to employees, including significant mandatory severance payments. In the aftermath of the Argentine economic crisis of 2001 and 2002, both the government and private sector companies have experienced significant pressure from employees and labor organizations relating to wage levels and employee benefits. In early 2005, the Argentine government promised not to order salary increases by decree. However, there has been no abatement of pressure to mandate salary increases, and it is possible the government will adopt measures that will increase salaries or require DLS to provide additional benefits, which would increase DLS’ costs and potentially reduce DLS’ profitability, cash flow and/or liquidity.

Rig upgrade, refurbishment and construction projects are subject to risks, including delays and cost overruns, which could have an adverse effect on DLS’ results of operations and cash flows.

DLS often has to make upgrade and refurbishment expenditures for its rig fleet to comply with DLS’ quality management and preventive maintenance system or contractual requirements or when repairs are required in response to an inspection by a governmental authority. DLS may also make significant expenditures when it moves rigs from one location to another. Additionally, DLS may make substantial expenditures for the construction of new rigs. Rig upgrade, refurbishment and construction projects are subject to the risks of delay or cost overruns inherent in any large construction project, including the following:

•	shortages of material or skilled labor;

•	unforeseen engineering problems;

•	unanticipated change orders;

•	work stoppages;

•	adverse weather conditions;

•	long lead times for manufactured rig components;

•	unanticipated cost increases; and

•	inability to obtain the required permits or approvals.

Significant cost overruns or delays could adversely affect DLS’ financial condition and results of operations. Additionally, capital expenditures for rig upgrade, refurbishment or construction projects could exceed DLS’ planned capital expenditures, impairing DLS’ ability to service its debt obligations.

An oversupply of comparable rigs in the geographic markets in which DLS competes could depress the utilization rates and dayrates for DLS’ rigs and materially reduce DLS’ revenues and profitability.

Utilization rates, which are the number of days a rig actually works divided by the number of days the rig is available for work, and dayrates, which are the contract prices customers pay for rigs per day, are also affected by the total supply of comparable rigs available for service in the geographic markets in which DLS competes. Improvements in demand in a geographic market may cause DLS’ competitors to respond by moving competing rigs into the market, thus intensifying price competition. Significant new rig construction could also intensify price competition. In the past, there have been prolonged periods of rig oversupply with correspondingly depressed utilization rates and dayrates largely due to earlier, speculative construction of new rigs. Improvements in dayrates and expectations of longer-term, sustained improvements in utilization rates and dayrates for drilling rigs may lead to construction of new rigs. These increases in the supply of rigs could depress the utilization rates and dayrates for DLS’ rigs and materially reduce DLS’ revenues and profitability.

Worldwide political and economic developments may hurt DLS’ operations materially.

Currently, DLS derives substantially all of its revenues from operations in Argentina and a small portion from operations in Bolivia. DLS’ operations are subject to the following risks, among others:

•	expropriation of assets;

•	nationalization of components of the energy industry in the geographic areas where DLS operates;

•	foreign currency fluctuations and devaluation;

•	new economic and tax policies;

•	restrictions on currency, income, capital or asset repatriation;

•	political instability, war and civil disturbances;

•	uncertainty or instability resulting from armed hostilities or other crises in the Middle East or the geographic areas in which DLS operates; and

•	acts of terrorism.

DLS attempts to limit the risks of currency fluctuation and restrictions on currency repatriation where possible by obtaining contracts providing for payment of a percentage of the contract in U.S. dollars or freely convertible foreign currency. To the extent possible, DLS seeks to limit its exposure to local currencies by matching the acceptance of local currencies to DLS’ expense requirements in those currencies. Although DLS has done this in the past, DLS may not be able to take these actions in the future, thereby exposing DLS to foreign currency fluctuations that could cause its results of operations, financial condition and cash flows to deteriorate materially.

Over the past several years, Argentina and Bolivia have experienced political and economic instability that resulted in significant changes in their general economic policies and regulations.

DLS derives a small portion of its revenues from operating one drilling rig in Bolivia. Recently, Bolivian President Evo Morales announced the nationalization of Bolivia’s natural gas industry and ordered the Bolivian military to occupy Bolivia’s natural gas fields. This measure will likely adversely affect the Bolivian operations of foreign oil and gas companies operating in Bolivia, including DLS’ customers and potential future customers, and accordingly, DLS’ prospects for future business in Bolivia may be harmed. In addition, in light of these recent political developments in Bolivia, DLS’ assets in Bolivia may be subject to an increased risk of expropriation or government imposed restrictions on movement to a new location.

In light of the early stage and uncertainty of political developments affecting the energy industry in Bolivia, we are unable to predict the effect that recent events may have on DLS’ operations, financial results or business plans. There is a risk that the changes resulting from the recent events in Bolivia will adversely affect DLS’ financial position or results of operations, and DLS’ operations may be further adversely affected by continuing economic and political instability in Bolivia. Furthermore, if nationalistic measures similar to those developing in Bolivia were to be adopted in other countries where DLS may in the future seek drilling contracts, DLS’ prospects in such countries may be adversely affected.

DLS’ operations are also subject to other risks, including foreign monetary and tax policies, expropriation, nationalization and nullification or modification of contracts. Additionally, DLS’ ability to compete may be limited by foreign governmental regulations that favor or require the awarding of contracts to local contractors or by regulations requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Furthermore, DLS may face governmentally imposed restrictions from time to time on its ability to transfer funds.

Devaluation of the Argentine peso will adversely affect DLS’ results of operations.

The Argentine peso has been subject to significant devaluation in the past and may be subject to significant fluctuations in the future. Given the economic and political uncertainties in Argentina, it is impossible to predict whether, and to what extent, the value of the Argentine peso may depreciate or appreciate against the U.S. dollar. We cannot predict how these uncertainties will affect DLS’ financial results, but there is a risk that DLS’ financial performance could be adversely affected. Moreover, we cannot predict whether the Argentine government will further modify its monetary policy and, if so, what effect any of these changes could have on the value of the Argentine peso. Such changes could have an adverse effect on DLS’ financial condition and results of operations.

Argentina continues to face considerable political and economic uncertainty.

Although general economic conditions have shown improvement and political protests and social disturbances have diminished considerably since the economic crisis of 2001 and 2002, the rapid and radical nature of the changes in the Argentine social, political, economic and legal environment over the past several years and the absence of a clear political consensus in favor of any particular set of economic policies have given rise to significant uncertainties about the country’s economic and political future. It is currently unclear whether the economic and political instability experienced over the past several years will continue and it is possible that, despite recent economic growth, Argentina may return to a deeper recession, higher inflation and unemployment and greater social unrest. If instability persists, there could be a material adverse effect on DLS’ results of operations and financial condition.

In the event of further social or political crisis, companies in Argentina may also face the risk of further civil and social unrest, strikes, expropriation, nationalization, forced renegotiation or modification of existing contracts and changes in taxation policies, including royalty and tax increases and retroactive tax claims.

In addition, investments in Argentine companies may be further affected by changes in laws and policies of the United States affecting foreign trade, taxation and investment.

An increase in inflation could have a material adverse effect on DLS’ results of operations.

The devaluation of the Argentine peso created pressures on the domestic price system that generated high rates of inflation in 2002 before substantially stabilizing in 2003 and remaining stable in 2004. In 2005, however, inflation rates began to increase. In addition, in response to the economic crisis in 2002, the federal government granted the Central Bank greater control over monetary policy than was available to it under the previous monetary regime, known as the “Convertibility” regime, including the ability to print currency, to make advances to the federal government to cover its anticipated budget deficit and to provide financial assistance to financial institutions with liquidity problems. We cannot assure you that inflation rates will remain stable in the future. Significant inflation could have a material adverse effect on DLS’ results of operations and financial condition.

DLS’ customers may seek to cancel or renegotiate some of DLS’ drilling contracts during periods of depressed market conditions or if DLS experiences operational difficulties.

Substantially all of DLS’ contracts with major customers are dayrate contracts, where DLS charges a fixed charge per day regardless of the number of days needed to drill the well. During depressed market conditions, a customer may no longer need a rig that is currently under contract or may be able to obtain a comparable rig at a lower daily rate. As a result, customers may seek to renegotiate the terms of their existing drilling contracts or avoid their obligations under those contracts. In addition, DLS’ customers may have the right to terminate existing contracts if DLS experiences operational problems. The likelihood that a customer may seek to terminate a contract for operational difficulties is increased during periods of market weakness. The cancellation of a number of DLS’ drilling contracts could materially reduce DLS’ revenues and profitability.

DLS is subject to numerous governmental laws and regulations, including those that may impose significant liability on DLS for environmental and natural resource damages.

Many aspects of DLS’ operations are subject to laws and regulations that may relate directly or indirectly to the contract drilling and well servicing industries, including those requiring DLS to control the discharge of oil and other contaminants into the environment or otherwise relating to environmental protection. The countries where DLS operates have environmental laws and regulations covering the discharge of oil and other contaminants and protection of the environment in connection with operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and even criminal penalties, the imposition of remedial obligations, and the issuance of injunctions that may limit or prohibit DLS’ operations. Laws and regulations protecting the environment have become more stringent in recent years and may in certain circumstances impose strict liability, rendering DLS liable for environmental and natural resource damages without regard to negligence or fault on DLS’ part. These laws and regulations may expose DLS to liability for the conduct of, or conditions caused by, others or for acts that were in compliance with all applicable laws at the time the acts were performed. The application of these requirements, the modification of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and gas could materially limit future contract drilling opportunities or materially increase DLS’ costs or both.

DLS is subject to hazards customary for drilling operations, which could adversely affect its financial performance if DLS is not adequately indemnified or insured.

Substantially all of DLS’ operations are subject to hazards that are customary for oil and gas drilling operations, including blowouts, reservoir damage, loss of well control, cratering, oil and gas well fires and explosions, natural disasters, pollution and mechanical failure. Any of these risks could result in damage to or destruction of drilling equipment, personal injury and property damage, suspension of operations or environmental damage. Generally, drilling contracts provide for the division of responsibilities between a drilling company and its customer, and DLS generally obtains indemnification from its customers by contract for some of these risks. However, there may be limitations on the enforceability of indemnification provisions that allow a contractor to be indemnified for damages resulting from the contractor’s fault. To the extent that DLS is unable to transfer such risks to customers by contract or indemnification agreements, DLS generally seeks protection through insurance. However, DLS has a significant amount of self-insured retention or deductible for certain losses relating to workers’ compensation, employers’ liability, general liability and property damage. There is no assurance that such insurance or indemnification agreements will adequately protect DLS against liability from all of the consequences of the hazards and risks described above. The occurrence of an event not fully insured or for which DLS is not indemnified against, or the failure of a customer or insurer to meet its indemnification or insurance obligations, could result in substantial losses. In addition, there can be no assurance that insurance will continue to be available to cover any or all of these risks, or, even if available, that insurance premiums or other costs will not rise significantly in the future, so as to make the cost of such insurance prohibitive.

USE OF PROCEEDS

Unless otherwise specified in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of the securities offered by this prospectus to fund:

•	working capital needs; and

•	expenditures related to general corporate purposes.

The actual application of proceeds from the sale of any particular tranche of securities issued hereunder will be described in the applicable prospectus supplement relating to such tranche of securities. We may invest funds not required immediately for these purposes in marketable securities and short-term investments. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges on a consolidated basis for the periods shown. You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference into this prospectus.

											Nine Months
											Ended
	Years Ended December 31,										September 30,
	2001		2002		2003		2004		2005		2006

Ratio of earnings to fixed charges(1)	(1.6	)x	(0.4	)x	2.2	x	1.5	x	2.9	x	2.3x

(1)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as net income before income taxes, extraordinary items, amortization of capitalized interest and fixed charges, less capitalized interest. Fixed charges consist of interest (whether expensed or capitalized), amortization of debt expenses and discount or premium relating to any indebtedness and dividends on preferred stock and the interest component of leases represents the portion of rental expense which we estimate as an interest component. For the years ended December 31, 2001 and December 31, 2002, earnings were inadequate to cover fixed charges due to a deficiency of approximately $2.3 million and $3.7 million, respectively.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share and 25,000,000 shares of preferred stock, $0.01 par value per share.

The following summary of the rights, preferences and privileges of our capital stock and certificate of incorporation and by-laws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our certificate of incorporation and by-laws.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive proportionately any dividends if and when such dividends are declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our certificate of incorporation, our board of directors is authorized to designate and issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company.

We have no present plans to issue any shares of preferred stock.

Shares Eligible for Future Sale

Sales of substantial amounts of shares of common stock in the public market could have an adverse effect on the market value of our common stock. With the exception of certain shares issued in connection with acquisitions consummated during the past year, substantially all outstanding shares of our common stock are either freely tradable or tradable pursuant to Rule 144 or pursuant to the registration statement described below.

We have reserved an additional 1,843,633 shares of common stock for issuance under our equity compensation plans, of which 1,600,534 shares are currently issuable upon the exercise of outstanding options with a weighted average exercise price of $6.40 per share. In addition, we have reserved 71,000 shares of common stock for issuance upon the exercise of outstanding warrants (with a weighted average exercise price of $4.98 per share) and 4,000 shares for issuance upon the exercise of outstanding options (with an exercise price of $13.75 per share) granted to former and continuing board members in 1999 and 2000.

We have an effective registration statement with the SEC registering the resale of approximately 9.4 million shares of our currently outstanding common stock. Also, pursuant to Rule 144, shares of our common stock that have been held for at least one year may generally be sold in brokers transactions, provided that the amount of shares sold by any stockholder (and the stockholder’s transferees under certain circumstances) in any three-month period does not exceed the greater of 1% of the outstanding stock (currently approximately 180,000 shares) or the four-week average weekly trading volume of the common stock. Such sales may be effected provided the requirements of Rule 144 are met, including the requirement that at the time of the sale we have filed all reports required to be filed under the Exchange Act. Pursuant to Rule 144, shares of our common stock that have been held by persons who are not our affiliates for at least two years may generally be sold without restriction under Rule 144.

Delaware Anti-Takeover Law and Charter and By-Law Provisions

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction by which the person became an interested stockholder is approved by the corporation’s board of directors and/or stockholders in a prescribed manner or the person owns at least 85% of the corporation’s outstanding voting stock after giving effect to the transaction in which the person became an interested stockholder. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock. A Delaware corporation may “opt out” from the application of Section 203 through a provision in its certificate of incorporation or by-laws. We have not “opted out” from the application of Section 203.

Under our certificate of incorporation and by-laws, our board of directors is not divided into classes, and each director serves for a term of one year. Any vacancies on the board of directors shall be filled by vote of the board of directors until the next meeting of stockholders when the election of directors is in the regular course of business, and until a successor has been duly elected and qualified. Our certificate of incorporation and by-laws also provide that any director may be removed from office, with or without cause, by the affirmative vote of the holders of a majority of the voting power of our then outstanding capital stock entitled to vote generally in the election of directors.

Our by-laws provide that meetings of stockholders may be called only by a majority of our board of directors.

The foregoing provisions of our certificate of incorporation and by-laws and the provisions of Section 203 of the Delaware General Corporation Law could have the effect of delaying, deferring or preventing a change of control of our company.

Liability and Indemnification of Officers and Directors

Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of a director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derives an improper personal benefit. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of directors’ liability, then the liability of our directors will automatically be limited to the fullest extent provided by law. Our certificate of incorporation and by-laws also contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We also maintain indemnification insurance on behalf of our directors. In addition, our board of directors has approved and we are in the process of entering into indemnification agreements with all of our directors and executive officers. These provisions and agreements may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from our directors and officers. We believe that these contractual agreements and the provisions in our certificate of incorporation and by-laws are necessary to attract and retain qualified persons as directors and officers.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004-1123, (212) 509-4000.

DESCRIPTION OF DEBT SECURITIES

Any debt securities that we offer under a prospectus supplement will be direct, unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a banking or financial institution, as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and the subordinated indenture are called “indentures.” The indentures will be supplemented by supplemental indentures, the material provisions of which will be described in a prospectus supplement.

As used in this description, the words “Allis-Chalmers,” “we,” “us” and “our” refer to Allis-Chalmers Energy Inc., and not to any of its subsidiaries or affiliates.

We have summarized some of the material provisions of the indentures below. This summary does not restate those agreements in their entirety. A form of senior indenture and a form of subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the indentures because each one, and not this description, defines the rights of holders of debt securities.

Capitalized terms defined in the indentures have the same meanings when used in this prospectus.

General

The debt securities issued under the indentures will be our direct, unsecured general obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.

A substantial portion of our assets are held by our operating subsidiaries. With respect to these assets, holders of senior debt securities that are not guaranteed by our operating subsidiaries and holders of subordinated debt securities will have a position junior to the prior claims of creditors of these subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, and any preferred stockholders, except to the extent that we may ourself be a creditor with recognized claims against any subsidiary. Our ability to pay the principal, premium, if any, and interest on any debt securities is, to a large extent, dependent upon the payment to us by our subsidiaries of dividends, debt principal and interest or other charges.

The following description sets forth the general terms and provisions that could apply to debt securities that we may offer to sell. A prospectus supplement and an indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the debt securities;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any conversion or exchange features;

•	any optional redemption periods;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional events of default or covenants;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and

•	any other terms of the debt securities.

None of the indentures will limit the amount of debt securities that may be issued. Each indenture will allow debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

Debt securities of a series may be issued in registered, coupon or global form.

Subsidiary Guarantees

If the applicable prospectus supplement relating to a series of our senior debt securities provides that those senior debt securities will have the benefit of a guarantee by any or all of our operating subsidiaries, payment of the principal, premium, if any, and interest on those senior debt securities will be unconditionally guaranteed on an unsecured, unsubordinated basis by such subsidiary or subsidiaries. The guarantee of senior debt securities will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of such subsidiary or subsidiaries.

If the applicable prospectus supplement relating to a series of our subordinated debt securities provides that those subordinated debt securities will have the benefit of a guarantee by any or all of our operating subsidiaries, payment of the principal, premium, if any, and interest on those subordinated debt securities will be unconditionally guaranteed on an unsecured, subordinated basis by such subsidiary or subsidiaries. The guarantee of the subordinated debt securities will be subordinated in right of payment to all of such subsidiary’s or subsidiaries’ existing and future senior indebtedness (as defined in the related prospectus supplement), including any guarantee of the senior debt securities, to the same extent and in the same manner as the subordinated debt securities are subordinated to our senior indebtedness (as defined in the related prospectus supplement). See “— Subordination” below.

The obligations of our operating subsidiaries under any such guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Covenants

Under the indentures, we:

•	will pay the principal of, interest and any premium on, the debt securities when due;

•	will maintain a place of payment;

•	will deliver a certificate to the trustee at the end of each fiscal year reviewing our obligations under the indentures;

•	will preserve our corporate existence; and

•	will deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Mergers and Sale of Assets

Each of the indentures will provide that we may not consolidate with or merge into any other person or sell, convey, transfer or lease all or substantially all of our properties and assets (on a consolidated basis) to another person, unless:

•	either: (a) Allis-Chalmers is the surviving corporation; or (b) the person or entity formed by or surviving any such consolidation, amalgamation or merger or resulting from such conversion (if other than Allis-Chalmers) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

•	the person or entity formed by or surviving any such conversion, consolidation, amalgamation or merger (if other than Allis-Chalmers) or the person or entity to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of the obligations of Allis-Chalmers under such indenture and the debt securities governed thereby pursuant to agreements reasonably satisfactory to the trustee; provided that, unless such person or entity is a corporation, a corporate co-issuer of such debt securities will be added to the applicable indenture by agreements reasonably satisfactory to the trustee;

•	we or the successor will not immediately be in default under such indenture; and

•	we deliver an officer’s certificate and opinion of counsel to the trustee stating that such consolidation or merger complies with such indenture and that all conditions precedent set forth in such indenture have been complied with.

Upon the assumption of our obligations under each indenture by a successor, we will be discharged from all obligations under such indenture.

Events of Default

“Event of default,” when used in the indentures, with respect to debt securities of any series, will mean any of the following:

(1) default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

(2) default in the payment of the principal of (or premium, if any, on) any debt security of that series at its maturity;

(3) default in the performance, or breach, of any covenant set forth in Article Ten of the applicable indenture (other than a covenant a default in whose performance or whose breach is elsewhere specifically dealt with as an event of default or which has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to Allis-Chalmers by the trustee or to Allis-Chalmers and the trustee by the holders of at least 25% in principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(4) default in the performance, or breach, of any covenant in the applicable indenture (other than a covenant set forth in Article Ten of such indenture or any other covenant a default in whose performance or whose breach is elsewhere specifically dealt with as an event of default or which has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 180 days after there has been given, by registered or certified mail, to Allis-Chalmers by the trustee or to Allis-Chalmers and the trustee by the holders of at least 25% in principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(5) Allis-Chalmers, pursuant to or within the meaning of any bankruptcy law, (i) commences a voluntary case, (ii) consents to the entry of any order for relief against it in an involuntary case, (iii) consents to the appointment of a custodian of it or for all or substantially all of its property, or (iv) makes a general assignment for the benefit of its creditors;

(6) a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against Allis-Chalmers in an involuntary case, (ii) appoints a custodian of Allis-Chalmers or for all or substantially all of its property, or (iii) orders the liquidation of Allis-Chalmers, and the order or decree remains unstayed and in effect for 60 consecutive days;

(7) default in the deposit of any sinking fund payment when due; or

(8) any other event of default provided with respect to debt securities of that series in accordance with provisions of the indenture related to the issuance of such debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, interest or any premium) if it considers the withholding of notice to be in the interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of the series may declare the entire principal of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a specified percentage of the aggregate principal amount of the debt securities of that series can void the declaration.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount outstanding of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Amendments and Waivers

Subject to certain exceptions, the indentures, the debt securities issued thereunder or the subsidiary guarantees may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the then-outstanding debt securities of each series affected by such amendment or supplemental indenture, with each such series voting as a separate class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with respect to each series of debt securities with the consent of the holders of a majority in principal amount of the then-outstanding debt securities of such series voting as a separate class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities).

Without the consent of each holder of the outstanding debt securities affected, an amendment or waiver may not, among other things:

(1) change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the applicable indenture, or change any place of payment where, or the coin or currency in which, any debt security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date therefor),

(2) reduce the percentage in principal amount of the then-outstanding debt securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the applicable indenture or certain defaults thereunder and their consequences) provided for in the applicable indenture,

(3) modify any of the provisions set forth in (i) sections related to matters addressed in items (1) through (15) of this caption, “— Amendments and Waivers,” immediately below, (ii) the provisions of the applicable indenture related to the holder’s unconditional right to receive principal, premium, if any, and interest on the debt securities or (iii) the provisions of the applicable indenture related to the waiver of past defaults under such indenture except to increase any such percentage or to provide that certain other provisions of such indenture cannot be modified or waived without the consent of the holder of each then-outstanding debt security affected thereby; provided, however, that this clause shall not be deemed to require the consent of any holder with respect to changes in the references to “the trustee” and concomitant changes in this section of such indenture, or the deletion of this proviso in such indenture, in accordance with the requirements of such indenture;

(4) waive a redemption payment with respect to any debt security; provided, however, that any purchase or repurchase of debt securities shall not be deemed a redemption of the debt securities;

(5) release any guarantor from any of its obligations under its guarantee or the applicable indenture, except in accordance with the terms of such indenture (as supplemented by any supplemental indenture); or

(6) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any holder of debt securities, Allis-Chalmers, the guarantors and the trustee may amend each of the indentures or the debt securities issued thereunder to:

(1) cure any ambiguity or to correct or supplement any provision therein that may be inconsistent with any other provision therein;

(2) evidence the succession of another person or entity to Allis-Chalmers and the assumption by any such successor of the covenants of Allis-Chalmers therein and, to the extent applicable, to the debt securities;

(3) provide for uncertificated debt securities in addition to or in place of certificated debt securities; provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the “Code”), or in the manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Code;

(4) add a guarantee and cause any person or entity to become a guarantor, and/or to evidence the succession of another person or entity to a guarantor and the assumption by any such successor of the guarantee of such guarantor therein and, to the extent applicable, endorsed upon any debt securities of any series;

(5) secure the debt securities of any series;

(6) add to the covenants of Allis-Chalmers such further covenants, restrictions, conditions or provisions as Allis-Chalmers shall consider to be appropriate for the benefit of the holders of all or any series of debt securities (and if such covenants, restrictions, conditions or provisions are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power therein conferred upon Allis-Chalmers and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the applicable indenture as set forth therein; provided, that in respect of any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an event of default or may limit the remedies available to the trustee upon such an event of default or may limit the right of the holders of a majority in aggregate principal amount of the debt securities of such series to waive such an event of default;

(7) make any change to any provision of the applicable indenture that does not adversely affect the rights or interests of any holder of debt securities issued thereunder;

(8) provide for the issuance of additional debt securities in accordance with the provisions set forth in the applicable indenture on the date of such indenture;

(9) add any additional defaults or events of default in respect of all or any series of debt securities;

(10) add to, change or eliminate any of the provisions of the applicable indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

(11) change or eliminate any of the provisions of the applicable indenture; provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision;

(12) establish the form or terms of debt securities of any series as permitted thereunder, including to reopen any series of any debt securities as permitted thereunder;

(13) evidence and provide for the acceptance of appointment thereunder by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee, pursuant to the requirements of such indenture;

(14) conform the text of the applicable indenture (and/or any supplemental indenture) or any debt securities issued thereunder to any provision of a description of such debt securities appearing in a prospectus or prospectus supplement or an offering memorandum or offering circular to the extent that such provision was intended to be a verbatim recreation of a provision of such indenture (and/or any supplemental indenture) or any debt securities issued thereunder; or

(15) modify, eliminate or add to the provisions of the applicable indenture to such extent as shall be necessary to effect the qualification of such indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), or under any similar federal statute subsequently enacted, and to add to such indenture such other provisions as may be expressly required under the Trust Indenture Act.

The consent of the holders is not necessary under either indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under an indenture becomes effective, Allis-Chalmers is required to mail to the holders of debt securities thereunder a notice briefly describing such amendment. However, the failure to give such notice to all such holders, or any defect therein, will not impair or affect the validity of the amendment.

Legal Defeasance and Covenant Defeasance

Each indenture provides that Allis-Chalmers may, at its option and at any time, elect to have all of its obligations discharged with respect to the debt securities outstanding thereunder and all obligations of any guarantors of such debt securities discharged with respect to their guarantees (“Legal Defeasance”), except for:

(1) the rights of holders of outstanding debt securities to receive payments in respect of the principal of, or interest or premium, if any, on such debt securities when such payments are due from the trust referred to below;

(2) Allis-Chalmers’ obligations with respect to the debt securities concerning issuing temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Allis-Chalmers’ and each guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the applicable indenture.

In addition, Allis-Chalmers may, at its option and at any time, elect to have the obligations of Allis-Chalmers released with respect to certain provisions of each indenture, including certain provisions set forth in any supplemental indenture thereto (such release and termination being referred to as “Covenant

Defeasance”), and thereafter any omission to comply with such obligations or provisions will not constitute a default or event of default. In the event Covenant Defeasance occurs in accordance with the applicable indenture, the events of default described under clauses (3) and (4) under the caption “— Events of Default”, in each case, will no longer constitute an event of default thereunder.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Allis-Chalmers must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable U.S. government securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium, if any, on the outstanding debt securities on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Allis-Chalmers must specify whether the debt securities are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, Allis-Chalmers has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Allis-Chalmers has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issue date of the debt securities, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Allis-Chalmers has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no default or event of default has occurred and is continuing on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit);

(5) the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Allis-Chalmers or any guarantor is a party or by which Allis-Chalmers or any guarantor is bound;

(6) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the applicable indenture) to which Allis-Chalmers or any of its subsidiaries is a party or by which Allis-Chalmers or any of its subsidiaries is bound;

(7) Allis-Chalmers must deliver to the trustee an officers’ certificate stating that the deposit was not made by Allis-Chalmers with the intent of preferring the holders of debt securities over the other creditors of Allis-Chalmers with the intent of defeating, hindering, delaying or defrauding creditors of Allis-Chalmers or others;

(8) Allis-Chalmers must deliver to the trustee an officers’ certificate, stating that all conditions precedent set forth in clauses (1) through (7) of this paragraph have been complied with; and

(9) Allis-Chalmers must deliver to the trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications, and exclusions), stating that all conditions precedent set forth in clauses (2), (3) and (5) of this paragraph have been complied with; provided that the opinion of counsel with respect to clause (5) of this paragraph may be to the knowledge of such counsel.

Satisfaction and Discharge

Each of the indentures will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of debt securities, as expressly provided for in such indenture) as to all outstanding debt securities issued thereunder and the guarantees issued thereunder when:

(1) either (a) all of the debt securities theretofore authenticated and delivered under such indenture (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money or certain United States governmental obligations have theretofore been deposited in trust or segregated and held in trust by Allis-Chalmers and thereafter repaid to Allis-Chalmers or discharged from such trust) have been delivered to the trustee for cancellation or (b) all debt securities not theretofore delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of Allis-Chalmers, and Allis-Chalmers or the guarantors have irrevocably deposited or caused to be deposited with the trustee funds or U.S. government obligations, or a combination thereof, in an amount sufficient to pay and discharge the entire indebtedness on the debt securities not theretofore delivered to the trustee for cancellation, for principal of and premium, if any, on and interest on the debt securities to the date of deposit (in the case of debt securities that have become due and payable) or to the stated maturity or redemption date, as the case may be, together with instructions from Allis-Chalmers irrevocably directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) Allis-Chalmers or the guarantors have paid all other sums then due and payable under such indenture by Allis-Chalmers; and

(3) Allis-Chalmers has delivered to the trustee an officers’ certificate and an opinion of counsel, which, taken together, state that all conditions precedent under such indenture relating to the satisfaction and discharge of such indenture have been complied with.

No Personal Liability of Directors, Officers, Employees, Partners and Stockholders

No director, officer, employee, incorporator, partner or stockholder of Allis-Chalmers or any guarantor, as such, shall have any liability for any obligations of Allis-Chalmers or the guarantors under the debt securities, the indentures, the guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder, upon Allis-Chalmers’ issuance of the debt securities and execution of the indentures, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Denominations

Unless stated otherwise in the prospectus supplement for each issuance of debt securities, the debt securities will be issued in denominations of $1,000 each or integral multiples of $1,000.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar for the debt securities. Allis-Chalmers may change the paying agent or registrar without prior notice to the holders of the debt securities, and Allis-Chalmers may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange debt securities in accordance with the applicable indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and Allis-Chalmers may require a holder to pay any taxes and fees required by law or permitted by the applicable indenture. Allis-Chalmers is not required to transfer or exchange any debt security selected for redemption. In addition, Allis-Chalmers is not required to transfer or exchange any debt security for a period of 15 days before a selection of debt securities to be redeemed.

Subordination

The payment of principal of, premium, if any, and interest on, subordinated debt securities and any other payment obligations of Allis-Chalmers in respect of subordinated debt securities (including any obligation to repurchase subordinated debt securities) is subordinated in certain circumstances in right of payment, as set forth in the subordinated indenture, to the prior payment in full in cash of all senior debt.

Allis-Chalmers also may not make any payment, whether by redemption, purchase, retirement, defeasance or otherwise, upon or in respect of subordinated debt securities, except from the trust described under “— Legal Defeasance and Covenant Defeasance,” if

•	a default in the payment of all or any portion of the obligations on any senior debt (“payment default”) occurs, or

•	any other default occurs and is continuing with respect to designated senior debt pursuant to which the maturity thereof may be accelerated (“non-payment default”) and, solely with respect to this clause, the trustee for the subordinated debt securities receives a notice of the default (a “Payment Blockage Notice”) from the trustee or other representative for the holders of such designated senior debt.

Cash payments on subordinated debt securities will be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any designated senior debt has been accelerated or a bankruptcy event of default has occurred and is continuing. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the date of commencement of the payment blockage period resulting from the immediately prior Payment Blockage Notice. No nonpayment default in respect of designated senior debt that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee for the subordinated debt securities will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of no less than 90 consecutive days.

The subordinated indenture also requires that we promptly notify holders of senior debt if payment of subordinated debt securities is accelerated because of an event of default.

Upon any payment or distribution of assets or securities of Allis-Chalmers, in connection with any dissolution or winding up or total or partial liquidation or reorganization of Allis-Chalmers, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings or other marshalling of assets for the benefit of creditors, all amounts due or to become due upon all senior debt shall first be paid in full, in cash or cash equivalents, before the holders of the subordinated debt securities or the trustee on their behalf shall be entitled to receive any payment by Allis-Chalmers on account of the subordinated debt securities, or any payment to acquire any of the subordinated debt securities for cash, property or securities, or any distribution with respect to the subordinated debt securities of any cash, property or securities. Before any payment may be made by, or on behalf of, Allis-Chalmers on any subordinated debt security (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the subordinated indenture), in connection with any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets or securities for Allis-Chalmers, to which the holders of subordinated debt securities or the trustee on their behalf would be entitled shall be made by Allis-Chalmers or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar person or entity making such payment or distribution or by the holders or the trustee if received by them or it, directly to the holders of senior debt or their representatives or to any trustee or trustees under any indenture pursuant to which any such senior debt may have been issued, as their respective interests appear, to the extent necessary to pay all such senior debt in full, in cash or cash equivalents, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such senior debt.

As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of Allis-Chalmers or a marshalling of assets or liabilities of Allis-Chalmers, holders of subordinated debt securities may receive ratably less than other creditors.

Payment and Transfer

Principal, interest and any premium on fully registered debt securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

Fully registered debt securities may be transferred or exchanged at the corporation trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depositary identified in the applicable prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities that it represents, a global security may not be transferred except as a whole:

•	by the applicable depositary to a nominee of the depositary;

•	by any nominee to the depositary itself or another nominee; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor.

We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

When we issue a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depositary (“participants”). Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

•	will not be considered the owners or holders under the indenture relating to those debt securities.

Payments of principal of, any premium on and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee for the debt securities, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests in the global security.

We expect that the depositary or its nominee, upon receipt of any payment of principal, any premium or interest relating to a global security representing any series of debt securities, immediately will credit participants’ accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers registered in “street name.” Those payments will be the sole responsibility of those participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Furthermore, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In any such instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in any authorized denominations.

Governing Law

Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register for such debt securities.

No Personal Liability of Officers, Directors, Employees or Stockholders

No officer, director, employee or stockholder, as such, of ours or any of our affiliates shall have any personal liability in respect of our obligations under any indenture or the debt securities by reason of his, her or its status as such.

Information Concerning the Trustee

A banking or financial institution will be the trustee under the indentures. A successor trustee may be appointed in accordance with the terms of the indentures.

The indentures and the provisions of the Trust Indenture Act incorporated by reference therein, will contain certain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (within the meaning of the Trust Indenture Act), it must eliminate such conflicting interest or resign.

A single banking or financial institution may act as trustee with respect to both the subordinated indenture and the senior indenture. If this occurs, and should a default occur with respect to either the subordinated debt securities or the senior debt securities, such banking or financial institution would be required to resign as trustee under one of the indentures within 90 days of such default, pursuant to the Trust Indenture Act, unless such default were cured, duly waived or otherwise eliminated.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase common stock, preferred stock, debt securities (which may or may not be guaranteed pursuant to guarantees) or units. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will specify the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the securities purchasable upon exercise of such warrants;

•	the price at which, and the currency or currencies in which the securities purchasable upon exercise of, such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

As of November 30, 2006, we have issued and outstanding warrants to purchase 4,000 shares of common stock. The warrants do not confer upon holders thereof any voting or other rights of stockholders.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities (which may or may not be guaranteed pursuant to guarantees), shares of common stock, shares of preferred stock or warrants or any combination of such securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

•	the terms of the units and of any of the debt securities (which may or may not be guaranteed pursuant to guarantees), common stock, preferred stock and warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the securities through agents, underwriters or dealers, or directly to one or more purchasers without using underwriters or agents.

We may designate agents to solicit offers to purchase our securities. We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in the applicable prospectus supplement. Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions (including block transactions), at negotiated prices, at a fixed public offering price or at varying prices determined at the time of sale. We will include the names of the managing underwriter(s), as well as any other underwriters, and the terms of the transaction, including the compensation the underwriters and dealers will receive, in our prospectus supplement. If we use an underwriter, we will execute an underwriting agreement with the underwriter(s) at the time that we reach an agreement for the sale of our securities. The obligations of the underwriters to purchase the securities will be subject to certain conditions contained in the underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. The underwriters will use a prospectus supplement to sell our securities.

If we use a dealer, we, as principal, will sell our securities to the dealer. The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities. We will include the name of the dealer and the terms of our transactions with the dealer in the applicable prospectus supplement.

We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors. In this case, no underwriters or agents would be involved. We will describe the terms of our direct sales in the applicable prospectus supplement.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. In connection with the sale of the securities offered by this prospectus, underwriters may receive compensation from us or from the purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions, which will not exceed 7% of the proceeds from the sale of the securities. Any underwriters, dealers or agents will be identified and their compensation described in the applicable prospectus supplement. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

Unless otherwise specified in the applicable prospectus supplement, all securities offered under this prospectus will be a new issue of securities with no established trading market, other than the common stock, which is currently listed and traded on the American Stock Exchange. We may elect to list any other class or series of securities on a national securities exchange or a foreign securities exchange but are not obligated to do so. Any common stock sold by this prospectus will be listed for trading on the American Stock Exchange subject to official notice of issuance. We cannot give you any assurance as to the liquidity of the trading markets for any of the securities.

Any underwriter to whom securities are sold by us for public offering and sale may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment transactions involve sales by the underwriters of the securities in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions. These activities may cause the price of the securities to be higher than it would otherwise be. The underwriters will not be obligated to engage in any of the aforementioned transactions and may discontinue such transactions at any time without notice.

LEGAL MATTERS

The validity of the securities will be passed upon for us by Andrews Kurth LLP, Houston, Texas. Any underwriter will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

The consolidated financial statements of Allis-Chalmers Energy Inc. as of and for the years ended December 31, 2005 and 2004 incorporated by reference in this prospectus have been audited by UHY Mann Frankfort Stein & Lipp CPAs, LLP, independent registered public accounting firm, as set forth in their report thereon, and are incorporated by reference herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Allis-Chalmers Energy Inc. as of and for the year ended December 31, 2003 incorporated by reference in this prospectus have been audited by Gordon, Hughes and Banks, LLP, independent registered public accounting firm, as set forth in their report thereon, and are incorporated by reference in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Delta Rental Service, Inc. and schedules and notes thereto incorporated by reference in this prospectus have been audited by Wright, Moore, Dehart, Dupuis & Hutchinson, LLC, independent certified public accountants, to the extent and for the periods set forth in their report thereon, and are incorporated by reference herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Capcoil Tubing Services, Inc. and schedules and notes thereto incorporated by reference in this prospectus have been audited by Curtis Blakely & Co., PC, independent certified public accountants, to the extent and for the periods set forth in their report thereon, and are incorporated by reference herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of W.T. Enterprises, Inc. and schedules and notes thereto incorporated by reference in this prospectus have been audited by Accounting & Consulting Group, LLP, independent certified public accountants, to the extent and for the periods set forth in their report thereon, and are incorporated by reference herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Specialty Rental Tools Inc. incorporated by reference in this prospectus have been audited by UHY Mann Frankfort Stein & Lipp CPAs, LLP, independent auditors, to the extent and for the periods set forth in their report thereon, and are incorporated by reference herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of DLS Drilling, Logistics and Services Corporation as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005, have been incorporated by reference herein in reliance upon the report of Sibille (formerly Finsterbusch Pickenhayn Sibille), independent public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

6,000,000 shares

Allis-Chalmers Energy Inc.

Common Stock

PROSPECTUS SUPPLEMENT

RBC Capital Markets

Johnson Rice & Company L.L.C.
Morgan Keegan & Company, Inc.
Pritchard Capital Partners, LLC

January 23, 2007